Exhibit 4.9

EXECUTION VERSION

Dated 23 November 2016

Amendment and Restatement Agreement

in respect of the HKD10,855,880,000 Senior Secured Term Loan and Revolving Facilities Agreement originally dated 28 January 2013 (as amended and restated from time to time)

between

Studio City Investments Limited

as Parent

Studio City Company Limited

as Borrower

Deutsche Bank AG, Hong Kong Branch

as Retiring Agent

Bank of China Limited, Macau Branch

as Acceding Agent

Industrial and Commercial Bank of China (Macau) Limited

as Security Agent

and others

White & Case

9th Floor Central Tower

28 Queen’s Road Central

Hong Kong

(i)

This Agreement is dated 23 November 2016 and made

Between:

(1)	Studio City Investments Limited, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands (registered number 1673083), whose registered office is at Jayla Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Parent”);

(2)	Studio City Company Limited, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands (registered number 1673603), whose registered office is at Jayla Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Borrower”);

(3)	The Subsidiaries of the Borrower listed on the signing pages as Guarantors (together with the Parent and the Borrower, the “Obligors”);

(4)	Deutsche Bank AG, Hong Kong Branch in its capacity as Agent of the other Finance Parties under the Facilities Agreement (the “Retiring Agent”);

(5)	Bank of China Limited, Macau Branch in its capacity as a Term Loan Facility Lender under the Facilities Agreement (the “Continuing Lender”);

(6)	Industrial and Commercial Bank of China (Macau) Limited in its capacity as agent and security trustee for the Secured Parties under the Facilities Agreement (the “Security Agent”);

(7)	Industrial and Commercial Bank of China (Macau) Limited in its capacity as POA agent under the Facilities Agreement (the “POA Agent”);

(8)	Bank of China Limited, Macau Branch in its capacity as accepting the role of “Agent” of the other Finance Parties under the Amended and Restated Facilities Agreement (the “Acceding Agent”);

(9)	Bank of China Limited, Macau Branch, Deutsche Bank AG, Hong Kong Branch, and Industrial and Commercial Bank of China (Macau) Limited in their respective capacities as bookrunner mandated lead arrangers (the “Bookrunner Mandated Lead Arrangers” and each a “Bookrunner Mandated Lead Arranger”);

(10)	Industrial and Commercial Bank of China (Macau) Limited in its capacity as disbursement agent for the agent under the Term Loan Facility Disbursement Agreement (the “Disbursement Agent”); and

(11)	Bank of China Limited, Macau Branch in its capacity as issuing bank (the “Issuing Bank”).

Whereas:

(A)	Certain of the parties hereto (among others) have entered into a HKD 10,855,880,000 Senior Secured Term Loan and Revolving Facilities Agreement originally dated 28 January 2013 (as amended and restated from time to time) (the “Facilities Agreement”).

(B)	The Borrower proposes to issue the Senior Secured 2019 Notes (as defined below) and the Senior Secured 2021 Notes (as defined below) to partially refinance the amounts outstanding under the Facilities Agreement and will on or about the date of this Agreement deliver, prepayment and cancellation notices to the Retiring Agent in accordance with clauses 9.4 (Voluntary prepayment) and 9.3 (Voluntary cancellation) of the Facilities Agreement to prepay the Facilities in full (subject to the waiver referred to below) and to cancel the Available Commitments in full (each, a “Prepayment Notice”).

(C)	The Continuing Lender has agreed to waive its right to receive a full pro rata share of the Term Loan Facility Loan to be prepaid pursuant to the Prepayment Notice delivered to it and will remain a Term Loan Facility Lender under the Facilities Agreement in respect of a participation in the amount of HKD 1,000,000 in the Term Loan Facility Loan (which amount shall be the total amount of the Term Loan Facility Loan and the Continuing Lender shall be the only Lender under the Facilities Agreement immediately after the Facilities are otherwise fully prepaid and cancelled in accordance with the Prepayment Notice).

(D)	The Parent and the Borrower have requested that the Facilities Agreement be amended and restated as contemplated by this Agreement and the Continuing Lender has authorised and instructed the Retiring Agent to consent to the making of those amendments, subject to the terms and conditions of this Agreement.

(E)	The Parent and the Borrower have requested that certain Transaction Security be released in conjunction with, among other things, the making of the amendments referred to in Recital (C) above and the Continuing Lender has authorised and instructed the Security Agent to release such Transaction Security, subject to the terms and conditions of this Agreement.

(F)	Subject to the terms and conditions of this Agreement (and notwithstanding the requirements of clauses 28.12 (Resignation of the Agent) and 28.13 (Replacement of the Agent) of the Facilities Agreement), the Retiring Agent wishes to resign, and the Continuing Lender and the Acceding Agent agree that the Acceding Agent shall replace the Retiring Agent, as Agent of the other Finance Parties under the Facilities Agreement.

(G)	Each of the parties hereto wishes to conclude the roles of the Bookrunner Mandated Lead Arrangers, the Disbursement Agent and the Issuing Bank under the Facilities Agreement.

(H)	The Parties wish to enter into this Agreement to record their agreements in relation to the above.

It is agreed as follows:

SECTION 1

INTERPRETATION

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Agreed Form of Prepayment Notice” means the form set out in Schedule 2 (Agreed Form of Prepayment Notice).

“Amended and Restated Facilities Agreement” means the Facilities Agreement, as amended and restated pursuant to the terms and conditions of this Agreement (as at the Effective Time, in the form set out in Schedule 5 (Amended and Restated Facilities Agreement)).

“Amendment Transaction Documents” means:

(a)	this Agreement; and

(b)	each Effective Time Document.

“Base Case Model” means the base case model in agreed form delivered by the Borrower to the Retiring Agent on or before the Settlement Date.

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“Continuing Parties” means each of the Parent, the Borrower, each other Obligor, the Continuing Lender, the Security Agent and the POA Agent.

“Converted Net Proceeds” means the aggregate amount (in Hong Kong Dollars) of the Net Proceeds after such proceeds have been converted by the Retiring Agent into Hong Kong Dollars (and net of any costs of such conversion).

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” has the meaning given to that term in Clause 5 (Amendment to the Facilities Agreement).

“Effective Time Documents” means each agreement, deed, acknowledgement, confirmation, amendment or other instrument listed in Schedule 3 (Effective Time Documents).

“Estimated HIBOR” means the amount estimated by the Retiring Agent to be the HIBOR for the Interest Period starting on 30 November 2016 by referencing HIBOR for the equivalent period on the date on which the Retiring Agent makes the estimation.

“Estimated Net Proceeds” means the estimated aggregate amount in Hong Kong Dollars of the net proceeds from the issue of the Senior Secured Notes that are to be made available to the Retiring Agent in US Dollars for the purposes of partially funding the Prepayment (such Hong Kong Dollar amount having been calculated using the floor exchange rate agreed between the Borrower and the Retiring Agent for the calculation of converting such proceeds into Hong Kong Dollars for the estimation (and net of any costs of such conversion)).

“Estimated Shortfall” means the amount (as may be adjusted in accordance with Clause 3.2 (Determination of Prepayment Amount and funding of the Shortfall)) in Hong Kong Dollars equal to the sum of (a) the Prepayment Amount less the Estimated Net Proceeds; (b) the Prepayment Buffer Amount; and (c) the aggregate amount of all accrued interest that will be payable on all of the Loans on 30 November 2016.

“Excess Shortfall” means the amount in Hong Kong Dollars equal to the Estimated Shortfall less the Shortfall (or, if a negative amount, nil amount).

“Facilities Agreement” has the meaning given to that term in Recital (A).

“Group Structure Chart” means the group structure chart in agreed form delivered by the Borrower to the Retiring Agent on or before the Settlement Date.

“Intercreditor Agent” means DB Trustees (Hong Kong) Limited.

“Intercreditor Agreement” means the intercreditor agreement to be entered into between (among others) the Parent, the Borrower, each of the other Obligors, Bank of China Limited, Macau Branch as credit facility agent for the Finance Parties under the Amended and Restated Facilities Agreement and as credit facility lender under the Amended and Restated Facilities Agreement, Deutsche Bank Trust Company Americas as Senior Secured 2019 Notes trustee and Senior Secured 2021 Notes trustee, DB Trustees (Hong Kong) Limited as intercreditor agent and the Security Agent as common security agent.

“Legal Opinions For Effective Time Documents” means, in respect of the relevant document listed in Part A (Intercreditor Agreement), Part B (Offshore Confirmatory Security), Part C (Confirmations and amendments for Onshore Security) and Part D (Pledge over Cash Collateral Account) of Schedule 3 (Effective Time Documents):

(a)	a legal opinion in relation to English law from White & Case, substantially in the form distributed to the Retiring Agent and the Acceding Agent prior to the signing of this Agreement;

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(b)	a legal opinion in relation to Hong Kong law from White & Case, substantially in the form distributed to the Retiring Agent and the Acceding Agent prior to the signing of this Agreement;

(c)	a legal opinion in relation to Macanese law from Henrique Saldanha Advogados & Notários, substantially in the form distributed to the Retiring Agent and the Acceding Agent prior to the signing of this Agreement;

(d)	a legal opinion in relation to Macanese law from Manuela António Advogados & Notários substantially in the form distributed to the Retiring Agent and the Acceding Agent prior to the signing of this Agreement; and

(e)	a legal opinion in relation to British Virgin Islands law from Maples and Calder, substantially in the form distributed to the Retiring Agent and the Acceding Agent prior to the signing of this Agreement.

“Longstop Time” means 11.59 pm Hong Kong time on 1 December 2016 (or such other time and date as may be agreed between the Parent and the Continuing Lender).

“Mandate Documents” has the meaning given to that term under the Amended and Restated Facilities Agreement.

“Melco Crown” means Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously as Melco PBL Gaming (Macau) Limited), a company incorporated under the laws of the Macau SAR, registered with the Macau Commercial Registry under number 24325 SO, with registered office at Alameda Dr. Carlos d’Assumpção, nos 411-417, Edifício Dynasty Plaza, 15º andar O, P, Macau.

“Net Proceeds” means the aggregate amount (in US Dollars) of the net proceeds from the issue of the Senior Secured Notes that are made available to the Retiring Agent in US Dollars before 8.00 am (Hong Kong time) on the Effective Date for the purposes of funding the Prepayment.

“Onshore Cash Collateral Account” means the Facility A Cash Collateral Account (as defined in the Amended and Restated Facilities Agreement).

“Onshore Cash Collateral Minimum Balance” means HKD 1,012,500.

“Pledge over Cash Collateral Account” means the pledge over the Onshore Cash Collateral Account to be granted by the Borrower in favour of the Continuing Lender.

“Prepayment” means the prepayment and cancellation of the Facilities as contemplated by this Agreement and the Prepayment Notices (for the avoidance of doubt, not including any prepayment of the Reserved Amount).

“Prepayment Amount” means the aggregate amount (in Hong Kong Dollars) required to prepay and cancel the Facilities as set out in the Prepayment Notice (save in respect of the Reserved Amount), including without limitation (a) all accrued interest on the amount to be prepaid and on the Reserved Amount, (b) all accrued commitment fees and (c) all Break Costs attributable to such prepayment being paid on a day other than the last day of the Interest Period for the Loans. For the purposes of this calculation in relation to a Lender, unless that Lender has on or before 5.00 pm (Hong Kong time) on the date that is two (2) Business Days prior to the Settlement Date irrevocably confirmed to the Retiring Agent the amount of the Break Costs payable to it following that Lender’s receipt of a Prepayment Notice, the amount in paragraph (b) of the definition of Break Costs with respect to that Lender shall be treated as nil and the Break Costs payable to it shall be treated as being payable together with the other amounts constituting the Prepayment Amount as if such Finance Party had made a demand for such payment.

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“Prepayment Buffer Amount” means the amount in Hong Kong Dollars to be agreed between the Borrower and the Retiring Agent in accordance with the Transaction Steps Memorandum.

“Prepayment Notice” has the meaning given to that term in Recital (B).

“Property Valuation Report” means the report by Savills (Macau) Limited dated 17 October 2016, addressed to and delivered by the Borrower to the Retiring Agent on or before the Settlement Date.

“Reserved Amount” means the Continuing Lender’s participation in the principal amount outstanding of the Term Loan Facility Loan in the amount of HKD 1,000,000.

“Retiring Agent’s HKD Account” means the Hong Kong Dollar denominated account with the account details set out below:

Beneficiary Bank:	Deutsche Bank AG, Hong Kong Branch (Bank Code: 054)

Beneficiary:	Working A/C - re: loan operations (A/C No.: 0190231000)

Reference:	Studio City – Prepayment

or such other account as the Retiring Agent may in specify in writing on reasonable notice to the Borrower.

“SCE” means Studio City Entertainment Limited (formerly known as MSC Diversões, Limitada and previously as New Cotai Entertainment (Macau) Limited), a company incorporated under the laws of the Macau SAR, registered with the Macau Commercial Registry number 27610 SO, with registered office at Rua de Évora, nos 199-207, Edifício Flower City, 1° andar, A1, Taipa, Macau.

“Senior Secured 2019 Note Indenture” means the indenture governing the Senior Secured Notes due in 2019 dated on the Settlement Date and made between, among others, Deutsche Bank Trust Company Americas as the trustee in respect of such Senior Secured Notes, the Borrower as company and issuer of such Senior Secured Notes and the Parent as the parent guarantor and the other Guarantors as subsidiary guarantors of such Senior Secured Notes in connection with the Senior Secured Notes Purchase Agreement.

“Senior Secured 2019 Notes” means the Senior Secured Notes due 2019 issued by the Borrower as issuer pursuant to the Senior Secured 2019 Note Indenture.

“Senior Secured 2021 Note Indenture” means the indenture governing the Senior Secured Notes due in 2021 dated on the Settlement Date and made between, among others, Deutsche Bank Trust Company Americas as the trustee in respect of such Senior Secured Notes, the Borrower as company and issuer of such Senior Secured Notes and the Parent as the parent guarantor and the other Guarantors as subsidiary guarantors of such Senior Secured Notes in connection with the Senior Secured Notes Purchase Agreement.

“Senior Secured 2021 Notes” means the Senior Secured Notes due 2021 issued by the Borrower as issuer pursuant to the Senior Secured 2021 Note Indenture.

“Senior Secured Notes” means the Senior Secured 2019 Notes and Senior Secured 2021 Notes.

“Senior Secured Notes Initial Purchasers” means Deutsche Bank AG, Singapore Branch, Merill Lynch International, Australia and New Zealand Banking Group Limited and BOCI Asia Limited.

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“Senior Secured Notes Purchase Agreement” means the purchase agreement dated on or prior to the date of this Agreement and entered into between, among others, the Borrower as issuer and the Senior Secured Notes Initial Purchasers in relation to the senior secured notes contemplated by the preliminary offering memorandum dated 15 November 2016.

“Services and Right to Use Direct Agreement” means the direct agreement dated 26 November 2013 and entered into between, among others, SCE, Melco Crown and the Security Agent in relation to the Services and Right to Use Agreement and the Reimbursement Agreement, as amended or modified from time to time.

“Services and Right to Use Direct Agreement Agency Transfer Notice” means a notice with reference to clause 22.1 of the Services and Right to Use Direct Agreement given by the Retiring Agent to the other parties to the Services and Right to Use Direct Agreement (and acknowledged by the Acceding Agent), that the Acceding Agent has succeeded the Retiring Agent pursuant to the relevant terms of the Finance Documents and consequently has been assigned and transferred with all of the Retiring Agent’s rights and obligations under the Services and Right to Use Direct Agreement.

“Settlement Date” means the date on which the Senior Secured Notes are to be settled (and for this purpose such date shall be the date determined by reference to New York time, notwithstanding that the settlement of the Senior Secured Notes may occur on the next immediate day by reference to Hong Kong time).

“Shortfall” means the amount equal to the Prepayment Amount less the Converted Net Proceeds.

“SC Finance” means Studio City Finance Limited, a BVI business company incorporated under the laws of the British Virgin Islands (registered number 1673307), whose registered office is at Jayla Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

“SCH5” means Studio City Holdings Five Limited, a BVI business company incorporated under the laws of the British Virgin Islands (registered number 1789892), whose registered office is at Jayla Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

“Transaction Steps Memorandum” means the transaction steps memorandum relating to the transactions contemplated by this Agreement (including the settlement of the Senior Secured Notes) in the agreed form.

1.2	Construction

(a)	The principles of construction and rules of interpretation set out in the Facilities Agreement (including but not limited to clause 1.2 (Construction) of the Facilities Agreement) shall have effect as if set out in this Agreement.

(b)	Unless a contrary indication appears, a term defined in or by reference in the Facilities Agreement has the same meaning in this Agreement. Words and expressions defined in this Agreement by reference to the Amended and Restated Facilities Agreement shall (at all times prior to the Effective Time) have the meaning attributed to them in the form of the Amended and Restated Facilities Agreement set out in Schedule 5 (Amended and Restated Facilities Agreement).

(c)	In this Agreement any reference to a “Clause”, a “Schedule” or a “Party” is, unless the context otherwise requires, a reference to a Clause, a Schedule or a Party to this Agreement.

(d)	The provisions of this Agreement shall be subject to and effected in accordance with (and in the order set out in) the Transaction Steps Memorandum, subject to any amendments agreed between the Borrower, the Retiring Agent and the Continuing Lender (each, acting reasonably).

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1.3	Designation

In accordance with the Facilities Agreement, each of the Borrower and the Retiring Agent designate this Agreement as a Finance Document.

1.4	Mandate Documents

(a)	The Borrower agrees that, without prejudice to paragraph 15 (Survival) of the commitment letter entered into on 9 November 2016 between the Borrower and Bank of China Limited, Macau Branch as underwriter (the “Underwriter”) and Acceding Agent, the obligations of each of the Underwriter and the Acceding Agent under paragraph 11 (Confidentiality) thereof shall terminate on the Effective Time and not survive.

(b)	The Borrower agrees with the Underwriter and the Acceding Agent that the fees and all other amounts payable by the Borrower pursuant to the Mandate Documents shall be paid on or prior to the Effective Time. The provisions of the Mandate Documents shall, save as provided by this Clause, continue in full force and effect (until such time as provided for under such provisions of the Mandate Documents).

2.	Restriction on utilisations and other requests

(a)	The Borrower and the Parent hereby agree for the benefit of the Continuing Lender and the Retiring Agent that they will not, prior to the Effective Time (or, if the Effective Time has not occurred, the Longstop Time):

(i)	deliver to the Retiring Agent any Utilisation Request;

(ii)	deliver to the Retiring Agent any notice under clauses 9.4 (Voluntary prepayment) or 9.3 (Voluntary cancellation) of the Facilities Agreement in respect of the Reserved Amount, other than the applicable Prepayment Notice; or

(iii)	enter into (or allow any other member of the Group to enter into) any Hedging Agreement or encourage (or allow any other member of the Group to encourage) any person to deliver a Hedge Counterparty Accession Undertaking to the Retiring Agent.

(b)	The Borrower and the Parent (for itself and as Obligors’ Agent) hereby agree for the benefit of the Retiring Agent (i) that if the Retiring Agent receives any such request, notice or undertaking referred to in paragraph (a) above prior to the Effective Time (or, if the Effective Time has not occurred, the Longstop Time), the Retiring Agent shall be entitled to treat such request, notice or undertaking as invalid and without effect and (ii) the Retiring Agent shall have no liability as a result of its treating such request, notice or undertaking as invalid and without effect and taking no actions in respect of the same.

(c)	The Retiring Agent hereby agrees that, at any time during the period commencing on the date of this Agreement and ending on the earlier of the Effective Time and the Longstop Time, upon its receipt of any Transfer Certificate and Finance Party Accession Undertaking or Assignment Agreement and Finance Party Accession Undertaking, it shall promptly provide notice to the Borrower and the Parent.

(d)	The agreements in this Clause 2 are irrevocable without the consent of the Continuing Lender and the Retiring Agent.

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3.	Prepayment and cancellation of the Facilities

3.1	Partial waiver of prepayment

(a)	The Continuing Lender hereby agrees for the benefit of the Borrower that, provided it receives such Prepayment Notice on the date of this Agreement, upon its receipt of a Prepayment Notice in the Agreed Form of Prepayment Notice it shall irrevocably waive its right to receive, and any obligation of the Borrower to make, payment of the Reserved Amount of the amount to be prepaid in accordance with that Prepayment Notice. For the avoidance of doubt, this waiver is and shall be without prejudice to the Continuing Lender’s right to otherwise receive the prepayment of its participation in the Term Loan Facility Loan (less such Reserved Amount) in accordance with that Prepayment Notice (including payment of any amounts of interest accrued in respect of the Reserved Amount). For the further avoidance of doubt, the partial waiver of the amount to be prepaid in accordance with that Prepayment Notice shall mean that no Break Costs are payable on that Reserved Amount in connection with the Prepayment.

(b)	The Continuing Lender hereby agrees for the benefit of the Borrower that it shall not assign any of its rights or transfer any of its rights and obligations with respect to the Reserved Amount on or before the Effective Time (or, if the Effective Time has not occurred, the Longstop Time).

(c)	The agreements in this Clause 3.1 are irrevocable without the consent of the Borrower.

3.2	Determination of Prepayment Amount and funding of the Shortfall

(a)	The Borrower shall, as soon as reasonably practicable after the pricing of the Senior Secured Notes inform the Agent as to the amount of the Net Proceeds.

(b)	The Retiring Agent shall, as soon as reasonably practicable after receipt of the Prepayment Notices and, in any case, not later than two (2) Business Days prior to the Settlement Date, calculate:

(i)	an estimate of the Prepayment Amount (based on an Estimated HIBOR);

(ii)	the Estimated Net Proceeds; and

(iii)	the Estimated Shortfall,

and shall promptly, following its having made such calculation, notify the Borrower of each calculation.

(c)	On or before 2.00 pm (Hong Kong time) on one (1) Business Day prior to the Settlement Date, the Borrower shall pay an amount equal to the amount of the Estimated Shortfall as notified to it pursuant to paragraph (b)(iii) above to the Retiring Agent in Hong Kong Dollars in immediately available, freely transferable cleared funds in the Retiring Agent’s HKD Account as a partial funding of the Prepayment Amount, together with the aggregate amount of all accrued interest payable on 30 November 2016.

(d)	The Retiring Agent shall promptly, once the applicable HIBOR is available after 11.00 am on 30 November 2016, calculate the Prepayment Amount and notify the Borrower of the Prepayment Amount and any corresponding adjustment to the Estimated Shortfall as notified to it pursuant to paragraph (b)(iii) above.

(e)	The Borrower and the Retiring Agent acknowledge and agree that the prepayment and cancellations of the Facilities as set out in the Prepayment Notice are intended to be effected on the Business Day immediately after the Settlement Date due to time zone difference.

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3.3	Prepayment and cancellation of the Facilities

(a)	Subject to paragraph (b) below, notwithstanding clause 35.6 (Partial payments) of the Facilities Agreement, the Borrower and the Continuing Lender authorise and instruct the Retiring Agent to apply the Prepayment Amount towards all amounts then due and payable by an Obligor under the Finance Documents, save (for the avoidance of doubt) towards the Continuing Lender’s participation in the principal amount of the Term Loan Facility Loan constituting the Reserved Amount which principal amount shall not be due and payable.

(b)	The Retiring Agent shall only be required to apply an amount in prepayment and cancellation of the Facilities as contemplated by this Agreement if it has received the Estimated Shortfall in full and in Hong Kong Dollars and the Net Proceeds in full and in US Dollars and is satisfied that it can convert the Net Proceeds into the Converted Net Proceeds on 1 December 2016 and such that, if it had already converted the Net Proceeds into US Dollars, the amount standing to the credit of the Retiring Agent’s HKD Account in Hong Kong Dollars and immediately available in freely transferable cleared funds would be not less than the Prepayment Amount.

(c)	The agreements in this Clause 3.3 are irrevocable without the consent of the Borrower, the Continuing Lender and the Retiring Agent.

(d)	The Retiring Agent hereby agrees that, on the Effective Date following the Effective Time and after all amounts required to be applied by the Retiring Agent in prepayment and cancellation of the Facilities as contemplated by this Agreement or pursuant to Clause 12 (Costs and expenses) of this Agreement have been paid, it shall refund the Borrower any Excess Shortfall.

4.	Commitments

(a)	The Continuing Lender hereby agrees for the benefit of the Borrower that with immediate and automatic effect as at the Effective Time it shall make available the Total Revolving Facility Commitments (as defined in the Amended and Restated Facilities Agreement) subject to the terms and conditions set out in the Amended and Restated Facilities Agreement.

(b)	The agreements in this Clause 4 are irrevocable without the consent of the Borrower.

5.	Amendment to the Facilities Agreement

5.1	Amendment to the Facilities Agreement

(a)	Subject to the terms and conditions of this Agreement and pursuant to the Facilities Agreement, each Party consents to the amendments to the Facilities Agreement contemplated by this Agreement.

(b)	Each Obligor and the Retiring Agent (on behalf of itself and on behalf of each Finance Party pursuant to paragraph (b) of clause 43.1 (Required consents) of the Facilities Agreement) agree, in accordance with clause 43 (Amendments and waivers) of the Facilities Agreement that with immediate and automatic effect as at the first time (such time being the “Effective Time”) at which the Retiring Agent:

(i)	has received (or waived receipt of, as the case may be) each of the documents listed in Schedule 1 (Conditions precedent) in a form and substance satisfactory to the Retiring Agent (acting reasonably) and is satisfied (acting reasonably) with each of the evidentiary matters listed in Schedule 1 (Conditions precedent);

(ii)	is satisfied that:

(A)	each of the documents listed in Part A (Intercreditor Agreement) and Part B (Offshore Confirmatory Security) of Schedule 3 (Effective Time Documents) is in execution form;

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(B)	each of the documents listed in Part C (Confirmations and amendments for Onshore Security) and Part D (Onshore Cash Collateral Account) of Schedule 3 (Effective Time Documents) is in execution form;

(C)	each of the documents listed in Part E (Fee Letters) and Part F (Services and Right to Use Direct Agreement Agency Transfer Notice) of Schedule 3 (Effective Time Documents) is in execution form;

(D)	(1)	the Onshore Cash Collateral Account will be opened on the Effective Date promptly after the Effective Time; and

	(2)	the balance standing to the credit of the Onshore Cash Collateral Account is, or will promptly upon the Effective Date be, not less than the Onshore Cash Collateral Minimum Balance,

where the Retiring Agent will be deemed to be satisfied with this paragraph (D) when it receives from the Continuing Lender or the Borrower a copy of a letter signed by the Borrower and the Continuing Lender prior to the Effective Time referring to this paragraph (D); and

(E)	each of the Legal Opinions For Effective Time Documents are in final agreed form and ready to be issued by the relevant legal advisors promptly following the Effective Time; and

(iii)	has confirmed that it will make the relevant Prepayment to each Lender in full on the Effective Date,

and provided that the aggregate principal amount of the Term Loan Facility Loan that will remain outstanding is not less than HKD 1,000,000, the Facilities Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 5 (Amended and Restated Facilities Agreement) and all references in the Amended and Restated Facilities Agreement to “this Agreement” shall include this Agreement and, on and from that time, the Commitments and outstanding participations in Loans of the Continuing Lender (and the respective rights and obligations of the Continuing Parties and the Retiring Agent as between each other in respect of the same) were as set out in Schedule 6 (Commitments and Loans).

(c)	The Continuing Parties and the Retiring Agent agree that at the Effective Time the Continuing Lender’s participation in the principal amount of the Term Loan Facility Loan constituting the Reserved Amount shall be re-designated as the Facility A Loan under the Amended and Restatement Facilities Agreement and acknowledge that such re-designation and the amendment of the terms thereof do not constitute a prepayment of any amount in respect of that participation and loan.

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5.2	Administrative details

The address, fax number and attention details of each Party for the purposes of clause 33.2 (Addresses) of the Amended and Restated Facilities Agreement are those identified with its name on the signing pages to the Intercreditor Agreement.

6.	Conclusion of roles

6.1	Bookrunner Mandated Lead Arrangers

(a)	On the date of this Agreement, each Bookrunner Mandated Lead Arranger that is a Party to this Agreement hereby agrees and acknowledges for the benefit of each other Party that no monies are due and payable to it in its capacity as a Bookrunner Mandated Lead Arranger under the Facilities Agreement, that its role as Bookrunner Mandated Lead Arranger under the Facilities Agreement has concluded, that it has no rights (including with respect to indemnities) as a Bookrunner Mandated Lead Arranger under the Facilities Agreement (including in respect of any contingent liabilities) and that it will not be a Bookrunner Mandated Lead Arranger under the Amended and Restated Facilities Agreement and resigns as a Bookrunner Mandated Lead Arranger under the Facilities Agreement. Each other Party agrees and acknowledges for the benefit of each Party that is a Bookrunner Mandated Lead Arranger that such other Party’s role as Bookrunner Mandated Lead Arranger under the Facilities Agreement has concluded and that such other Party has no obligations as a Bookrunner Mandated Lead Arranger under the Facilities Agreement and accepts that resignation.

(b)	Paragraph (a) above shall not apply to any obligations of confidentiality, which shall continue on their existing terms.

6.2	Disbursement Agent

(a)	The Disbursement Agent hereby agrees and acknowledges for the benefit of each other Party that no monies are due and payable to it in its capacity as Disbursement Agent under the Finance Documents and that with immediate and automatic effect on the Effective Time its role as Disbursement Agent under the Finance Documents will be concluded, that it shall have no rights (including with respect to indemnities) as Disbursement Agent under the Finance Documents (including in respect of any contingent liabilities) and that it will not be a Disbursement Agent under the Amended and Restated Facilities Agreement and it resigns as Disbursement Agent under the Finance Documents. Each other Party agrees and acknowledges for the benefit of the Disbursement Agent that with immediate and automatic effect on the Effective Time the Disbursement Agent’s role as the Disbursement Agent under the Finance Documents shall conclude and the Disbursement Agent shall have no obligations as the Disbursement Agent under the Finance Documents and accepts that resignation.

(b)	Paragraph (a) above shall not apply to any obligations of confidentiality, which shall continue on their existing terms.

6.3	Issuing Bank

(a)	The Issuing Bank hereby agrees and acknowledges for the benefit of each other Party that no monies are due and payable to it in its capacity as Issuing Bank under the Finance Documents and that with immediate and automatic effect on the Effective Time its role as Issuing Bank under the Finance Documents will be concluded, that it shall have no rights (including with respect to indemnities) as Issuing Bank under the Finance Documents (including in respect of any contingent liabilities) and that it will not be the Issuing Bank under the Amended and Restated Facilities Agreement and it resigns as Issuing Bank under the Finance Documents. Each other Party agrees and acknowledges for the benefit of the Issuing Bank that with immediate and automatic effect on the Effective Time the Issuing Bank’s role as Issuing Bank under the Finance Documents shall conclude and the Issuing Bank shall have no obligations as Issuing Bank under the Finance Documents and accepts that resignation.

(b)	Paragraph (a) above shall not apply to any obligations of confidentiality, which shall continue on their existing terms.

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7.	Replacement of Agent

(a)	The Retiring Agent, the Continuing Lender and the Acceding Agent hereby agree that with automatic effect immediately after the Effective Time and notwithstanding clauses 28.11 (Resignation of the Agent) and 28.12 (Replacement of the Agent) of the Amended and Restated Facilities Agreement:

(i)	the Acceding Agent shall be appointed and shall be the Agent for the Finance Parties under the Finance Documents (each as defined in the Amended and Restated Facilities Agreement) as successor to the Retiring Agent;

(ii)	the Retiring Agent shall cease to be the Agent for the Finance Parties under the Finance Documents (each as defined in the Amended and Restated Facilities Agreement);

(iii)	the Retiring Agent shall be deemed to have transferred to the Acceding Agent all the rights, benefits and obligations of the Retiring Agent as Agent in, to and under the Finance Documents (as defined in the Amended and Restated Facilities Agreement) to which the Agent is a party, and the Acceding Agent shall be deemed to have accepted and assumed the same; and

(iv)	the Retiring Agent shall be deemed to have transferred to the Acceding Agent all the rights, benefits and obligations of the Retiring Agent as Agent in, to and under the Services and Right to Use Direct Agreement, and the Acceding Agent shall be deemed to have accepted and assumed the same.

(b)	The Acceding Agent accepts its appointment (as successor to the Retiring Agent) as Agent for the Finance Parties under the Finance Documents. The Acceding Agent and the Continuing Parties agree that the Acceding Agent and each of the Continuing Parties shall have the same rights and obligations among themselves as they would have had if the Acceding Agent had been an original party to the Facilities Agreement.

(c)	The Parties agree that paragraph (c) of clause 28.12 (Replacement of the Agent) of the Amended and Restated Facilities Agreement shall apply to the replacement of the Retiring Agent pursuant to paragraph (a) above, mutatis mutandis and as if the applicable date to be specified in the notice from the Majority Lenders were the Effective Time.

(d)	The Continuing Parties and the Acceding Agent hereby acknowledged and agree (including for the benefit of the Retiring Agent) that:

(i)	the Acceding Agent shall not incur any liability to any person by reason of its appointment hereunder as Agent for any loss suffered by any person prior to the Effective Time or in relation to any action taken or not taken by the Retiring Agent on or prior to the Effective Time; and

(ii)	the Retiring Agent shall not incur any liability to any person by reason of its previous appointment as Agent for any loss suffered by any person in relation to any action taken or not taken by the Acceding Agent after the Effective Time.

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(e)	The Retiring Agent agrees to make available to the Acceding Agent such documents and records and provide such assistance as the Acceding Agent may reasonably request for the purposes of performing its function as Agent under the Finance Documents.

(f)	The Borrower acknowledges this Clause 7 and confirms that it was suitably consulted.

8.	Representations

8.1	Representations

Each Obligor makes the representations and warranties set out in this Clause 8.1 to each Finance Party (by reference to the facts and circumstances then existing) on the date of this Agreement.

(a)	Status

(i)	Each Obligor is a limited liability corporation or company duly incorporated or organised, as the case may be, and validly existing under the law of its jurisdiction of incorporation or organisation, as the case may be.

(ii)	Each Obligor has the power to own its assets and carry on its business as it is being conducted.

(iii)	Each Obligor is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any person in relation to this Agreement and each Effective Time Document.

(b)	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in this Agreement and each Effective Time Document are legal, valid, binding and enforceable obligations.

(c)	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, this Agreement and each Effective Time Document do not and will not conflict with:

(i)	any law or regulation applicable to such Obligor;

(ii)	its Constitutional Documents; or

(iii)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument, except where a Material Adverse Effect does not or would not be reasonably expected to occur).

(d)	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, this Agreement and each Effective Time Document to which it is or will be a party and the transactions contemplated therein.

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(e)	Validity and admissibility in evidence

(i)	All Authorisations required:

(A)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under this Agreement and each Effective Time Document to which it is a party; and

(B)	to make this Agreement and each Effective Time Document to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(ii)	All Authorisations necessary for it to carry out its business, where failure of obtaining such Authorisations has or would reasonably be expected to have a Material Adverse Effect, have been obtained or effected and are in full force and effect.

(f)	Governing law and enforcement

Subject to the Legal Reservations:

(i)	the choice of English law as the governing law of this Agreement and, in the case of each Effective Time Document, English law, Hong Kong law or Macau SAR law (as the case may be) will be recognised and enforced in each Obligor’s Relevant Jurisdiction; and

(ii)	any judgment obtained in relation to this Agreement or any Effective Time Document in England, the Hong Kong SAR or the Macau SAR (as the case may be) will be recognised and enforced in its Relevant Jurisdictions.

(g)	No filing or stamp taxes

Subject to the Legal Reservations, under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that this Agreement or any Effective Time Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to this Agreement or any Effective Time Document or the transactions contemplated therein (save for any stamp, registration, notarial or similar Tax which is referred to in any legal opinion of legal counsel in the Macau SAR delivered to the Agent under this Agreement), which will be made or paid promptly after the date of this Agreement).

(h)	Deduction of Tax

No Obligor is required under the laws of its Relevant Jurisdiction or at its address specified in the Facilities Agreement or the Amended and Restated Facilities Agreement to make any deduction for or on account of Tax from any payment it may make under this Agreement or any Effective Time Document.

(i)	Group Structure Chart

As at the date of this Agreement the Group Structure Chart delivered to the Agent pursuant to this Agreement is true, complete and accurate and shows each person that is a Subsidiary of an Obligor.

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8.2	Representations at the Effective Time

The representations and warranties set out in clause 21 (Representations) of the Amended and Restated Facilities Agreement are deemed to be made by each Obligor (by reference to the facts and circumstances then existing, following the granting of the waivers set out in Clause 11 (Waiver and consent) below) at the Effective Time and, in each case, as if any reference therein to any Finance Document in respect of which any amendment, acknowledgement, confirmation, consolidation, novation, restatement, replacement or supplement is expressed to be made by any Amendment Transaction Document included, to the extent relevant, such Amendment Transaction Document and the Finance Document as so amended, acknowledged, confirmed, consolidated, novated, restated, replaced or supplemented.

9.	Continuity and further assurance

9.1	Continuing obligations

The Obligors agree for the benefit of the other Continuing Parties and the Retiring Agent that, subject to Clause 11 (Waiver and consent) below, the provisions of the Facilities Agreement (including, without limitation, the guarantees, undertakings and indemnities provided under clause 21 (Guarantee and indemnity) thereof) and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect and extend to the liabilities and obligations of the Borrower and each of the Obligors under the Amended and Restated Facilities Agreement and the other Finance Documents (as amended from time to time), including as varied, amended, supplemented or extended by this Agreement and apply equally to the obligations of the Borrower under Clause 12 (Costs and expenses) as if set out in full in this Agreement. In particular, nothing in this Agreement shall affect the rights of the Secured Parties in respect of the occurrence of any Default which is continuing or which arises on or after the date of this Agreement (other than any Default which has occurred or may occur as a result of the entry into of this Agreement or the entry into, and performance of, the transactions contemplated by any of the foregoing or the steps referred to in the Transaction Steps Memorandum, provided that such steps are carried out in accordance with the Transaction Steps Memorandum).

9.2	Further assurance

Each Obligor shall, upon the written request of the Retiring Agent or (after the Effective Time) the Acceding Agent and at its own expense, do all such acts and things reasonably necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

10.	Conditions subsequent

(a)	Each Obligor (as applicable) shall deliver to the Acceding Agent, an original or, as the case may be, a copy of each notice and other documents and each acknowledgement or consent required to be obtained by such Obligor under each Effective Time Document as required in accordance with each Effective Time Document.

(b)	Each Obligor (as applicable) shall, enter into the documents listed in Schedule 4 (Conditions subsequent documents) promptly after the Effective Time.

11.	Waiver and consent

(a)	The parties hereto waive any Default or other breach under any of the Finance Documents (including any of the “Finance Documents” as defined in the Amended and Restated Facilities Agreement) which has occurred or may occur as a result of the entry into of this Agreement or the entry into, and performance of, the transactions and other acts or things contemplated by any of the foregoing or the Transaction Steps Memorandum (including any such Default or breach which may arise in connection with any failure to make any payment in respect thereof or any cancellation contemplated therein).

(b)	Nothing in this Clause 11 shall affect the rights of the Finance Parties in respect of the occurrence of any other Default. The waivers referred to in this Clause 11 shall only apply to the matters referred to in this Clause 11 and shall be without prejudice to any rights which any of the Finance Parties may have at any time in relation to any circumstance or matter other than as specifically referred to in this Clause 11 (and whether or not subsisting at the date of this Agreement).

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12.	Costs and expenses

(a)	Notwithstanding clause 20 (Costs and expenses) of the Facilities Agreement, the Borrower shall, within five (5) Business Days of demand, pay (or shall procure that another member of the Group will pay) to the Retiring Agent all costs and expenses (together with any Indirect Tax) including without limitation (but subject to any agreed caps) the fees and expenses of the Retiring Agent’s legal advisers reasonably incurred in connection with the negotiation, preparation, execution and performance of this Agreement (and the documents listed in Schedule 1 (Conditions precedent) and Schedule 3 (Effective Time Documents)) and the transactions contemplated in this Agreement.

(b)	The Borrower shall pay (or shall procure that another member of the Group will pay) all stamp, registration and other taxes and notarisation expenses to which this Agreement (and the documents listed in Schedule 1 (Conditions precedent) and Schedule 3 (Effective Time Documents)) is or may at any time be subject and shall from time to time within, five (5) Business Days of demand of the then current Agent, indemnify the then current Agent, the Security Agent and the Lenders against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such amounts.

13.	Enforcement

13.1	Jurisdiction of English courts

(a)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 13.1 is for the benefit of the Finance Parties and Secured Parties (in each case that are party to this Agreement), only and no other Party. As a result, no Finance Party or Secured Party that is party to this Agreement shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties party to this Agreement may take concurrent proceedings in any number of jurisdictions.

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13.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English Courts in connection with any Finance Document governed by English law; and

(ii)	agrees that failure by an agent for service of process to notify the Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent of service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within three (3) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

13.3	Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each Party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each Party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial fights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.	Miscellaneous

14.1	Incorporation of terms

The provisions of clauses 1.3 (Third party rights), 39 (Notices), 41 (Partial invalidity) and 42 (Remedies and waivers) of the Facilities Agreement and, at and from the Effective Time, the corresponding clauses in the Amended and Restated Facilities Agreement shall be deemed incorporated into this Agreement as if set out in full herein and as if references in those clauses to “this Agreement” and “a Finance Document” are references to this Agreement and cross references to specified clauses thereof are references to the equivalent clauses set out or incorporated herein.

15.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

16.	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

Conditions precedent

1.	Constitutional documents

(a)	A copy of the Constitutional Documents of each Obligor, SCH5, Melco Crown, and SC Finance.

(b)	A copy of an up-to-date certificate of incumbency in respect of each Obligor incorporated in the British Virgin Islands, SCH5 and SC Finance, issued by its respective registered agent.

2.	Corporate documents

(a)	A copy of a resolution of the board of directors of each Obligor, SCH5, Melco Crown and SC Finance (save if such resolution is not required under the law of incorporation or the Constitutional Documents of that Obligor) approving the terms of, and the transactions contemplated by, the documents referred to in paragraph 3 of this Schedule 1 and Schedule 3 (Effective Time Documents) to which it is a party (the “Documents”) and resolving that it execute, deliver and perform the Documents; authorising a specified person or persons to execute the Documents; and authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices under or in connection with the Documents.

(b)	A copy of the shareholders’ resolutions of each Obligor (except for the Borrower and the Parent and each Obligor incorporated in the Macau SAR) and SCH5 approving the terms of, and the transactions contemplated by, the Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2(a) above who will sign (or has signed) any of the Documents.

(d)	A certificate of an authorised signatory of the Parent certifying that each copy document relating to each Obligor specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and will not have been amended or superseded as at the Effective Time.

(e)	A certificate of an authorised signatory of SCH5 certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and will not have been amended or superseded as at the Effective Time.

(f)	A certificate of an authorised signatory of SC Finance certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and will not have been amended or superseded as at the Effective Time.

(g)	A certificate of an authorised signatory of Melco Crown certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and will not have been amended or superseded as at the Effective Time.

3.	Documents

(a)	A copy of this Agreement duly entered into by the parties thereto.

(b)	A copy of the Senior Secured Notes Purchase Agreement duly entered into by the parties thereto.

(c)	A copy of the Senior Secured 2019 Note Indenture and a copy of the Senior Secured 2021 Note Indenture, each duly entered into by the parties thereto.

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4.	Legal Opinions

(a)	A legal opinion in relation to English law from White & Case, legal advisers to the Retiring Agent, substantially in the form distributed to the Retiring Agent and the Acceding Agent prior to the signing of this Agreement.

(b)	A legal opinion in relation to Macanese law from Henrique Saldanha Advogados & Notários, legal advisers to the Retiring Agent, substantially in the form distributed to the Retiring Agent and the Acceding Agent prior to the signing of this Agreement.

(c)	A legal opinion in relation to Macanese law from Manuela António Advogados & Notários, legal advisers to the Retiring Agent, substantially in the form distributed to the Retiring Agent and the Acceding Agent prior to the signing of this Agreement.

(d)	A legal opinion in relation to British Virgin Islands law from Maples and Calder, legal advisers to the Retiring Agent, substantially in the form distributed to the Retiring Agent and the Acceding Agent prior to the signing of this Agreement.

5.	Fees and expenses

Evidence that all Taxes, fees, costs and expenses then due and payable from the Borrower under this Agreement have been or will be paid on, prior to or shortly after the Effective Time.

6.	Other documents and evidence

(a)	A copy of the Group Structure Chart.

(b)	The Base Case Model.

(c)	The audited consolidated financial statement of the Group for the financial year ending 31 December 2015.

(d)	The Property Valuation Report.

(e)	The Transaction Steps Memorandum in the agreed form.

(f)	Evidence that the Senior Secured 2019 Notes and Senior Secured 2021 Notes have been issued in an aggregate principal amount giving rise to the Net Proceeds.

(g)	Evidence that the agents of the Obligors, SCH5, Melco Crown and SC Finance under the Amendment Transaction Documents for service of process in England and Hong Kong respectively have accepted their appointments.

(h)	A letter from the Borrower to the Retiring Agent confirming that as of 30 November 2016, all Hedging Liabilities have been extinguished and are no longer outstanding.

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Schedule 2

Agreed Form of Prepayment Notice

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PREPAYMENT NOTICE

To:	Bank of China Limited, Macau Branch as Lender and as Hedge Counterparty or “you”

To:	Deutsche Bank AG, Hong Kong Branch as Agent

From:	Studio City Company Limited as the Borrower

Dated:	[ ]

Studio City Company Limited - HKD10,855,880,000 Senior Secured Term Loan and Revolving Facilities Agreement originally dated 28 January 2013 (as amended and restated from time to time) (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. Terms defined in the Senior Facilities Agreement have the same meaning in this document unless given a different meaning in this document.

2.	Pursuant to clause 9.3 (Voluntary cancellation) and clause 9.4 (Voluntary prepayment) of the Senior Facilities Agreement, the Borrower will, by, subject to and on the terms set out in, this notice, on 30 November 2016 (New York time) / 1 December 2016 (Hong Kong time) (the “Prepayment Date”) voluntarily:

(a)	prepay all Loan amounts outstanding to you as Lender under the Term Loan Facility, including accrued interest and commitment fee, being as follows:

HKD
Term Loan Facility as at the date of this notice	[ ]
Accrued Commitment fee (from 31 October 2016 to 30 November 2016) (both dates inclusive)	[ ]
Accrued Interest for 30 November 2016	To be calculated on 30 November 2016 subject to HIBOR as at that date
Break Cost	See paragraphs 4 and 5 below

(b)	cancel your Commitment in respect of the Revolving Credit Facility in full.

3.	By the receipt by you of the payments referred to in paragraph 2 above, you acknowledge that you are no longer a “Hedge Counterparty” or a “Swap Provider” (as defined in the Hedging Letter).

Project Asgard - Prepayment Notice (BOC Macau)

4.	By the earlier of (a) the date of notification and/or certification by you to the Agent of the amount of Break Costs payable to you on the Prepayment Date (as calculated in accordance with clause 14.4 (Break Costs) of the Senior Facilities Agreement) and (b) the receipt by you of the payments referred to in paragraph 2 above, you acknowledge the waiver of any Default or other breach under any of the Finance Documents, including any Default or breach which has or may occur as a result of the giving of this notice (or any notice to any other Finance Party) or the performance of the transactions and other acts or things contemplated by this notice.

5.	If you fail to notify or certify to the Agent the amount of Break Costs owing to you on the Prepayment Date (as calculated in accordance with clause 14.4 (Break Costs) of the Senior Facilities Agreement) by 5:00 p.m. (Hong Kong time) on 28 November 2016, we hereby authorise the Agent to remit to you on the Prepayment Date an amount of Break Costs to be calculated without taking into account paragraph (b) of the definition of “Break Costs” in the Senior Facilities Agreement (the “Funded Break Costs”) as if you had made a demand for payment of Break Costs under clause 14.4 (Break Costs) of the Senior Facilities Agreement. To the extent the amount of the Funded Break Costs exceeds the actual amount of Break Costs owing to you in accordance with clause 14.4 (Break Costs) of the Senior Facilities Agreement (the “Excess Break Costs”), you shall return to the Borrower the amount of Excess Break Costs promptly following the Prepayment Date by way of payment to the below account:

Correspondent Bank:	Industrial and Commercial Bank of China (Asia) Limited, Hong Kong

Correspondent Bank SWIFT Code:	UBHKHKHH

Beneficiary Bank Name:	Industrial and Commercial Bank of China (Macau) Limited

Beneficiary Bank SWIFT Code:	ICBKMOMX

Beneficiary Account Name:	Studio City Company Limited

Beneficiary Account No.:	0119100200005934394

6.	From the date of this notice until the Prepayment Date, no transfer or assignment of your participation in the Term Facility Loan in accordance with clause 25.5 (Procedure for Transfer) or clause 25.6 (Procedure for assignment) of the Senior Facilities Agreement shall be permitted.

7.	This notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

Project Asgard - Prepayment Notice (BOC Macau)

For and on behalf of

STUDIO CITY COMPANY LIMITED

Name:

Project Asgard - Prepayment Notice

Schedule 3

Effective Time Documents

Part A

Intercreditor Agreement

1.	The Intercreditor Agreement duly entered into by the parties thereto.

Part B

Offshore Confirmatory Security

1.	A composite deed of confirmatory security to be entered into (among others) by Studio City Company Limited, Studio City Investments Limited, Studio City Holdings Two Limited and SCP Holdings Limited with respect to the following share charges, all dated 26 November 2013 (each as amended, novated, supplemented, extended, replaced or restated from time to time):

(a)	the charge over all present and future shares of Studio City Company Limited held by Studio City Investments Limited, granted by Studio City Investments Limited;

(b)	the charge over all present and future shares of Studio City Holdings Two Limited held by Studio City Company Limited, granted by Studio City Company Limited;

(c)	the charge over all present and future shares in Studio City Holdings Three Limited held by Studio City Holdings Two Limited, granted by Studio City Holdings Two Limited;

(d)	the charge over all present and future shares in Studio City Holdings Four Limited held by Studio City Holdings Two Limited, granted by Studio City Holdings Two Limited;

(e)	the charge over all present and future shares in SCP Holdings Limited held by Studio City Holdings Two Limited, granted by Studio City Holdings Two Limited;

(f)	the charge over all present and future shares in SCIP Holdings Limited held by Studio City Holdings Two Limited, granted by Studio City Holdings Two Limited;

(g)	the charge over all present and future shares in SCP One Limited held by SCP Holdings Limited, granted by SCP Holdings Limited; and

(h)	the charge over all present and future shares in SCP Two Limited held by SCP Holdings Limited, granted by SCP Holdings Limited;

2.	A deed of confirmatory security to be entered into (among others) by Studio City Company Limited, Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, SCP Holdings Limited, SCP One Limited, SCP Two Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited, Studio City Developments Limited and SCIP Holdings Limited, with respect to the debenture dated 26 November 2013 entered into between, among others, Studio City Company Limited, Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, SCP Holdings Limited, SCP One Limited, SCP Two Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited, Studio City Developments Limited and SCIP Holdings Limited and the Security Agent.

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3.	A deed of confirmatory security to be entered into (among others) by Studio City Holdings Five Limited with respect to the debenture dated 18 September 2015 entered into between, among others, Studio City Holdings Five Limited and the Security Agent.

4.	A composite deed of confirmatory security to be entered into (among others) by Studio City Company Limited, Studio City Investments Limited, Studio City Developments Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited and SCIP Holdings Limited with respect to the following charges over accounts, all dated 26 November 2013 (each as amended, novated, supplemented, extended, replaced or restated from time to time):

(a)	the charge over certain accounts of Studio City Company Limited held in the Hong Kong SAR, granted by Studio City Company Limited;

(b)	the charge over certain accounts of Studio City Investments Limited held in the Hong Kong SAR, granted by Studio City Investments Limited;

(c)	the charge over certain accounts of Studio City Developments Limited held in the Hong Kong SAR, granted by Studio City Developments Limited;

(d)	the charge over certain accounts of Studio City Entertainment Limited held in the Hong Kong SAR, granted by Studio City Entertainment Limited;

(e)	the charge over certain accounts of Studio City Hotels Limited held in the Hong Kong SAR, granted by Studio City Hotels Limited;

(f)	the charge over certain accounts of Studio City Services Limited held in the Hong Kong SAR, granted by Studio City Services Limited;

(g)	the charge over certain accounts of Studio City Hospitality and Services Limited held in the Hong Kong SAR, granted by Studio City Hospitality and Services Limited;

(h)	the charge over certain accounts of Studio City Retail Services Limited held in the Hong Kong SAR, granted by Studio City Retail Services Limited; and

(i)	the charge over certain accounts of SCIP Holdings Limited held in the Hong Kong SAR, granted by SCIP Holdings Limited.

Part C

Confirmations and amendments for Onshore Security

1.	A composite confirmation to be entered into (among others) by Studio City Company Limited, Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Holdings Five Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, SCP Holdings Limited, SCP One Limited, SCP Two Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited, Studio City Developments Limited, SCIP Holdings Limited and Melco Crown (Macau) Limited with respect to the following Macau law security documents:

(a)	the power of attorney granted by Studio City Developments Limited dated 26 November 2013 supplementing the mortgage over its rights under the Amended Land Concession;

(b)	the promissory note issued by Studio City Company Limited dated 26 November 2013 and endorsed by Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Entertainment Limited, Studio City Services Limited, Studio City Hotels Limited, SCP Holdings Limited, Studio City Hospitality and Services Limited, SCP One Limited, SCP Two Limited, Studio City Developments Limited, Studio City Retail Services Limited and SCIP Holdings Limited (the “Livrança”);

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(c)	the covering letter dated 26 November 2013 in relation to the Livrança from Studio City Company Limited and acknowledged by Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Entertainment Limited, Studio City Services Limited, Studio City Hotels Limited, SCP Holdings Limited, Studio City Hospitality and Services Limited, SCP One Limited, SCP Two Limited, Studio City Developments Limited, Studio City Retail Services Limited and SCIP Holdings Limited;

(d)	the assignment of the Services and Right to Use Agreement granted by Studio City Entertainment Limited dated 26 November 2013;

(e)	the assignment of the Reimbursement Agreement granted by Studio City Entertainment Limited dated 26 November 2013;

(f)	the direct agreement in relation to (i) the Services and Right to Use Agreement; and (ii) the Reimbursement Agreement, granted by Studio City Company Limited, Studio City Entertainment Limited, Studio City Developments Limited, Studio City Hotels Limited, Melco Crown (Macau) Limited and Studio City Holdings Five Limited dated 26 November 2013;

(g)	the pledge over all present and future shares of Studio City Entertainment Limited held by Studio City Holdings Three Limited and Studio City Holdings Four Limited granted by Studio City Holdings Three Limited and Studio City Holdings Four Limited dated 26 November 2013;

(h)	the power of attorney granted by Studio City Holdings Three Limited dated 18 September 2015 regarding all its present and future shares in Studio City Entertainment Limited;

(i)	the power of attorney granted by Studio City Holdings Four Limited dated 18 September 2015 regarding all its present and future shares in Studio City Entertainment Limited;

(j)	the pledge over the share in Studio City Entertainment Limited held by Studio City Holdings Five Limited granted by Studio City Holdings Five Limited dated 18 September 2015;

(k)	the power of attorney granted by Studio City Holdings Five Limited dated 18 September 2015 regarding the share held in Studio City Entertainment Limited;

(l)	the pledge over all present and future shares in Studio City Hotels Limited held by Studio City Holdings Three Limited and Studio City Holdings Four Limited, granted by Studio City Holdings Three Limited and Studio City Holdings Four Limited dated 26 November 2013;

(m)	the power of attorney granted by Studio City Holdings Three Limited dated 18 September 2015 regarding all its present and future shares in Studio City Hotels Limited;

(n)	the power of attorney granted by Studio City Holdings Four Limited dated 18 September 2015 regarding all its present and future shares in Studio City Hotels Limited;

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(o)	the pledge over the share in Studio City Hotels Limited held by Studio City Holdings Five Limited, granted by Studio City Holdings Five Limited dated 18 September 2015;

(p)	the power of attorney granted by Studio City Holdings Five Limited dated 18 September 2015 regarding the share held in Studio City Hotels Limited;

(q)	the pledge over all present and future shares in Studio City Developments Limited held by SCP Holdings Limited, SCP One Limited and SCP Two Limited, granted by SCP Holdings Limited, SCP One Limited and SCP Two Limited dated 26 November 2013;

(r)	the power of attorney granted by SCP Holdings Limited dated 18 September 2015 regarding all its present and future shares in Studio City Developments Limited;

(s)	the power of attorney granted by SCP One Limited dated 18 September 2015 regarding all its present and future shares in Studio City Developments Limited;

(t)	the power of attorney granted by SCP Two Limited dated 18 September 2015 regarding all its present and future shares in Studio City Developments Limited;

(u)	the pledge over the share in Studio City Developments Limited held by Studio City Holdings Five Limited, granted by Studio City Holdings Five Limited dated 18 September 2015;

(v)	the power of attorney granted by Studio City Holdings Five Limited dated 18 September 2015 regarding the share held in Studio City Developments Limited;

(w)	the pledge over all present and future shares in Studio City Retail Services Limited held by Studio City Services Limited and Studio City Hospitality and Services Limited, granted by Studio City Services Limited and Studio City Hospitality and Services Limited dated 26 November 2013;

(x)	the pledge over all present and future shares in Studio City Hospitality and Services Limited held by Studio City Services Limited, granted by Studio City Services Limited dated 26 November 2013;

(y)	the pledge over all present and future shares of Studio City Services Limited held by Studio City Company Limited and Studio City Holdings Two Limited, granted by Studio City Company Limited and Studio City Holdings Two Limited dated 26 November 2013;

(z)	the pledge over accounts granted by Melco Crown (Macau) Limited and Studio City Entertainment Limited, over (i) accounts of Melco Crown (Macau) Limited in respect of the Service and Right to Use Agreement and (ii) the Trust Account (as defined in the Service and Right to Use Agreement) dated 26 November 2013;

(aa)	the power of attorney granted by Studio City Holdings Five Limited dated 18 September 2015 to terminate certain preference right agreements pursuant to which Studio City Holdings Five Limited was given preference in the acquisition of certain shares and the assignment of the interest in the Amended Land Concession;

(bb)	the floating charge over substantially all assets of Studio City Developments Limited, granted by Studio City Developments Limited dated 26 November 2013;

(cc)	the floating charge over substantially all assets of Studio City Entertainment Limited, granted by Studio City Entertainment Limited dated 26 November 2013;

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(dd)	the floating charge over substantially all assets of Studio City Services Limited, granted by Studio City Services Limited dated 26 November 2013;

(ee)	the floating charge over substantially all assets of Studio City Hospitality and Services Limited, granted by Studio City Hospitality and Services Limited dated 26 November 2013;

(ff)	the floating charge over substantially all assets of Studio City Hotels Limited, granted by Studio City Hotels Limited dated 26 November 2013; and

(gg)	the floating charge over substantially all assets of Studio City Retail Services Limited, granted by Studio City Retail Services Limited dated 26 November 2013.

2.	A confirmation to be entered into (among others) by Studio City Developments Limited with respect to the mortgage granted by Studio City Developments Limited over its rights under the Amended Land Concession dated 26 November 2013.

3.	A composite amendment and confirmation to be entered into (among others) by Studio City Company Limited, Studio City Developments Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited and SCIP Holdings Limited with respect to the following pledges over onshore accounts:

(a)	the pledge over certain onshore accounts of Studio City Company Limited held in the Macau SAR, granted by Studio City Company Limited dated 26 November 2013;

(b)	the pledge over certain onshore accounts of Studio City Developments Limited held in the Macau SAR, granted by Studio City Developments Limited dated 26 November 2013;

(c)	the pledge over certain onshore accounts of Studio City Entertainment Limited held in the Macau SAR, granted by Studio City Entertainment Limited dated 26 November 2013;

(d)	the pledge over certain onshore accounts of Studio City Hotels Limited held in the Macau SAR, granted by Studio City Hotels Limited dated 26 November 2013;

(e)	the pledge over certain onshore accounts of Studio City Services Limited held in the Macau SAR, granted by Studio City Services Limited dated 26 November 2013;

(f)	the pledge over certain onshore accounts of Studio City Hospitality and Services Limited held in the Macau SAR, granted by Studio City Hospitality and Services Limited dated 26 November 2013;

(g)	the pledge over certain onshore accounts of Studio City Retail Services Limited held in the Macau SAR, granted by Studio City Retail Services Limited dated 26 November 2013; and

(h)	the pledge over certain onshore accounts of SCIP Holdings Limited held in the Macau SAR, granted by SCIP Holdings Limited dated 26 November 2013.

4.	A composite amendment and confirmation to be entered into (among others) by Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited and Studio City Developments Limited with respect to the following assignments of leases and right of use agreements:

(a)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Developments Limited;

25

(b)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Entertainment Limited;

(c)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Hotels Limited;

(d)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Services Limited;

(e)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Hospitality and Services Limited; and

(f)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Retail Services Limited.

Part D

Pledge over Cash Collateral Account

1.	Pledge over Cash Collateral Account.

Part E

Fee Letters

1.	The fee letter between the Borrower and the Acceding Agent setting out the fees referred to in clause 14.2 of the Amended and Restated Facilities Agreement, duly entered into the parties thereto.

2.	The fee letter between the Borrower and the Security Agent and the POA Agent setting out the common security agency fees and POA agency fees referred to in the Intercreditor Agreement, duly entered into the parties thereto.

3.	The fee letter between the Borrower and the Intercreditor Agent setting out the intercreditor agency fees referred to in the Intercreditor Agreement, duly entered into the parties thereto.

Part F

Services and Right to Use Direct Agreement Agency Transfer Notice

1.	Services and Right to Use Direct Agreement Agency Transfer Notice.

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Schedule 4

Conditions subsequent documents

Release documents for Onshore Security

1.	A revocation agreement to be entered into (among others) by Studio City Investments Limited and Studio City International Holdings Limited in relation to the pledge over accounts entered into by (among others) Studio City Investments Limited and Studio City International Holdings Limited dated 26 November 2013.

2.	A composite revocation agreement to be entered into (among others) by Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited and Studio City Developments Limited with respect to the following pledges of enterprises and their related documents:

(a)	the pledge of enterprises granted by Studio City Developments Limited on 26 November 2013;

(b)	the pledge of enterprises granted by Studio City Hospitality and Services Limited on 26 November 2013;

(c)	the pledge of enterprises granted Studio City Entertainment Limited on 26 November 2013;

(d)	the pledge of enterprises granted by Studio City Services Limited on 26 November 2013;

(e)	the pledge of enterprises granted by Studio City Retail Services Limited on 26 November 2013; and

(f)	the pledge of enterprises granted by Studio City Hotels Limited on 26 November 2013.

3.	A composite revocation agreement to be entered into (among others) by Studio City Company Limited, Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, SCP Holdings Limited, SCP One Limited, SCP Two Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited, Studio City Developments Limited, SCIP Holdings Limited with respect to the following pledges and assignments over intellectual property rights:

(a)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Company Limited on 26 November 2013;

(b)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Investments Limited on 26 November 2013;

(c)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Holdings Two Limited on 26 November 2013;

(d)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Holdings Three Limited on 26 November 2013;

(e)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Holdings Four Limited on 26 November 2013;

Project Asgard –

Signature page to Amendment and Restatement Agreement

(f)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Entertainment Limited on 26 November 2013;

(g)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Hotels Limited on 26 November 2013;

(h)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Services Limited on 26 November 2013;

(i)	the Pledge and Assignment over Intellectual Property Rights granted by SCP Holdings Limited on 26 November 2013;

(j)	the Pledge and Assignment over Intellectual Property Rights granted by SCP One Limited on 26 November 2013

(k)	the Pledge and Assignment over Intellectual Property Rights granted by SCP Two Limited on 26 November 2013;

(l)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Hospitality and Services Limited as Company on 26 November 2013;

(m)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Retail Services Limited on 26 November 2013;

(n)	the Pledge and Assignment over Intellectual Property Rights granted by Studio City Developments Limited on 26 November 2013; and

(o)	the Pledge and Assignment over Intellectual Property Rights granted by SCIP Holdings Limited on 26 November 2013.

4.	A composite revocation agreement to be entered into (among others) by Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited, Studio City Developments Limited and SCIP Holdings Limited with respect to the following assignments of onshore contracts:

(a)	the Assignment of Onshore Contracts granted by SCIP Holdings Limited on 26 November 2013;

(b)	the Assignment of Onshore Contracts granted by Studio City Retail Services Limited on 26 November 2013;

(c)	the Assignment of Onshore Contracts granted by Studio City Hotels Limited on 26 November 2013;

(d)	the Assignment of Onshore Contracts granted by Studio City Services Limited as Company on 26 November 2013;

(e)	the Assignment of Onshore Contracts granted by Studio City Entertainment Limited on 26 November 2013;

(f)	the Assignment of Onshore Contracts granted by Studio City Hospitality and Services Limited on 26 November 2013; and

(g)	the Assignment of Onshore Contracts granted by Studio City Developments Limited on 26 November 2013.

Project Asgard –

Signature page to Amendment and Restatement Agreement

Schedule 5

Amended and Restated Facilities Agreement

Project Asgard –

Signature page to Amendment and Restatement Agreement

Credit Facilities Agreement

originally dated 28 January 2013

(as amended and amended and restated from time to time)

and as further amended and restated pursuant to

an amendment and restatement agreement dated 23 November 2016 between

Studio City Investments Limited

as Parent

Studio City Company Limited

as Borrower

Bank of China Limited, Macau Branch

(as the immediate replacement of Deutsche Bank AG, Hong Kong Branch)

as Agent

Bank of China Limited, Macau Branch

as Original Lender

Industrial and Commercial Bank of China (Macau) Limited

as Common Security Agent

and others

White & Case

9th Floor Central Tower

28 Queen’s Road Central

Hong Kong

(i)

(ii)

This Agreement is originally dated 28 January 2013, was amended and amended and restated from time to time and was further amended and restated on the 2016 Amendment and Restatement Effective Date and is made among:

Between:

(1)	STUDIO CITY INVESTMENTS LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands (registered number 1673083), whose registered office is at Estera Corporate Services (BVI) Limited, Jayla Place, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the “Parent”);

(2)	STUDIO CITY COMPANY LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands (registered number 1673603), whose registered office is at Estera Corporate Services (BVI) Limited, Jayla Place, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the “Borrower”);

(3)	THE PERSONS listed in Part 3 of Schedule 1 (Original Parties) as guarantors (the “Original Guarantors”);

(4)	THE FINANCIAL INSTITUTION listed in Part 1 and in Part 2 of Schedule 1 (Original Parties) as the Original Facility A Lender and the Original Revolving Facility Lender (the “Original Lender”);

(5)	BANK OF CHINA LIMITED, MACAU BRANCH (having immediately replaced Deutsche Bank AG, Hong Kong Branch) as facility agent of the other Finance Parties (the “Agent”);

(6)	INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED as security agent and trustee for the Secured Parties (the “Common Security Agent”); and

(7)	INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED as agent for the Common Security Agent under the Power of Attorney (the “POA Agent”).

It is agreed:

SECTION 1

INTERPRETATION

1.	Definitions and interpretation

1.1	Definitions

In this Agreement, having regard in particular to paragraphs (k) and (l) of Clause 1.2 (Construction):

“2016 Amendment and Restatement Agreement” means the amendment and restatement agreement dated 23 November 2016 between, among others, the Borrower, the Original Guarantors, the Agent and the Common Security Agent (as Security Agent, as it was then known).

“2016 Amendment and Restatement Effective Date” means the “Effective Date” as defined in the 2016 Amendment and Restatement Agreement.

“Acceleration Event” means an Event of Default in respect of which the Agent has taken any action pursuant to paragraphs (b) or (c) of Clause 24.19 (Acceleration) in respect of the full principal amount of each of the Utilisation(s) then outstanding in respect of the Revolving Facility.

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s or Fitch or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency;

(b)	each of Bank of China Limited, Macau Branch, Banco Nacional Ultramarino, S.A., China Construction Bank (Macau) Corporation Limited, Banco Comercial Português, S.A., Macau Branch, Banco Comercial de Macau, S.A., Tai Fung Bank Limited, Wing Lung Bank Limited, Macau Branch, The Bank of East Asia Limited, Macau Branch, Bank of Communications Co., Ltd. Macau Branch, First Commercial Bank, Macau, Ta Chong Bank;

(c)	any Finance Party or an Affiliate of any Finance Party; or

(d)	any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Account” has the meaning, for the purpose of any Continuing Document, given to that term in schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Additional Guarantor” means a company which becomes a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Additional High Yield Note Refinancing” has the meaning given to that term in the Intercreditor Agreement.

“Additional High Yield Notes” has the meaning given to that term in the Intercreditor Agreement.

“Affiliate” means, in relation to any person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person. For purposes of this definition, “control” means, in relation to a person, the power, directly or indirectly, to (a) vote 20 per cent. or more of the shares or other securities having ordinary voting power for the election of the board of directors (or persons performing similar functions) of such person or (b) direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

“Agent” means the Agent, provided that for the purpose of any Continuing Document (only) the reserved meaning (if any) given to this term in connection with that Continuing Document pursuant to paragraph (l) of Clause 1.2 (Construction) and the Intercreditor Agreement shall apply.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of one currency with HK dollars in the Hong Kong foreign exchange market at or about 11:00 a.m. on a particular day.

“Amended Land Concession” means the land concession of a plot of land with an area of 130,789 sq. meters located in the reclaimed land zone between Taipa and Coloane Island, designated as Lotes G300, G310 and G400 registered with the Macau Real Estate Registry under no. 23059, granted by way of lease by the Macau SAR to Propco pursuant to Dispatch no. 100/2001 of the Secretary for Transport and Public Works dated 9 October 2001 and published in the Macau Official Gazette no. 42, II Series on 17 October 2001, as amended in accordance with Dispatch no. 31/2012 of the Secretary for Public Works dated 19 July 2012 and published in the Macau Official Gazette No. 30. II Series on 25 July 2012, as further amended in accordance with Dispatch no. 92/2015 of the Secretary for Public Works dated 10 September 2015 and published in the Macau Official Gazette no. 38, II Series on 23 September 2015, and as may be further amended and supplemented from time to time).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 6 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Credit Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 6 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 6 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Anti-Terrorism Law” means each of:

(a)	the Executive Order;

(b)	the USA Patriot Act;

(c)	the Money Laundering Control Act of 1986, Public Law 99-570 and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency;

(d)	the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any executive order or regulation promulgated thereunder and administered by OFAC;

(e)	the U.S. Foreign Corrupt Practices Act of 1977;

(f)	the Iran Sanctions Act of 1996 and the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010; and

(g)	any similar sanctions, restrictions or embargoes enacted or imposed by Australian Department of Foreign Affairs and Trade, Reserve Bank of Australia, the United Nations, the European Union, the State Secretariat for Economic Affairs of Switzerland, OFAC, HM Treasury of the United Kingdom, the Hong Kong Monetary Authority, the Monetary Authority of Singapore, the Macau Monetary Authority or any other body notified in writing by the Agent (acting on behalf of any Lender) to the Borrower from time to time.

“Assignment Agreement and Lender Accession Undertaking” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement and Lender Accession Undertaking) or any other form agreed between the relevant assignor and assignee.

“Auditors” means (a) any one of PricewaterhouseCoopers, Ernst & Young, KPMG and Deloitte & Touche, (b) any Affiliate of any auditor referred to in (a) or any entity resulting from amalgamation of any auditor referred to in (a) or (c) any firm of independent public accountants with at established national repute, in each case that has the necessary skills and experience to audit a group of companies such as the Group.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means, in relation to the Revolving Facility, the period from and including 1 January 2017 up to and including the date falling one Month prior to the Final Repayment Date for the Revolving Facility. The Availability Period in respect of the commitments originally drawn on under this Agreement to fund the advance establishing the Facility A Loan concluded prior to the 2016 Amendment and Restatement Effective Date.

“Available Commitment” means, in relation to the Revolving Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Utilisations under that Facility and the aggregate amount of its (and its Affiliate’s) Ancillary Commitments; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and the amount of its (and its Affiliate’s) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility, that Lender’s participation in any Revolving Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date and that Lender’s (and its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment under that Facility.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of the Borrower with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by the Borrower.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility. The Available Facility in respect of Facility A is nil.

“Base Currency” means Hong Kong dollars.

“Bondco” has the meaning given to that term in the Intercreditor Agreement.

“Bondco Loan” has the meaning given to that term in the Intercreditor Agreement.

“Bondco Loan Agreement” has the meaning given to that term in the Intercreditor Agreement.

“Break Costs” means the amount (if any) by which:

(a)	the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the Macau SAR, the Hong Kong SAR and London.

“Cancellation Notice” has the meaning given to that term in paragraph (b) of Clause 37.5 (Replaceable Lenders).

“Cash” means, at any time, cash on hand or cash at bank credited to an account in the name of an Obligor with an Acceptable Bank and in each case to which an Obligor is alone (or with one or more other Obligors) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except Transaction Security falling within paragraphs (8), (9), (10), (14)(i), (14)(ii), (21), (23), (26) and (27) of the definition of “Permitted Liens” in Schedule 11 (Definitions); and

(d)	subject to (a) above, such cash is freely and immediately available to be applied in repayment or prepayment of the Facilities.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, Hong Kong SAR, Japan, the United Kingdom, Australia, any member state of the European Union or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s or F1 or higher by Fitch or P-1 by Moody’s, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non credit-enhanced debt obligations, an equivalent rating;

(d)	any investment accessible within 30 days in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s or F1 or higher by Fitch or P-1 by Moody’s and (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; or

(e)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“Change of Control” has the meaning given to that term in Schedule 11 (Definitions).

“Charged Property” has the meaning given to that term in the Intercreditor Agreement.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Revolving Facility Commitment.

“Competitor” means any of the following:

(a)	Genting Berhad;

(b)	Caesars Entertainment Corporation;

(c)	any gaming concessionaire or sub-concessionaire in the Macau SAR (other than Melco Crown);

(d)	any Subsidiary or Affiliate of any of the above;

(e)	any trust, fund or other entity controlled (as defined in the definition of “Affiliate” herein) by any of the above; and

(f)	any entity which is agreed between the relevant Lender and the Borrower to be a “Competitor” in accordance with the requirements of Clause 25.2 (Conditions of assignment or transfer).

“Completion Support Release Date” means, for the purpose of any Continuing Document, 30 November 2015.

“Confidential Information” means all information relating to the Parent, the Borrower, any Obligor, any Grantor, the Site, the Property, the Services and Right to Use Agreement, the Reimbursement Agreement, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Disclosure of information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Conflicted Lender” means any Lender (which term, for the purposes of this definition shall include any Affiliate of that Lender) which is or is acting on behalf of (including in its capacity as the grantor of a participation or any other agreement pursuant to which such rights may pass) any of the following:

(a)	a Competitor;

(b)	any investor or equity holder in a Competitor; or

(c)	an advisor to any such person referred to in paragraph (a) or (b) above,

in each case, whether before or after such person becomes a Lender and including where a Lender notifies the Agent that it is such (in a Transfer Certificate, Assignment Agreement and Lender Accession Undertaking or otherwise) and where it has been notified as such to the Agent by the Borrower (acting reasonably and in good faith).

“Constitutional Documents” means, collectively, in relation to any person, any certificate of incorporation, memorandum and articles of association, bylaws, shareholders’ agreement, certificate of formation, limited liability company agreement, partnership agreement and any other formation or constituent documents applicable to such person.

“Continuing Documents” means (i) the Continuing Macau Documents, the Continuing English Share Charges, the Continuing English Powers of Attorney, the Continuing English Debenture and the Continuing Hong Kong Accounts Charges (each as defined in the Intercreditor Agreement) and (ii) the Services and Right to Use Direct Agreement.

“Contractor” means the architects, consultants, designers, contractors, suppliers and other persons engaged by any Obligor in connection with the design, engineering, development, construction, installation, maintenance or operation of the Property.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Debt Service Accrual Account” has the meaning, for the purpose of any Continuing Document, given to that term in schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Debt Service Reserve Account” has the meaning, for the purpose of any Continuing Document, given to that term in Schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination in accordance with the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in a Revolving Facility Loan available or has notified the Agent that it will not make its participation in a Revolving Facility Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Common Security Agent.

“Direct Agreement” has the meaning, for the purpose of any Continuing Document, given to that term in Schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Enforcement Notice” has the meaning given to that term in the Intercreditor Agreement.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity” has the meaning, for the purpose of any Continuing Document, given to that term in schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default), provided that for the purpose of any Continuing Document (only) the reserved meaning (if any) given to this term in connection with that Continuing Document pursuant to paragraphs (k) and (l) of Clause 1.2 (Construction) and the Intercreditor Agreement shall apply.

“Excess Cashflow” has the meaning, for the purpose of any Continuing Document, given to that term in schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Executive Order” means Executive Order No. 13224 of 23 September 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Facility” means each of Facility A and the Revolving Facility, provided that for the purpose of any Continuing Document (only) the reserved meaning (if any) given to this term (or, correspondingly, “Facilities”) in connection with that Continuing Document pursuant to paragraphs (k) and (l) of Clause 1.2 (Construction) and the Intercreditor Agreement shall apply.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Facility A Cash Collateral” means the Security in respect of the Facility A Cash Collateral Account referred to in paragraph (c) of the definition of Facility A Cash Collateral Account.

“Facility A Cash Collateral Account” means a Hong Kong dollar denominated account:

(a)	held in the Macau SAR or the Hong Kong SAR by the Borrower with a Facility A Lender;

(b)	identified in a letter between the Borrower and the Agent as the Facility A Cash Collateral Account; and

(c)	subject to Security in favour of the Facility A Lenders (whether directly or through the Common Security Agent) in respect of the Liabilities owed by the Obligors in respect of the principal amount outstanding on the Facility A Loan and in form and substance satisfactory to the Facility A Lenders, as the same may (subject to the terms of the Intercreditor Agreement) be redesignated, substituted or replaced from time to time.

“Facility A Cash Collateral Minimum Balance” means HK$1,012,500.

“Facility A Lender” means:

(a)	the Original Facility A lender identified as such in Part 1 of Schedule 1 (Original Parties); and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender under Facility A in accordance with Clause 25 (Changes to the Lenders),

which, in each case, has not ceased to be a Party as a Facility A Lender in accordance with the terms of this Agreement.

“Facility A Loan” means the loan referred to in paragraph (b) of Clause 2.1 (The Facilities) or the principal amount outstanding for the time being of that loan.

“Facility A Participation” means:

(a)	in relation to the Original Lender, the aggregate amount in HK dollars set opposite its name under the heading “Facility A Participation” in Part 1 of Schedule 1 (Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in HK dollars of any Facility A Participation transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters setting out any of the fees referred to in clause 21.29 (Common Security Agent’s fee) of the Intercreditor Agreement, clause 22.2 (POA Agent’s fee) of the Intercreditor Agreement or clause 23.23 (Intercreditor Agent’s fee) of the Intercreditor Agreement, any letter or letters between the Borrower and an Increase Lender setting out any fee referred to in paragraph (f) of Clause 2.2 (Increase) and any other letter or letters between a Finance Party and an Obligor setting out any of the fees referred to in Clause 14 (Fees).

“Final Repayment Date” means:

(a)	in relation to Facility A, the date falling five years from the 2016 Amendment and Restatement Effective Date; and

(b)	in relation to the Revolving Facility, the date falling five years from the 2016 Amendment and Restatement Effective Date,

and, in each case, if any such date is not a Business Day, the immediately preceding Business Day.

“Finance Document” means:

(a)	this Agreement;

(b)	any Accession Letter;

(c)	any Fee Letter;

(d)	any Selection Notice;

(e)	the Intercreditor Agreement;

(f)	any Transaction Security Document;

(g)	any Transfer Certificate or Assignment Agreement and Lender Accession Undertaking;

(h)	any Utilisation Request;

(i)	the Mandate Documents;

(j)	the 2016 Amendment and Restatement Agreement;

(k)	any Ancillary Document; and

(l)	any other document designated as a “Finance Document” by the Agent and the Borrower,

provided that for the purpose of any Continuing Document (only) the reserved meaning (if any) given to this term in connection with that Continuing Document pursuant to paragraphs (k) and (l) of Clause 1.2 (Construction) and the Intercreditor Agreement shall apply.

“Finance Party” means the Agent, the Common Security Agent, the Intercreditor Agent, the Lenders, any Ancillary Lender and the POA Agent, provided that for the purpose of any Continuing Document (only) the reserved meaning (if any) given to this term in connection with that Continuing Document pursuant to paragraphs (k) and (l) of Clause 1.2 (Construction) and the Intercreditor Agreement shall apply.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value as at the relevant date on which Financial Indebtedness is calculated (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Model” means the financial model in the agreed form provided to the Agent in connection with the 2016 Amendment and Restatement Agreement.

“Financial Quarter” has the meaning given to that term in Clause 22.3 (Definitions).

“Financial Year” has the meaning given to that term in Clause 22.3 (Definitions).

“First Utilisation” means, for the purpose of any Continuing Document, 28 July 2014.

“Fitch” means Fitch Ratings Ltd.

“GAAP” means the generally accepted accounting principles in the United States of America as in effect from time to time.

“Gaming Area” means, for the purpose of any Continuing Document, the gaming area operated by Melco Crown within the Property under the terms of the Services and Right to Use Agreement.

“Gaming Subconcession” means the trilateral agreement dated 8 September 2006 entered into by and between the Macau SAR, Wynn Resorts (Macau), S.A. (as concessionaire for the operation of casino games of chance and other casino games in the Macau SAR, under the terms of a concession contract dated 24 June 2002 between the Macau SAR and Wynn Resorts (Macau), S.A.) and Melco Crown comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of the Macau SAR, Wynn Resorts (Macau), S.A. and Melco Crown (the nominative administrative contract known as the subconcession contract for the operation of casino games of chance and other casino games in the Macau SAR, executed by Wynn Resorts (Macau) Limited and Melco Crown, to be the most significant instrument thereof), pursuant to the terms of which Melco Crown is entitled to operate casino games of chance and other casino games in the Macau SAR as an autonomous subconcessionaire in relation to Wynn Resorts (Macau) Limited, and including any supplemental letters or agreements entered into or issued by Macau SAR and any member of Group or Melco Crown.

“Golden Share” means any share in a company or corporation, the memorandum and/or articles of association in respect of which company or corporation designate as such or give the holder of such share any special pre-emptive rights relative to other shareholders.

“Governmental Authority” means, as to any person, the government of the Macau SAR, any other national, state, provincial or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case having jurisdiction over such person, or any arbitrator with authority to bind such person at law.

“Grantor” means:

(a)	each of Melco Crown and SCH5; and

(b)	each other person (other than an Obligor) that grants Security under any Transaction Security Document after the 2016 Amendment and Restatement Effective Date.

“Group” means the Parent and each of its Subsidiaries from time to time.

“Group Insured” has the meaning, for the purpose of any Continuing Document, given to that term in schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of Ancillary Outstandings were deleted.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hedge Counterparty” has the meaning given to that term in the Intercreditor Agreement.

“Hedging Agreement” has the meaning, for the purpose of any Continuing Document, given to that term in schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Hedging Liabilities” has the meaning, for the purpose of any Continuing Document, given to that term in schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“HIBOR” means, in relation to any Loan denominated in HK dollars:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for HK dollars for the Interest Period of that Loan, the Interpolated Screen Rate; or

(c)	if no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, at or about 11:00 a.m. on the Quotation Date for HK dollars for a period comparable to the Interest Period for that Loan, and if any such rate is less than zero, such rate shall be deemed to be zero.

“High Yield Note Disbursement Agreement” means, for the purpose of any Continuing Document, the note disbursement and account agreement in respect of funds from time to time standing to the credit of the High Yield Note Proceeds Account dated 26 November 2012 and made between, among others, the Borrower, the Original Bondco and the High Yield Note Trustee.

“High Yield Note Document” means each High Yield Note Indenture, each Bondco Loan Agreement and each other document or instrument which relates to any High Yield Notes or, as the case may be, High Yield Note Refinancing Indebtedness.

“High Yield Note Guarantees” means the guarantees provided by any Obligor:

(a)	to the High Yield Note Trustee in respect of the High Yield Notes issued prior to the original date of this Agreement; or

(b)	in respect of any Additional High Yield Note, Additional High Yield Note Refinancing Indebtedness or High Yield Note Refinancing Indebtedness.

“High Yield Note Indenture” means the indenture dated 26 November 2012 made between (among others) the Original Bondco and the High Yield Note Trustee or any equivalent High Yield Note Document in respect of any High Yield Note Refinancing Indebtedness issued by way of debt securities (in each case, as amended or supplemented from time to time).

“High Yield Note Interest Reserve Account” has the meaning, for the purpose of any Continuing Document, given to the term “Note Interest Reserve Account” in the High Yield Note Disbursement Agreement.

“High Yield Note Proceeds Account” has the meaning, for the purpose of any Continuing Document, given to the term “Note Proceeds Account” in the High Yield Note Disbursement Agreement.

“High Yield Note Refinancing” means a refinancing of any amount outstanding under or in connection with the High Yield Notes issued prior to the original date of this Agreement or a High Yield Note Refinancing from the proceeds of an issue by a Bondco of high yield notes or other Financial Indebtedness (each, “High Yield Note Refinancing Indebtedness”) where:

(a)	the terms thereof are no less favourable to the Finance Parties than the terms of the High Yield Notes issued prior to the original date of this Agreement (and do not have an adverse effect on the interests of the Finance Parties);

(b)	the terms thereof (including, without limitation, the terms of any related guarantees, security or other credit support) are no more onerous to any Obligor (for the avoidance of doubt, an increase in pricing payable by any Obligor when compared to the High Yield Notes shall be more onerous) and do not provide for any redemptions on a date falling prior to the last Termination Date applicable to the Facilities; and

(c)	the scope (including the assets subject to security, the persons giving security, guarantees or other credit support and the amount of financial obligations guaranteed, secured or supported by any Obligor) of any security, guarantees or credit support given in connection with such High Yield Notes Refinancing Indebtedness by any Obligor shall be no greater than the security, guarantees and credit support granted (and financial obligations guaranteed, secured or supported by any Obligor) pursuant to the High Yield Note Documents entered into prior to the original date of this Agreement.

“High Yield Note Trustee” means DB Trustees (Hong Kong) Limited (or its permitted successor or assign) as trustee for the High Yield Noteholders on the terms set out in the High Yield Note Indenture or its equivalent under any other High Yield Note Document.

“High Yield Noteholders” means the holders of the High Yield Notes or High Yield Note Refinancing Indebtedness from time to time issued by way of debt securities.

“High Yield Notes” means the US$825,000,000 8.500% senior notes due 2020 issued by the Original Bondco and subject to the terms of the High Yield Note Indenture or any Financial Indebtedness incurred by way of High Yield Note Refinancing.

“HK$”, “Hong Kong dollars” or “HK dollars” denotes the lawful currency of the Hong Kong SAR.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong SAR” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Illegal Lender” means a Lender whom an Obligor is or becomes obliged to repay or prepay pursuant to Clause 8.1 (Illegality).

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	it otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in paragraph (a)(i) of Clause 2.2 (Increase).

“Increased Costs Lender” means a Lender to whom the Borrower is required to pay Increased Costs under Clause 16 (Increased costs), to make a tax gross-up under Clause 15.2 (Tax gross-up) or tax indemnity under Clause 15.3 (Tax indemnity).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Insolvency Event” means, in relation to a Finance Party, that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurance Policy” means, for the purpose of any Continuing Document, any policy of insurance (other than any public liability, third party liability, workers compensation or legal liability insurance or any other insurances the proceeds of which are payable to employees or officers of any Chargor or any other relevant third party) which any Obligor is required to effect or maintain under the Facilities Agreement and in which the relevant Chargor may from time to time have an interest and which is taken out, placed or effected with an insurer.

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use any such assets referred to in paragraph (a) above,

of each member of the Group.

“Intercreditor Agreement” means the intercreditor agreement entered into between, among others, the Parent, the Borrower, the Original Guarantors, the Original Bondco, the Lenders, the Agent and the Common Security Agent on the 2016 Amendment and Restatement Effective Date.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

“Interpolated Screen Rate” means, in relation to HIBOR, the rate which results from interpolating on a linear basis (rounded to the same number of decimal places as the two relevant Screen Rates) between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of a Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

as of 11:00 a.m. on the Quotation Date for HK dollars.

“Intra-Group Lender” has the meaning given to that term in the Intercreditor Agreement.

“Intra-Group Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Opinion” means any legal opinion delivered to the Agent under or in connection with the conditions precedent referred to in clause 5.1 (Amendments to the Facilities Agreement) of the 2016 Amendment and Restatement Agreement or Clause 27 (Changes to the Obligors).

“Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under statutes of limitation;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means a Facility A Lender or a Revolving Facility Lender, provided that for the purpose of any Continuing Document (only) the reserved meaning (if any) given to this term in connection with that Continuing Document pursuant to paragraphs (k) and (l) of Clause 1.2 (Construction) and the Intercreditor Agreement shall apply.

“Liabilities” means all present and future liabilities and obligations at any time of any Obligor to any Finance Party under the Finance Documents, both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by any Obligor of a Payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan or a Revolving Facility Loan.

“Macau Obligor” means any Obligor incorporated in the Macau SAR.

“Macau SAR” means the Macau Special Administrative Region of the People’s Republic of China.

“Major Project Documents” has the meaning, for the purpose of any Continuing Document, given to that term in schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Majority Lenders” means:

(a)	(for the purposes of paragraph (a) of Clause 37.2 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Revolving Facility of the condition in Clause 4.1 (Utilisation conditions precedent)), a Lender or Lenders whose Revolving Facility Commitments aggregate more than 50 per cent. of the Total Revolving Facility Commitments; and

(b)	(in any other case) a Lender or Lenders whose Revolving Facility Commitments and participations in the Facility A Loan aggregate 50 per cent. or more of the sum of the Total Revolving Facility Commitments and the outstanding principal amount of the Facility A Loan.

“Mandate Documents” means the commitment letter entered into on 9 November 2016 between the Original Lender and the Borrower.

“Margin” means, in relation to any Loan or Unpaid Sum, 4.00 per cent. per annum.

“Material Adverse Effect” means any event or circumstance which (after taking into account all relevant circumstances) has a material adverse effect on:

(a)	the business, operations, property or financial condition of the Group (taken as a whole); or

(b)	the ability of the Obligors (taken as a whole) to perform any of their payment obligations under the Finance Documents; or

(c)	subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of, or the effectiveness or ranking of any Transaction Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“MCE” means Melco Crown Entertainment Limited, an exempted limited liability company incorporated with limited liability under the laws of the Cayman Islands (with registered number 143119) with registered address: Walker House, 87 Mary Street, George Town, Grand Cayman, KYI-9005, Cayman Islands.

“MCE Cotai” means MCE Cotai Investments Limited, an exempted limited liability company incorporated with limited liability under the laws of the Cayman Islands (with registered number 254216) whose registered address is at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

“Melco Crown” means Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously as Melco PBL Gaming (Macau) Limited), a company incorporated under the laws of the Macau SAR, registered with the Macau Commercial Registry under number 24325 SO, with registered office at Alameda Dr. Carlos d’ Assumpção, nos 411-417, Edifício Dynasty Plaza, 15º andar, O, P, Macau.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period is to be of a duration equal to a whole number of Months, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Moody’s” means Moody’s Investors Service, Inc.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“New Cotai, LLC” a limited liability company formed in Delaware, United States of America (with registered number 4114248), c/o New Cotai Holdings, LLC, of Two Greenwich Plaza, Greenwich, Connecticut 06830, United States of America.

“New Shareholder Injections” means the cash proceeds received by the Parent in respect of the aggregate amount subscribed for by any person (other than a member of the Group) for ordinary shares in the Parent or in respect of any Sponsor Group Loan, in each case, after the 2016 Amendment and Restatement Effective Date.

“New Sponsor” means any person to whom Silverpoint or Oaktree assigns or transfers all or part of its indirect beneficial interest in the shares or other equity interests of SCIH in accordance with the Shareholders’ Agreement.

“Non-Consenting Lender” means any Lender which does not and continues not to consent to any decision requiring a waiver or amendment or other consent requested in respect of any of the Facilities, if:

(a)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)	Lenders whose Revolving Facility Commitments aggregate more than 80 per cent. of the Total Revolving Facility Commitments (or, if the Total Revolving Facility Commitments have been reduced to zero, aggregated more than 80 per cent. of the Total Revolving Facility Commitments immediately prior to that reduction) have consented or agreed to such waiver or amendment.

“Non-Market Lender” means any Lender whose Revolving Facility Commitment is being included to trigger a Market Disruption Event pursuant to paragraph (ii) of the definition of that term.

“Non-Responding Lender” means any Lender that fails to:

(a)	accept or reject a request by or on behalf of any of the Obligors for any waiver, amendment or other consent requested in relation to any of the Facilities within 10 Business Days (or, if the Borrower agrees to a longer time period in relation to that request or the Borrower specifies a longer period in that request during which a Lender may respond, on or prior to the expiry of such longer period so agreed or specified by the Borrower) of a written request; or

(b)	sign a Transfer Certificate within 10 Business Days of any request pursuant to paragraph (a) of Clause 37.5 (Replaceable Lenders).

“Notes Repurchase” means any repayment, prepayment, purchase, defeasance, redemption or acquisition or retirement of the principal amount of any component of the Senior Secured Debt by any member of the Group.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

“Oaktree” means Oaktree Capital Management LLC and any successor to the investment management business thereof.

“Obligor” means the Borrower or a Guarantor.

“Obligors’ Agent” means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the US Department of Treasury.

“Onshore Security Documents” means any Transaction Security Document governed by or expressed to be governed by the law of the Macau SAR.

“Original Bondco” means Studio City Finance Limited, a BVI business company incorporated under the laws of the British Virgin Islands (registered number 1673307), whose registered office is at Estera Corporate Services (BVI) Limited, Jayla Place, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

“Original Financial Statements” means the audited consolidated financial statements of the Parent for the Financial Year ended 31 December 2015.

“Pari Passu Debt Creditor” has the meaning given to that term in the Intercreditor Agreement.

“Pari Passu Debt Document” has the meaning given to that term in the Intercreditor Agreement.

“Pari Passu Debt Liability” has the meaning given to that term in the Intercreditor Agreement.

“Party” means a party to this Agreement.

“Participation” means a Debt Purchase Transaction other than a purchase falling within paragraph (a) of the definition thereof.

“Patacas” or “MOP” denotes the lawful currency of the Macau SAR.

“Payment” means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Liabilities (or any other liabilities or obligations).

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stamping and notifications of the Transaction Security Documents or the Transaction Security created thereunder.

“Permits” means all approvals, licences, consents, permits, Authorisations, registrations and filings, necessary in connection with the execution, delivery, completion, implementation, perfection or performance, admission into evidence or enforcement of the Transaction Documents on the terms thereof and all material approvals, licences, consents, permits, Authorisations, registrations and filings required for the design, development, construction, ownership, maintenance, operation or management of the Property and business of the Group as contemplated under the Transaction Documents.

“Permitted Distribution” has the meaning, for the purpose of any Continuing Document, given to that term in schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Permitted Investment” means the following:

(a)	securities issued, or directly and fully guaranteed or insured, by the United States government or any agency or instrumentality of the United States government (as long as the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than nine months from the date of acquisition;

(b)	securities issued, or directly and fully guaranteed or insured, by the government of the Hong Kong SAR or any agency or instrumentality of the government of the Hong Kong SAR (as long as the full faith and credit of the Hong Kong SAR is pledged in support of those securities) having maturities of not more than nine months from the date of acquisition;

(c)	interest bearing demand or time deposits (which may be represented by certificates of deposit) issued by Acceptable Banks or, if not issued by an Acceptable Bank, secured at all times, in the manner and to the extent provided by law, by collateral security in sub-paragraph (a) or (b) above, of a market value of no less than the amount of monies so invested;

(d)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in sub-paragraphs (a), (b) and (c) above entered into with any financial institution meeting the qualifications specified in sub-paragraph (c) above;

(e)	commercial paper having a rating of A-2 or P-2 from S&P or Moody’s respectively and in each case maturing within nine months after the date of acquisition;

(f)	any investment in money market funds which (i) have a credit rating of either A-2 or higher by Standard & Poor’s Rating Services or F2 or higher by Fitch or P-2 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (e) above and (iii) can be turned into cash on not more than 30 days’ notice; and

(g)	any other debt security approved by the Majority Lenders

“Permitted Lien” has the meaning given to that term in Schedule 11 (Definitions).

“Permitted Transferee” means, in relation to a Transfer, a bank, financial institution (including a trust), fund, vehicle or other entity which is regularly engaged in, or established for the purposes of making, purchasing or investing in, syndicated loans but excludes a Conflicted Lender.

“Pledge of Enterprise” has the meaning, for the purpose of any Continuing Document, given to that term in schedule 5 (Continuing Documents) of the Intercreditor Agreement.

“Power of Attorney” has the meaning given to that term in the Intercreditor Agreement.

“Phase I Construction Contract” means each contract entered into or proposed to be entered into between Propco or any other Obligor and a Contractor in respect of the Property.

“Phase II Project” the development of the remainder of the Site not comprising the Property after the 2016 Amendment and Restatement Effective Date.

“Propco” means Studio City Developments Limited (formerly known as MSC Desenvolvimentos, Limitada and previously as as East Asia - Televisão por Satélite Limitada), a company incorporated under the laws of the Macau SAR, registered with the Mcacau Commercial Registry under number 14311 SO, with registered office at Rua de Évora, nos 199-207, Edifício Flower City, 1° andar, A1, Taipa, Macau.

“Property” means the retail, hotel, gaming, entertainment, food and beverage and entertainment studio complex constructed on the Site as of the 2016 Amendment and Restatement Effective Date, known as “Studio City”.

“Property Valuation Report” means the report by Savills (Macau) Limited dated 17 October 2016 and delivered to the Agent in accordance with the 2016 Amendment and Restatement Agreement.

“Project” means the Site.

“Projections” has the meaning given to that term in paragraph (a) of Clause 21.13 (No misleading information).

“Quarter Date” has the meaning given to that term in Clause 22.3 (Definitions).

“Quarterly Financial Statements” has the meaning given to that term in Clause 22.3 (Definitions).

“Quotation Date” means, in relation to any period for which an interest rate is to be determined, the first day of that period.

“Receiver” means a receiver, receiver and manager, administrative receiver or analogous person in any Relevant Jurisdiction of the whole or any part of the Charged Property.

“Reference Banks” means the principal office in the Hong Kong SAR or the Macau SAR of Australia and New Zealand Banking Group Limited, Citibank, N.A., Deutsche Bank AG and Bank of China Limited or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Reimbursement Agreement” means the reimbursement agreement dated 15 June 2012 and entered into between SCE and Melco Crown (as may be amended and supplemented from time to time).

“Related Fund”, in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or adviser or an Affiliate thereof as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the Hong Kong interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor or Grantor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Repayment Instalment” means, for the purpose of any Continuing Document, any instalment for repayment of the Facility A Loan (which, for the avoidance of doubt, there are none).

“Repeating Representations” means each of the representations set out in Clause 21 (Representations) other than Clause 21.9 (No filing or stamp taxes), Clause 21.10 (Deduction of Tax), paragraphs (a) and (b) of Clause 21.13 (No misleading information) and paragraphs (b) and (c) of Clause 21.14 (Financial statements).

“Replaceable Lender” means a Conflicted Lender, a Defaulting Lender, an Increased Costs Lender, an Illegal Lender, a Non-Consenting Lender, a Non-Market Lender or a Lender to whom an Obligor becomes obliged to repay or prepay any amount in accordance with paragraph (iii) of Clause 9.3 (High Yield Notes and Bondco Loans) but, in each case, shall not include any Lender that is a Sponsor Affiliate.

“Representative” means, for the purpose of any Continuing Document, any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a document substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC; or

(c)	in any successor list to either of the foregoing.

“Revolving Facility” means the revolving loan facility made available pursuant to this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Revolving Facility Commitment” means:

(a)	in relation to the Original Lender, the aggregate amount in HK dollars set opposite its name under the heading “Revolving Facility Commitment” in Part 2 of Schedule 1 (Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in HK dollars of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Lender” means:

(a)	the Original Revolving Facility Lender identified as such in Part 2 of Schedule 1 (Original Parties); and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Revolving Facility Lender in accordance with Clause 2.2 (Increase) or Clause 25 (Changes to the Lenders),

which, in each case, has not ceased to be a Party as a Revolving Facility Lender in accordance with the terms of this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan; and

(c)	made or to be made to the Borrower for the purpose of refinancing a maturing Revolving Facility Loan.

“SCE” means Studio City Entertainment Limited (formerly known as MSC Diversões, Limitada and previously as New Cotai Entertainment (Macau) Limited), a company incorporated under the laws of the Macau SAR, registered with the Macau Commercial Registry number 27610 SO, with registered office at Rua de Évora, nos 199-207, Edifício Flower City, 1° andar, A1, Taipa, Macau.

“SCH5” means Studio City Holdings Five Limited, a BVI business company incorporated under the laws of the British Virgin Islands (registered number 1789892), whose registered office is at Jayla Place, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

“SCIH” means Studio City International Holdings Limited, a BVI business company incorporated under the laws of the British Virgin Islands (registered number 399970), whose registered office is at Offshore Incorporation Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands.

“Screen Rate” means, in relation to HIBOR, the Hong Kong interbank offered rate administered by Hong Kong Association of Banks (or any other person which takes over the administration of that rate) for the relevant period displayed on page HKABHIBOR of the Reuters screen (or any replacement Reuters page which displays the rate), or an appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Secured Obligations” has the meaning given to that term in the Intercreditor Agreement.

“Secured Obligations Document” has the meaning given to that term in the Intercreditor Agreement.

“Secured Parties” has the meaning given to that term in the Intercreditor Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means the Common Security Agent.

“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests and notices) given in accordance with Clause 12 (Interest Periods) in relation to the Facility A Loan.

“Senior Secured Debt” means (i) any Financial Indebtedness outstanding under the Senior Secured 2019 Note Indenture or the Senior Secured 2021 Note Indenture and (ii) any Financial Indebtedness outstanding under any other Pari Passu Debt Document.

“Senior Secured 2019 Note Indenture” means the indenture governing the Senior Secured 2019 Notes dated on or about the date of this Agreement and made between, among others, Deutsche Bank Trust Company Americas as the trustee in respect of the Senior Secured 2019 Notes, the Borrower as company and issuer of the Senior Secured 2019 Notes and the Parent as the parent guarantor and the other Guarantors as subsidiary guarantors of the Senior Secured 2019 Notes and acceded to by the Intercreditor Agent and the Common Security Agent on or about the date of this Agreement.

“Senior Secured 2019 Notes” means:

(a)	the USD 350,000,000 aggregate principal amount of 5.875% senior secured notes due 2019 issued or to be issued by the Borrower as issuer pursuant to the Senior Secured 2019 Note Indenture; and

(b)	any additional senior secured notes issued by the Borrower as issuer pursuant to the Senior Secured 2019 Note Indenture as part of the same series of the senior secured notes issued under paragraph (a) above, provided that the Parent has confirmed in writing that the incurrence of those notes will not breach the terms of any of the Finance Documents or any of its then existing Pari Passu Debt Documents.

“Senior Secured 2021 Note Indenture” means the indenture governing the Senior Secured 2021 Notes dated on or about the date of this Agreement and made between, among others, Deutsche Bank Trust Company Americas as the trustee in respect of the Senior Secured 2021 Notes, the Borrower as company and issuer of the Senior Secured 2021Notes and the Parent as the parent guarantor and the other Guarantors as subsidiary guarantors of the Senior Secured 2021 Notes and acceded to by the Intercreditor Agent and the Common Security Agent on or about the date of this Agreement.

“Senior Secured 2021 Notes” means:

(a)	the USD 850,000,000 aggregate principal amount of 7.250% senior secured notes due 2021 issued or to be issued by the Borrower as issuer pursuant to the Senior Secured 2021 Note Indenture; and

(b)	any additional senior secured notes issued by the Borrower as issuer pursuant to the Senior Secured 2021 Note Indenture as part of the same series of the senior secured notes issued under paragraph (a) above, provided that the Parent has confirmed in writing that the incurrence of those notes will not breach the terms of any of the Finance Documents or any of its then existing Pari Passu Debt Documents.

“Services and Right to Use Agreement” means the services and right to use agreement dated 11 May 2007 and originally made between SCE, New Cotai Entertainment, LLC and Melco Crown as amended, restated and supplemented from time to time, including pursuant to a supplemental agreement dated 15 June 2012 made between SCE, Melco Crown and New Cotai Entertainment, LLC.

“Services and Right to Use Agreement Confidential Information” means any Confidential Information which relates to, which contains or is derived or copied from the Services and Right to Use Agreement and/or the Reimbursement Agreement.

“Services and Right to Use Direct Agreement” means the direct agreement dated 26 November 2013 and entered into between, among others, SCE, Melco Crown and the Common Security Agent in relation to the Services and Right to Use Agreement and the Reimbursement Agreement, as amended or modified from time to time.

“Shareholders’ Agreement” means the shareholders’ agreement dated 27 July 2011 and made between MCE Cotai, New Cotai, LLC and others (as amended from time to time).

“Silverpoint” means Silver Point Capital, L.P. and any successor to the investment management business thereof.

“Site” means the land described in the Amended Land Concession.

“Specific Contracts” means, for the purpose of any Continuing Document, the Hedging Agreements (other than SA Hedging Agreements).

“Sponsor Affiliate” means:

(a)	in the case of MCE, MCE and its Subsidiaries (other than any member of the Group);

(b)	in the case of Silverpoint, Silverpoint, each of its Affiliates (other than any member of the Group), any trust of which Silverpoint or any of such Affiliates is a trustee, any partnership of which Silverpoint or any of such Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, Silverpoint or any of such Affiliates, provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by Silverpoint or any of such Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate;

(c)	in the case of Oaktree, Oaktree, each of its Affiliates (other than any member of the Group), any trust of which Oaktree or any of such Affiliates is a trustee, any partnership of which Oaktree or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, Oaktree or any of such Affiliates, provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by Oaktree or any of such Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate; and

(d)	in the case of a New Sponsor, the New Sponsor, each of its Affiliates (other than any member of the Group), any trust of which the New Sponsor or any of such Affiliates is a trustee, any partnership of which the New Sponsor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the New Sponsor or any of such Affiliates, provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the New Sponsor or any of such Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.

“Sponsor Group Loans” means any Financial Indebtedness owed by the Parent to any Sponsor Group Shareholder pursuant to any document or instrument setting out the terms of any credit facility, loan, notes, indenture or debt security or, as the case may be, any undocumented arrangement or contract (whether by way of book entry or otherwise) establishing the same.

“Sponsor Group Shareholder” means any direct or indirect shareholder of the Parent which is a Sponsor Affiliate, a Subsidiary of a Sponsor Affiliate or which would be a Subsidiary of a Sponsor Affiliate were the rights and interests of each Sponsor Affiliate in respect thereof to be combined.

“Sponsors” means MCE, Silverpoint, Oaktree and any New Sponsor and “Sponsor” means each of them.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc..

“Subordinated Creditor” means, for the purpose of any Continuing Document, each person that was an original party, or who has acceded, to the Intercreditor Agreement as a Subordinated Creditor or Intra-Group Lender.

“Subordinated Debt” means, for the purpose of any Continuing Document, the Financial Indebtedness owed by any Obligor to another Obligor or a Sponsor Group Shareholder that is subordinated in accordance with the terms provided in respect thereof by the Intercreditor Agreement.

“Subordination Deed” means, for the purpose of any Continuing Document, the Intercreditor Agreement.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which (or, in the case of any company or corporation in which SCH5 owns a Golden Share, more than half the issued share capital of which, excluding for these purposes that Golden Share from such issued share capital) is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loan Facility” means, for the purpose of any Continuing Document, Facility A.

“Termination Date” means, in relation to a Facility, the Final Repayment Date of that Facility.

“Total Commitments” means the Total Revolving Facility Commitments.

“Total Facility A Participation” means the aggregate of the Facility A Participations, being HK$1,000,000 at the 2016 Amendment and Restatement Effective Date.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being HK$233,000,000 at the 2016 Amendment and Restatement Effective Date.

“Transaction Documents” means:

(a)	the Finance Documents; and

(b)	the Constitutional Documents of each Obligor.

“Transaction Security” means the Security or other collateral created, evidenced or expressed to be created or evidenced pursuant to the Transaction Security Documents.

“Transaction Security Documents” means the Services and Right to Use Direct Agreement and each of the other documents listed as being a Transaction Security Document in schedule 4 (Transaction Security Documents) of the Intercreditor Agreement together with any other document entered into by any Obligor or other person creating or expressed to create any Security or other collateral over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents, each as amended, supplemented and/or confirmed from time to time (including, without limitation, the Facility A Cash Collateral).

“Transfer” means a novation of rights and obligations, an assignment of rights, an assignment of rights combined with an assumption of certain obligations and release of certain obligations, a participation or sub-participation or a declaration of trust (or equivalent), in each case, in relation to, or any other arrangement under which payments are to be made or may be made by reference to, one or more Finance Documents, the Facilities or the Borrower or any other transfer howsoever described or arranged whereby rights or obligations under the Finance Documents or in relation to the Facilities or the Borrower are transferred from one person to another (and “transferred” (and similar expressions) will be construed accordingly).

“Transfer Certificate” means an agreement substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate or Assignment Agreement and Lender Accession Undertaking; and

(b)	the date on which the Agent executes the relevant Transfer Certificate or Assignment Agreement and Lender Accession Undertaking.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“US Bankruptcy Code” means Title 11 of The United States Code (entitled “Bankruptcy”), as amended from time to time and as now or hereafter in effect, or any successor thereto.

“US dollars” or “US$” denotes the lawful currency of the United States.

“US Person” means any person whose jurisdiction of organization is a state of the United States or the District of Columbia.

“Utilisation” means a Loan.

“Utilisation Date” means the date on which a Revolving Facility Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests and notices).

“Voting Participation” means a Participation which involves a transfer of any voting rights, directly or indirectly, under, or in relation to, the Finance Documents (including arising as a result of being able to direct the way that another person exercises its voting rights).

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Agent”, the “Common Security Agent”, any “Finance Party”, the “Intercreditor Agent”, any “Lender”, any “Obligor”, any “Party”, the “POA Agent”, any “Secured Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Common Security Agent, any person for the time being appointed as Common Security Agent or Common Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is in a form previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated (in each case, however fundamentally);

(v)	“guarantee” means (other than in Clause 20 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	an “equivalent amount in other currencies”, “equivalent amount in HK$”, “equivalent amount in US$” or “its equivalent” means, in relation to an amount in one currency, that amount converted on any relevant date into the relevant currency, HK$ or US$ (as the case may be) at the Agent’s Spot Rate of Exchange on that date and other than for the purposes of determining compliance with any basket amount, threshold and any other exceptions to any undertaking under Clause 23 (General undertakings) and any Event of Default under Clause 24 (Events of Default), the equivalent to any amount in HK dollars or the equivalent to any amount in US dollars shall be determined as at the time of the applicable incurrence, disposal, acquisition, investment, lease, loan, guarantee or other relevant action;

(x)	No breach of any undertaking under Clause 23 (General undertakings) and any Event of Default under Clause 24 (Events of Default) shall arise merely as a result of a subsequent change in the US dollar equivalent or HK dollar equivalent of any amount due to fluctuation in exchange rates;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to Hong Kong time.

(b)	Any reference to the Agent “acting reasonably” shall, to the extent that the Agent seeks instructions from the Lenders or a group of Lenders in respect of any matter, be construed so as to require the Lenders or that group of Lenders to act reasonably in respect of that matter.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, (i) a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and (ii) the word “including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly).

(e)	A Borrower providing “cash cover” for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of a Borrower and the following conditions being met:

(i)	the account is with the Ancillary Lender for which that cash cover is to be provided;

(ii)	until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)	a Borrower has executed a security document, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.

(f)	A Default (including, for the avoidance of doubt, an Event of Default) is “continuing” if it has not been remedied or waived and an Acceleration Event is “continuing” if the notice in relation to such Acceleration Event has not been withdrawn, cancelled or otherwise ceased to have effect.

(g)	A Borrower “repaying” or “prepaying” Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the relevant Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which the Ancillary Outstandings are repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(h)	An amount borrowed includes any amount utilised under an Ancillary Facility.

(i)	Notwithstanding any other provision of any Finance Document, none of the steps set out or described in, or any actions done or contemplated by, the Services and Right to Use Direct Agreement or the actions or intermediate steps necessary to implement any of those steps or actions shall constitute a breach of any representation or warranty, a breach of any undertaking or otherwise result in the occurrence of a Default or an Event of Default under a Finance Document.

(j)	References in this Agreement to “the original date hereof”, “the original date of this Agreement”, and any other like expressions shall mean 28 January 2013 and references in this Agreement to “the date hereof”, “the date of this Agreement”, and any other like expressions shall mean the 2016 Amendment and Restatement Effective Date.

(k)	The principles of construction and interpretation contained or referred to in paragraph (m) of clause 1.2 (Construction) of the Intercreditor Agreement shall apply to the construction and interpretation of the Services and Right to Use Direct Agreement, including to any capitalised term incorporated into the Services and Right to Use Direct Agreement by reference to this Agreement (whether or not such term is expressly defined in this Agreement). In the event of any inconsistency between the principles of construction contained or referred to in paragraph (m) of clause 1.2 (Construction) of the Intercreditor Agreement and a term defined in this Agreement, the principles of construction contained or referred to in paragraph (m) of clause 1.2 (Construction) of the Intercreditor Agreement shall take precedence.

(l)	The principles of construction and interpretation contained or referred to in paragraph (n) of clause 1.2 (Construction) of the Intercreditor Agreement shall apply to the construction and interpretation of any Continuing Document, including to any capitalised term incorporated into any Continuing Document by reference to this Agreement (whether or not such term is expressly defined in this Agreement). In the event of any inconsistency between the principles of construction contained or referred to in paragraph (n) of clause 1.2 (Construction) of the Intercreditor Agreement and a term defined in this Agreement, the principles of construction contained or referred to in paragraph (n) of clause 1.2 (Construction) of the Intercreditor Agreement shall take precedence.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

1.4	Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.5	Terms defined in the covenants

Unless a contrary intention appears, capitalised terms used in this Agreement which are not defined in Clause 1.1 (Definitions) have the meaning given to them in Schedule 10 (Covenants) and Schedule 11 (Definitions).

SECTION 2

THE FACILITIES

2.	The Facilities

2.1	The Facilities

(a)	(i)	The Original Lender has made available a Base Currency term loan in an aggregate amount equal to the Total Facility A Participation that has been redesignated as the Facility A Loan.

(ii)	Subject to the terms of this Agreement, the Revolving Facility Lenders make available to the Borrower a Base Currency revolving loan facility in an aggregate amount equal to the Total Revolving Facility Commitments.

(b)	It is acknowledged by the Parties that, as at the 2016 Amendment and Restatement Effective Date:

(i)	there is one Facility A Loan outstanding:

(A)	which is in the principal amount equal to the Total Facility A Participation;

(B)	which is owed by the Borrower to the Facility A Lender in the Base Currency; and

(C)	the first Interest Period in respect of which starts on the 2016 Amendment and Restatement Effective Date and is an Interest Period of one Month and in respect of which first Interest Period the relevant Quotation Date for the purposes of determining HIBOR shall be the 2016 Amendment and Restatement Effective Date;

(ii)	the Original Lender’s Available Commitment in respect of Facility A is nil, and no further Utilisations of Facility A may be made; and

(iii)	none of the Revolving Facility Commitments have been drawn and the Original Lender’s Available Commitment in respect of the Revolving Facility is equal to the Total Revolving Facility Commitments.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of the Available Commitment or the Revolving Facility Commitment of an Illegal Lender in accordance with Clause 8.1 (Illegality) or Replaceable Lender in accordance with Clause 37.7 (Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)) (such Available Commitment or Revolving Facility Commitment so cancelled being the “Cancelled Commitment”) request that the Revolving Facility Commitments be increased (and the Revolving Facility Commitments shall be so increased) by an aggregate amount in Hong Kong dollars of up to the amount of the Cancelled Commitment as follows:

(i)	such increased Revolving Facility Commitments will be assumed by one or more Lenders or persons (other than a Group Member) (each an “Increase Lender”) selected by the Borrower and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of such increased Revolving Facility Commitments under that Facility which it is to assume (the “Assumed Commitment” of such Increase Lender), as if it had been an Original Lender;

(ii)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had that Increase Lender been an Original Lender (with the Assumed Commitment in respect of such Increase Lender, in addition to any other Commitment which such Increase Lender may otherwise have in accordance with this Agreement);

(iii)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender (with the Assumed Commitment in respect of such Increase Lender, in addition to any other Commitment which such Increase Lender may otherwise have in accordance with this Agreement) and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)	such increase in the Revolving Facility Commitments shall take effect on the later of (1) the date specified by the Borrower in the notice referred to above or (2) any later date on which the conditions set out in paragraph (b) below are satisfied in respect of such increase.

(b)	An increase in the Revolving Facility Commitments pursuant to this Clause 2.2 will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from each relevant Increase Lender in respect of such increase, which the Agent shall execute promptly on request;

(ii)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the Assumed Commitments by that Increase Lender. The Agent shall promptly notify the Borrower and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing an Increase Confirmation, confirms that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase in Revolving Facility Commitments (to which such Increase Confirmation relates) becomes effective.

(d)	The Borrower shall promptly on demand pay the Agent and the Common Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Common Security Agent (as applicable and, in the case of the Common Security Agent, by any Receiver or Delegate) in connection with any increase in Revolving Facility Commitments under this Clause 2.2.

(e)	An Increase Lender shall, on the date upon which its assumption of any Assumed Commitment takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 25.2 (Assignment or transfer fee) if such assumption was a transfer pursuant to Clause 25.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)	The Borrower may pay to an Increase Lender a fee in the amount and at the times agreed between the Borrower and that Increase Lender in a Fee Letter.

(g)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase in Revolving Facility Commitments;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to, respectively, a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Letter irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Request) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	Purpose

3.1	Purpose

Subject to Clause 5.5 (Limitations on Utilisations), the Borrower shall apply all amounts borrowed by it under the Revolving Facility to finance the general corporate and working capital purposes of the Group, including:

(a)	the payment of fees, costs and expenses; and

(b)	the financing and refinancing of amounts expended on permitted joint venture investments, capital expenditure and business reorganisations,

provided that no amounts utilised under the Revolving Facility (including any Ancillary Facility) may be applied, directly or indirectly, towards any Notes Repurchase or any payments of interest in respect of any Pari Passu Debt Liability.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of utilisation

4.1	Utilisation conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation under the Revolving Facility if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan:

(i)	no Acceleration Event is continuing; and

(ii)	no Event of Default under Clause 24.5 (Insolvency) or Clause 24.6 (Insolvency proceedings) has occurred and is continuing;

(b)	in the case of any other Utilisation:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	all the Repeating Representations are true and correct in all respects or (to the extent such Repeating Representations are not already subject to or qualified as to materiality) all material respects.

4.2	Maximum number of Utilisations

The Borrower may not deliver a Utilisation Request under the Revolving Facility if as a result of the proposed Utilisation more than eight (8) Revolving Facility Loans would be outstanding.

SECTION 3

UTILISATION

5.	Utilisation – Revolving Facility Loans

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Revolving Facility in accordance with Clause 2.1 (The Facilities) by delivery to the Agent of a duly completed Utilisation Request signed by an authorised signatory of the Borrower, not later than 11.00 a.m. on the fifth Business Day prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Revolving Facility Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 12 (Interest Periods).

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be HK dollars.

(b)	The amount of the proposed Utilisation must be a minimum of HK$10,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	Subject to Clause 7.2 (Revolving Facility), if the conditions set out in this Agreement have been met, and (in respect of Revolving Facility Loans), each Lender shall make its participation in each Revolving Facility Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Revolving Facility Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Revolving Facility Loan.

(c)	The Agent shall, by 2.00 p.m. on the third Business Day prior to the proposed Utilisation Date, notify each Lender of the amount of each Revolving Facility Loan, the amount of its participation in that Revolving Facility Loan and, if different, the amount of that participation to be made available in cash.

5.5	Limitations on Utilisations

(a)	Amounts borrowed under or in respect of the Facilities (including the proceeds of the advance constituting the Facility A Loan under the original form of this Agreement) shall not be applied (directly or indirectly):

(i)	for business activities (1) relating to or involving (A) Cuba, Sudan, Iran, Myanmar (Burma), Syria or North Korea (in each case to the extent such country is subject to any economic and/or trade sanctions) or (B) any other countries that are subject to economic and/or trade sanctions as notified in writing by the Agent (acting on behalf of any Lender) to the Borrower from time to time (C) any Restricted Party or (2) which would otherwise result in a breach of any Anti-Terrorism Law; or

(ii)	towards any purpose connected with the operation of casino games of chance or other forms of gaming.

(b)	Without prejudice to paragraph (a) above, the proceeds of the Revolving Facility shall not be applied towards any purpose other than a purpose specified in Clause 3 (Purpose).

5.6	Cancellation of Commitment

The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	Ancillary Facilities

6.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Borrower with an Ancillary Lender.

6.2	Availability

(a)	If the Borrower and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Revolving Facility Commitment as an Ancillary Facility.

(b)	An Ancillary Facility shall not be made available unless, not later than three (3) Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Borrower:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment and the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(F)	the proposed currency of the Ancillary Facility (if not denominated in HK dollars); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Borrower and the Ancillary Lender.

6.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Borrower.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only the Borrower to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow a Lender’s Ancillary Commitment to exceed that Lender’s Available Commitment relating to the Revolving Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v)	must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date applicable to the Revolving Facility (or such earlier date as the Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 34.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 14.3 (Interest, commission and fees on Ancillary Facilities).

6.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date applicable to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the relevant Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i)	required to reduce the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount;

(ii)	the Total Revolving Facility Commitments have been cancelled in full or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement;

(iii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or

(iv)	both:

(A)	the Available Commitments relating to the Revolving Facility; and

(B)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Utilisation.

(d)	If a Revolving Facility Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

6.5	Limitation on Ancillary Outstandings

Each Borrower shall procure that and each Ancillary Lender agrees that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

6.6	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 6.6:

“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in HK dollars of:

(i)	its participation in each Revolving Facility Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility); and

(ii)	if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.

(b)	If a notice is served under Clause 24.19 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the notice is served under Clause 24.19 (Acceleration).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 6.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings.

(e)	Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(f)	All calculations to be made pursuant to this Clause 6.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent’s Spot Rate of Exchange.

(g)	This Clause 6.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in HK dollars for the purpose of any Revolving Facility Loan or in another currency which is acceptable to that Lender.

6.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

6.8	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Schedule 1 (The Original Parties) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b)	The Borrower shall specify any relevant Affiliate of a Lender in any notice delivered by the Borrower to the Agent pursuant to paragraph (b)(i) of Clause 6.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a Party as an Ancillary Lender in accordance with clause 25.14 (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

6.9	Revolving Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than the aggregate of:

(a)	its Ancillary Commitment; and

(b)	the Ancillary Commitment(s) of its Affiliate(s).

6.10	Amendments and waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 6). In such a case, Clause 37 (Amendments and waivers) will apply.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	Repayment

7.1	Facility A

Subject to clause 3.2 (Rolled Loan – restrictions) of the Intercreditor Agreement, the Borrower shall repay the Facility A Loan in full on the Termination Date applicable to Facility A. The Borrower may not reborrow any part of the Facility A Loan that is repaid.

7.2	Revolving Facility

(a)	The Borrower shall repay each Revolving Facility Loan in full on the last day of its Interest Period.

(b)	Without prejudice to the Borrower’s obligations under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to the Borrower:

(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by the Borrower; and

(ii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan,

the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	the Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1)	the Borrower will not be required to make any payment in cash; and

(2)	each Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date applicable to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the Base Currency.

(d)	A Separate Loan may be prepaid by giving five (5) Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by the Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

8.	Illegality, voluntary prepayment and cancellation

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that Lender’s participation has not been transferred pursuant to Clause 37.5 (Replaceable Lenders), the Borrower shall repay that Lender’s participation in each Utilisations on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five (5) Business Days’ prior notice, cancel the whole or any part (being a minimum of HK$100,000,000) of the Available Facility in respect of the Revolving Facility. Any cancellation under this Clause 8.2 shall reduce the Commitments of the Lenders rateably under the Revolving Facility.

8.3	Voluntary prepayment of the Facility A Loan

Subject to clause 3.2 (Rolled Loan – restrictions) of the Intercreditor Agreement, the Borrower under a Facility may, if it gives the Agent not less than five (5) Business Days’ prior notice, prepay the whole or any part of the Facility A Loan (but, if in part, being an amount that reduces the Facility A Loan by a minimum amount of HK$500,000).

8.4	Voluntary prepayment of Revolving Facility Loans

The Borrower may, if it gives the Agent not less than five (5) Business Days’ prior notice, prepay the whole or any part of a Revolving Facility Loan (but, if in part, being an amount that, whether alone or with any such prepayment made by any other Borrower at such time, reduces such Revolving Facility Loan by a minimum amount of HK$100,000,000).

9.	Mandatory prepayment

Each Borrower shall prepay the Utilisations and/or cancel Commitments under the Facilities on the dates and in accordance, and otherwise comply, with the provisions of this Clause 9 (Mandatory prepayment).

9.1	Definitions

For the purposes of this Clause 9 (Mandatory prepayment):

“Disposal Prepayment Event” means the Disposal of all or substantially all of the business and assets of the Group or all the Obligors.

9.2	Change of Control and Disposal Prepayment Event

(a)	If a Change of Control occurs:

(i)	the Parent will promptly notify the Agent upon becoming aware of that event;

(ii)	no Lender shall be obliged to fund a Utilisation (except for a Rollover Loan) and an Ancillary Lender shall not be obliged to fund a utilisation of an Ancillary Facility (unless the terms of such Ancillary Facility provide otherwise); and

(iii)	if a Lender so requires and notifies the Agent within 20 Business Days of the earlier of (A) the Parent’s notifying the Agent of the event and (B) that Lender becoming aware the event has occurred, the Agent shall, by not less than 10 Business Days’ notice to the Parent, cancel the Commitment of that Lender in respect of the Revolving Facility and declare the participation of that Lender in all outstanding Utilisations in respect of the Revolving Facility and Ancillary Outstandings, together with accrued interest and all other amounts accrued under the Finance Documents to that Lender (including, without limitation, in respect of Facility A (other than the principal amount outstanding in respect of the Facility A Loan)), immediately due and payable, whereupon the Commitment of that Lender in respect of the Revolving Facility will be cancelled and, to the extent that Lender’s relevant participations have not been transferred pursuant to Clause 37.5 (Replaceable Lenders), all such outstanding amounts will become immediately due and payable and full cash cover in respect of its contingent liability under an Ancillary Facility shall become immediately due and payable.

(b)	Subject to clause 3.2 (Rolled Loan – restrictions) of the Intercreditor Agreement, if a Disposal Prepayment Event occurs, the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

(c)	In accordance with paragraph (e) of Clause 37.3 (Exceptions), any waiver which relates to a right to prepayment under this Clause 9.2 may only be waived with the consent of the Lender that is entitled to the prepayment.

9.3	High Yield Notes and Bondco Loans

(a)	If, at any time on or after 1 June 2020 (the “Option Period Commencement Date”), any scheduled date for the payment of any principal amount under any High Yield Note or Bondco Loan (after taking into account all extensions of the payments dates of the High Yield Notes and Bondco Loans from time to time) would fall on or prior to the Final Repayment Date applicable to a Facility and the aggregate principal amount outstanding in respect of the Pari Passu Debt Liabilities is less than US$500,000,000 (or its equivalent in other currencies) or would (in circumstances where any Pari Passu Creditor(s) has exercised any right(s) to require any member of the Group to prepay, purchase, defease, redeem, acquire or retire any such Pari Passu Debt Liability pursuant to the exercise of any put option under the relevant Pari Passu Debt Documents in connection with the High Yield Notes or Bondco Loans) be less than US$500,000,000 (or its equivalent in other currencies) taking into account the obligations of the members of the Group to so prepay, purchase, defease, redeem, acquire or retire any such Pari Passu Debt Liabilities:

(i)	the Parent will promptly notify the Agent upon becoming aware of that event;

(ii)	no Lender shall be obliged to fund a Revolving Facility Loan (except for a Rollover Loan) and an Ancillary Lender shall not be obliged to fund a utilisation of an Ancillary Facility (unless the terms of such Ancillary Facility provide otherwise); and

(iii)	if a Lender so requires and notifies the Agent within 20 Business Days of the later of (A) the Parent’s notifying the Agent of the event and (B) the Option Period Commencement Date, the Agent shall, by not less than three (3) Business Days’ notice to the Parent, cancel the Commitment of that Lender in respect of the Revolving Facility and declare (x) the participation of that Lender in all outstanding Utilisations in respect of the Revolving Facility and Ancillary Outstandings, together with accrued interest and all other amounts accrued under the Finance Documents to that Lender (including, without limitation, in respect of Facility A (other than the principal amount outstanding in respect of the Facility A Loan)) and (y) subject to clause 3.2 (Rolled Loan – restrictions) of the Intercreditor Agreement, the participation of that Lender in the Facility A Loan, due and payable, whereupon (such date being the “Reference Date”) the Commitment of that Lender in respect of the Revolving Facility will be cancelled and, to the extent that Lender’s relevant participations have not been transferred pursuant to Clause 37.5 (Replaceable Lenders), full cash cover in respect of its contingent liability under an Ancillary Facility shall become due and payable immediately and the Borrower shall repay that Lender’s participation in each applicable Utilisation and all such other outstanding amounts on the last day of the Interest Period for each such Utilisation occurring after the Reference Date or, if earlier, the day falling one (1) Business Day prior to the first scheduled date for payment of any principal amount under any High Yield Note or Bondco Loan falling on or prior to the Final Repayment Date applicable to the Facility to which that Utilisation relates.

(b)	In accordance with paragraph (e) of Clause 37.3 (Exceptions), any waiver which relates to a right to prepayment under this Clause 9.3 may only be waived with the consent of the Lender that is entitled to the prepayment.

9.4	Notes Repurchases

(a)	If a Notes Repurchase occurs, or an offer to make a Notes Repurchase has been made, the Borrower will, promptly upon becoming aware of such event, notify the Agent of the details of the event, including the amount of the Notes Repurchase.

(b)	The Borrower shall cancel and prepay the relevant proportion of the Revolving Facility if required by, and in accordance with Clause 23.15 (Notes Repurchase condition).

9.5	Asset Sales

The Borrower shall cancel and prepay the relevant proportion of the Revolving Facility if required by, and in accordance with, Section 5 (Asset Sales) of Schedule 10 (Covenants).

9.6	Waivers

Any waiver that relates to a right to prepayment under Clause 9.4 (Notes Repurchase condition) or 9.5 (Asset Sales) above may only be waived with the consent of the Lender that is entitled to the prepayment.

9.7	Application of mandatory prepayments and cancellations – Note Repurchases and Asset dispositions

(a)	Prepayments of Utilisations and cancellations of Commitments made pursuant to Clause 9.4 (Notes Repurchases) or Clause 9.5 (Asset Sales) shall be applied in the following order:

(i)	firstly, in cancellation of the Available Commitments (and the Available Commitment of the Lenders will be cancelled rateably);

(ii)	secondly, in permanent prepayment and cancellation of Revolving Facility Utilisations and cancellation of Commitments under the Revolving Facility;

(iii)	thirdly, in prepayment and cancellation of the Ancillary Outstandings and Ancillary Commitments; and

(iv)	then, subject to clause 3.2 (Rolled Loan – restrictions) of the Intercreditor Agreement, in permanent prepayment of the Facility A Loan.

(b)	Unless the Borrower makes an election under paragraph (c) below, the Borrower shall make prepayments under Clause 9.5 (Asset Sales) promptly upon receipt of the relevant proceeds.

(c)	Subject to paragraph (d) below, the Borrower may, by giving the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, elect that any prepayment under Clause 9.5 (Asset Sales) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Borrower makes such an election, then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(d)	If the Borrower has made an election under paragraph (c) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree).

10.	Restrictions

10.1	Notices of cancellation or prepayment

Any notice of cancellation or prepayment, authorisation or other election given by any Party under Clause 8 (Illegality, voluntary prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made, the affected Facility (or Facilities) and Utilisations and the amount of that cancellation or prepayment.

10.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.3	Reborrowing of Facilities

The Borrower shall not reborrow any part of Facility A which is prepaid. Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is repaid or voluntarily prepaid may be reborrowed in accordance with the terms of this Agreement.

10.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.6	Agent’s receipt of notices

If the Agent receives a notice under Clause 8 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender, as appropriate.

10.7	Prepayment notices

The Agent shall notify the Lenders as soon as possible of any proposed prepayment of that Facility under Clause 8.3 (Voluntary prepayment).

10.8	Effect of repayment and prepayment

If all or part of a Loan under the Revolving Facility is repaid or prepaid and is not available for redrawing (other than as may conditionally be the case pursuant to Clause 4.1 (Utilisation conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) in respect of the Revolving Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 10.8 (save in connection with any repayment or, as the case may be, prepayment under paragraph (c) of Clause 8.1 (Illegality) or Clause 37.7 (Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)) shall reduce the Commitments of the Lenders rateably under the Revolving Facility.

SECTION 5

COSTS OF UTILISATION

11.	Interest

11.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	HIBOR.

11.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three-monthly intervals after the first day of the Interest Period).

11.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by the relevant Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

11.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

12.	Interest Periods

12.1	Selection of Interest Periods

(a)	The first Interest Period for the Facility A Loan shall be as set out in paragraph (b)(i)(C) of Clause 2.1 (The Facilities). The Borrower (or the Parent on behalf of the Borrower) may select a subsequent Interest Period for the Facility A Loan in a Selection Notice. The Borrower (or the Parent on behalf of the Borrower) may select an Interest Period for a Revolving Facility Loan in the Utilisation Request for that Revolving Facility Loan.

(b)	Each Selection Notice for the Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Parent on behalf of the Borrower) not later than 11.00 a.m. on the fifth Business Day prior to the commencement of the next Interest Period.

(c)	If the Borrower (or the Parent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period in respect of the Facility A Loan will be one Month.

(d)	Subject to this Clause 12, the Borrower (or the Parent) may select an Interest Period for a Loan of one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Subject to paragraph (b)(i)(C) of Clause 2.1 (The Facilities), each Interest Period for a Loan shall start on the Utilisation Date with respect to that Loan or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

12.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	Changes to the calculation of interest

13.1	Absence of quotations

Subject to Clause 13.2 (Market disruption), if HIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by (in relation to HIBOR) 11:00 a.m. on the Quotation Date for HK dollars, HIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event not less than the date falling two (2) Business Days after the Quotation Date (or, if earlier, on the date falling two (2) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Date for the relevant Interest Period for the relevant Loan the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Agent to determine HIBOR for the relevant currency and Interest Period; or

(ii)	before close of business on the Quotation Date for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose aggregate participations in that Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of HIBOR.

(c)	If a Market Disruption Event shall occur, the Agent shall promptly notify the Lenders and the Borrower thereof.

(d)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than HIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be HIBOR.

13.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

13.4	Break Costs

(a)	Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	Fees

14.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender under the Revolving Facility) a commitment fee in HK dollars that is computed at a rate of 35 per cent. of the Margin applicable to the Revolving Facility on that Lender’s Available Commitment under the Revolving Facility for the period from (and including) the first date of the Availability Period applicable to the Revolving Facility to (but excluding) the last day of the Availability Period applicable to the Revolving Facility.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant period specified in paragraph (a) above, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time such cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

14.2	Agent’s fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in any Fee Letter.

14.3	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

15.	Tax gross-up and indemnities

15.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under a Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon an Obligor becoming aware that such Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that relevant Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.3	Tax indemnity

(a)	Without prejudice to Clause 15.2 (Tax gross-up), the Borrower shall (within five (5) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or the transactions occurring under such Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

(iii)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall notify the Agent of the event which will give, or has given, rise to the claim within 120 days after the date on which that Protected Party becomes aware of it (after which that Protected Party shall not be entitled to claim any indemnification or payment under this Clause 15.3), following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the relevant Obligor.

15.5	Stamp taxes

The Borrower shall pay and, within five (5) Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration, excise and other similar Taxes payable in respect of any Finance Document or the transactions occurring under any of them.

15.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

15.7	Survival of obligations

Without prejudice to the survival of any other section of this Agreement, the agreements and obligations of each Obligor and each Finance Party contained in this Clause 15 shall survive the payment in full by the Obligors of all obligations under this Agreement and the termination of this Agreement.

15.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

16.	Increased Costs

16.1	Increased costs

(a)	Subject to Clause 16.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement; or

(ii)	compliance with any law or regulation made after the date of this Agreement.

The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document; and

(ii)	“Basel III” means (A) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated, (B) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and (C) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

16.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim within 120 days of the date on which that Finance Party becomes aware of it, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	attributable to a FATCA Deduction required to be made by a Party;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(vi)	not notified to the Agent by the Finance Party (that is claiming any indemnification or payment under this Clause 16 in respect of such Increased Cost) within 120 days of the date of such Finance Party becoming aware of the event giving rise to such Increased Costs in accordance with paragraph (a) of Clause 16.2 (Increased Costs claims).

(b)	In this Clause 16.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).

17.	Other indemnities

17.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	any information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transaction contemplated or financed under this Agreement;

(iv)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(v)	funding, or making arrangements to fund, its participation in a Loan requested in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(vi)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Parent.

17.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; and

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

18.	Mitigation by the Lenders

18.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	Costs and expenses

19.1	Transaction expenses

The Borrower shall within five (5) Business Days (other than in respect of costs and expenses required to be paid as a condition to Utilisation) of demand pay (or shall procure that another member of the Group will pay) the Agent, the Common Security Agent and the POA Agent the amount of all costs and expenses (including legal fees but subject to any agreed caps) reasonably incurred by the Agent, the Common Security Agent or the POA Agent as applicable (and, in the case of the Common Security Agent and the POA Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of any Finance Documents executed after the date of this Agreement.

19.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.10 (Change of currency), the Borrower shall, within five (5) Business Days of demand, reimburse (or shall procure that another member of the Group will reimburse) each of the Agent, the Common Security Agent and the POA Agent for the amount of all costs and expenses (including legal fees, disbursements and other out of pocket expenses) reasonably incurred or made by the Agent, the Common Security Agent or the POA Agent as applicable (and, in the case of the Common Security Agent and the POA Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Common Security Agent’s ongoing costs

(a)	In the event of (i) a Default or (ii) the Common Security Agent considering it necessary or expedient or (iii) the Common Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Common Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Common Security Agent under the Finance Documents, the Borrower shall pay (or shall procure that another member of the Group will pay) to the Common Security Agent any additional remuneration that may be agreed between them.

(b)	If the Common Security Agent and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Common Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Common Security Agent) by the President for the time being of the Law Society of Hong Kong (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

19.4	Enforcement and preservation costs

The Borrower shall, within five (5) Business Days of demand, pay (or shall procure that another member of the Group will pay) to each Secured Party the amount of all costs and expenses (including legal fees, disbursements and other out of pocket expenses) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Common Security Agent or the POA Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

20.	Guarantee and indemnity

20.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 if the amount claimed had been recoverable on the basis of a guarantee.

20.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event):

(a)	any payment to a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided, reduced or required to be restored, or

(b)	any discharge, compromise or arrangement (whether in respect of the obligations of any Obligor or any security for any such obligation or otherwise) given or made wholly or partly on the basis of any payment, security or other matter which is avoided, reduced or required to be restored, then:

(i)	the liability of each Obligor shall continue (or be deemed to continue) as if the payment, discharge, compromise or arrangement had not occurred; and

(ii)	each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor, as if the payment, discharge, compromise or arrangement had not occurred.

20.4	Waiver of defences

The obligations of each Guarantor under this Clause 20 will not be affected by any act, omission, matter or thing which, but for this Clause 20, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party.

20.5	Guarantor intent

Without prejudice to the generality of Clause 20.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for or in connection with any purpose whatsoever, including without limitation, any of the following: any amendment or waiver contemplated under a Fee Letter, any Property or Site expansion; acquisitions of any nature; increasing working capital; enabling dividends or distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and expenses associated with any of the foregoing.

20.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 20.

20.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Clause 20;

(e)	to exercise any right of set off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If any Obligor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all the Secured Obligations to be repaid or discharged in full, on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

20.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	Representations

Each Obligor makes the representations and warranties set out in this Clause 21 at the times set out herein.

21.1	Times when representations made

(a)	All the representations and warranties in this Clause 21 (other than paragraph (a) of Clause 21.11 (No Default)) are made by each Obligor on the 2016 Amendment and Restatement Effective Date.

(b)	The Repeating Representations are deemed to be made by each Obligor on:

(i)	the date of each Utilisation Request;

(ii)	each Utilisation Date; and

(iii)	the first day of each Interest Period.

(c)	The representations and warranties set out in paragraph (a) of Clause 21.14 (Financial statements) will cease to be made in respect of any financial statements on and from the date on which more recent financial statements are delivered to the Agent pursuant to Clause 22.4 (Financial statements).

(d)	The Repeating Representations and each of the representations and warranties set out in Clause 21.9 (No filing or stamp taxes), Clause 21.10 (Deduction of Tax) and paragraph (a) of Clause 21.14 (Financial statements) (as if such representation applied to the financial statements delivered by that Additional Guarantor as a condition precedent to its accession to this Agreement) are deemed to be made by each Additional Guarantor on the day on which it becomes an Additional Guarantor.

(e)	Each representation or warranty made or deemed to be made after the date of the 2016 Amendment and Restatement Effective Date shall be made or deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is made or deemed to be made.

21.2	Status

(a)	Each Obligor is a limited liability corporation or company duly incorporated or organised, as the case may be, and validly existing under the law of its jurisdiction of incorporation or organisation, as the case may be.

(b)	Each of the Obligors has the power to own its assets and carry on its business as it is being conducted.

21.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	without limiting the generality of paragraph (a) above, each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

21.4	Pari Passu

The payment obligations under the Finance Documents of each of the Obligors rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.5	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to such Obligor;

(b)	its Constitutional Documents; or

(c)	any agreement or instrument binding upon it or any of assets or constitute a default or termination event (however described) under any such agreement or instrument, except where a Material Adverse Effect does not or would not be reasonably expected to occur.

21.6	Power and authority

Each Obligor has the power to enter into, perform and deliver, and if that Obligor is a corporation has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

21.7	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for it to carry out its business, where the failure of obtaining such Authorisations has or would reasonably be expected to have a Material Adverse Effect, have been obtained or effected and are in full force and effect.

21.8	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in each Obligor’s Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

21.9	No filing or stamp taxes

Subject to the Legal Reservations, under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (save for any stamp, registration, notarial or similar Tax which is referred to in any legal opinion of legal counsel in Macau SAR delivered to the Agent under the 2016 Amendment and Restatement Agreement, which will be made or paid promptly after the date of the relevant Finance Document).

21.10	Deduction of Tax

No Obligor is required under the laws of its Relevant Jurisdiction or at its address specified in accordance with this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

21.11	No default

(a)	No Event of Default is continuing or would reasonably be expected to result from the making of any utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which its assets are subject which has or would reasonably be expected to have a Material Adverse Effect.

21.12	Taxation

No Obligor is materially overdue in the filing of any Tax returns nor is any Obligor overdue in the payment of any amount in respect of Tax, (a) where the failure to file or pay the Tax has or would reasonably be expected to have a Material Adverse Effect or (b) unless such payment is being contested in good faith by appropriate measures and sufficient reserves in cash or other liquid assets have been retained in accordance with GAAP in respect of such payment.

21.13	No misleading information

Except as disclosed to the Agent in writing, to the Borrower’s knowledge (provided that such limitation by reference to the Borrower’s knowledge shall not apply with respect to Information that solely relates to the Borrower and does not relate to any other member of the Group):

(a)	any financial projection or forecast contained in the Financial Model (the “Projections”) have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed by the Borrower to be reasonable (as at the time of preparation) and have been prepared, where applicable, in accordance with the applicable accounting principles as disclosed to the Lenders, it being understood that the Projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that the Projections will be realised;

(b)	any written factual information provided by any member of the Group to a Finance Party in connection with the Financial Model or the 2016 Amended and Restatement Agreement is, taken as a whole, true, complete and accurate in all material respects and is, taken as a whole, not misleading in any respect (in each case) as at the date on which such information is provided; and

(c)	all other written information provided by any member of the Group to a Finance Party pursuant to any express provision of any Finance Document on or after the 2016 Amendment and Restatement Effective Date is, taken as a whole, true, complete and accurate in all material respects and is, taken as a whole, not misleading in any respect (in each case) as at the date on which such information is provided.

21.14	Financial statements

(a)	The most recent consolidated financial statements of the Parent delivered pursuant to Clause 22.4 (Financial statements) or otherwise pursuant to this Agreement prior to the 2016 Amendment and Restatement Agreement Effective Date:

(i)	have been prepared in accordance with GAAP; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(b)	The Projections supplied under this Agreement or in connection with the 2016 Amended and Restatement Agreement:

(i)	were arrived at after careful consideration and have been prepared in good faith and with due care on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied; and

(ii)	are consistent in all material respects with the provisions of the Transaction Documents (including Clause 22 (Information undertakings)) and the Original Financial Statements.

(c)	Since 31 December 2015 there has been no material adverse change in the business, assets or financial condition of the Group.

21.15	No proceedings started or threatened

Save for any frivolous or vexatious claims (which, in the case of any such proceedings commenced in any jurisdiction other than Macau SAR, have been vacated, discharged, stayed or bonded pending appeal within 60 days of commencement) or save as otherwise disclosed to and accepted by the Agent, to the best of its knowledge and belief and having made due and careful enquiry, no litigation, arbitration, administrative proceedings or investigations of, or before, any court, arbitral body or other Governmental Authority which has or would reasonably be expected to have a Material Adverse Effect have been started or threatened against any Obligor.

21.16	No breach of laws

No Obligor has breached any law or regulation which breach has or would reasonably be expected to have a Material Adverse Effect.

21.17	No breach of Environmental laws

(a)	Each Obligor is in compliance with Clause 23.4 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief (having made due and careful enquiry), the Property does not contain any hazardous substances or antiquities or other obstructions whose presence affects or would reasonably be expected to affect any Obligor or the Property or the Phase II Project in any manner that would reasonably be expected to have a Material Adverse Effect.

21.18	Ranking of Transaction Security

Subject to the Legal Reservations (other than any qualification or reservation in a legal opinion as to the ranking of the Transaction Security which are not matters of law of general application), the Transaction Security has or (when granted) will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

21.19	Good and marketable title to assets

Each Obligor has good, valid and marketable title to, or valid leases or licences of or is otherwise permitted to use the assets necessary to carry on its business as currently conducted.

21.20	Legal and beneficial ownership

(a)	Each of the Obligors is or will be (as the case may be) the sole legal and beneficial owner of the respective assets over which it purports to grant Security in each case free from any claims, third party rights or competing interests other than any Permitted Lien.

(b)	Propco is the sole legal and beneficial holder of, and has good title to, or has a valid leasehold right in, the land described in the Amended Land Concession.

21.21	Shares

The shares of any Obligor which are or will be subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. Neither the Constitutional Documents of companies whose shares are subject to the Transaction Security nor any other Legal Requirement can or do restrict or inhibit any transfer or other disposal of those shares on creation or enforcement of the Transaction Security except that the Constitutional Documents of the Macau Obligors contain certain preferential rights in case of a voluntary or judicial transfer of shares. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Obligor (including any option or right of pre-emption or conversion), other than as permitted by the Finance Documents).

21.22	Insurance

(a)	Each Obligor is insured by insurers of recognised financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and in the jurisdiction in which it is or proposed to be engaged.

(b)	To the best knowledge and belief of each Obligor (after having made due and careful enquiry), no event or circumstance has occurred (including any omission to disclose any fact) which could validly entitle the relevant insurers in respect of any such insurance to terminate, rescind or otherwise avoid or reduce its liability under such insurance to the extent such termination, rescission, avoidance or reduction has or would reasonably be expected to have a Material Adverse Effect.

21.23	Amended Land Concession

(a)	The Agent has received a true, complete and correct copy of the Amended Land Concession in effect or required to be in effect as of the date of this representation is made (including all exhibits, schedules, disclosure letters, modifications and amendments referred to therein or delivered or made pursuant thereto, if any).

(b)	The Amended Land Concession is in full force and effect and enforceable against the parties thereto in accordance with its terms, subject only to the Legal Reservations.

21.24	Labour disputes

There are no strikes, lockouts, stoppages, slowdowns or other labour disputes against any Obligor pending or, to the best of the knowledge and belief (having made all due and proper enquiry) of each Obligor, threatened that (individually or in the aggregate) have or would be reasonably expected to have a Material Adverse Effect.

21.25	Anti-terrorism laws

(a)	To the best of the Obligors’ knowledge, no Obligor nor any Affiliate thereof: (i) is, or is controlled by, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)	Each Obligor and, to the best of the Obligors’ knowledge, each Affiliate thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

21.26	Acting as principal

Save for the Parent when acting in its capacity as Obligors’ Agent, each Obligor is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any person in relation to the Finance Documents.

22.	Information undertakings

22.1	Content

The Obligors undertake to each Finance Party that they shall comply with the covenants set out in this Clause 22 (Information undertakings).

22.2	Duration

The covenants in this Clause 22 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.3	Definitions

In this Agreement:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 22.4 (Financial statements);

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date;

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year;

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each Financial Year; and

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 22.4 (Financial statements).

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, Treasurer or Secretary of the Borrower or the Parent or MCE (as the case may be), or any Directors of the Board or any person acting in that capacity, in each case acting with due authority.

22.4	Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years the audited consolidated financial statements for that Financial Year of the Parent reported on by the Auditors commencing with the Financial Year ending 31 December 2016; and

(b)	as soon as they are available, but in any event within 60 days after the end of each of first three Financial Quarters of each of its Financial Years, the unaudited consolidated financial statements for that Financial Quarter of the Parent commencing with the Financial Quarter ending 31 March 2017.

22.5	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements which provides for a consolidation of all members of the Parent includes a balance sheet, profit and loss account and cashflow statement. In addition the Parent shall procure that:

(i)	each set of Annual Financial Statements of the Parent shall be audited by the Auditors; and

(ii)	each set of Quarterly Financial Statements includes equivalent figures for the Financial Year to date and each set of Annual Financial Statements and Quarterly Financial Statements also sets forth in comparative form figures for the previous year (if any and to the extent only such periods, in each case, are covered by financial statements required to be delivered under paragraphs (a) and (b) of Clause 22.4 (Financial statements) above).

(b)	Each set of financial statements delivered pursuant to Clause 22.4 (Financial statements):

(i)	shall be certified by an Officer of the Parent as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up, and in the case of its audited Original Financial Statements and the Annual Financial Statements, fairly representing (as at the time such financial statements are delivered) its consolidated financial condition and results of operations and give a true and fair view of its consolidated financial condition and results of operations; and

(ii)	shall be prepared using GAAP, accounting practices and financial reference periods substantially consistent with those applied in the preparation of the Financial Model and the Original Financial Statements unless the Parent notifies the Agent that there has been a change in GAAP, or the accounting practices, in which case, it shall deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect GAAP, or accounting practices upon which the Financial Model, the Original Financial Statements or, as the case may be, any subsequent financial statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and the Financial Model, the Original Financial Statements or, as the case may be, any subsequent financial statements.

(c)	If the Parent notifies the Agent of any change in accordance with paragraph (b)(ii) above, the Parent and Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and, if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms. If no such agreement is reached within 30 days of that notification of change, the Agent shall (if so requested by the Majority Lenders) instruct the Auditors or independent accountants (approved by the Parent or, in the absence of such approval within 5 days of request by the Agent of such approval, a firm with recognised expertise) to determine any amendments to any terms of this Agreement which the Auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by the Auditors, or as the case may be, accountants. The cost and expense of the Auditors or accountants shall be for the account of the Borrower.

22.6	Pari Passu Debt Liabilities

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) at the same time as sent to the relevant Pari Passu Debt Creditors:

(a)	any notification of (together with an invitation to each Lender to attend but not participate at) any noteholder or lender meeting, presentation, conference call or other material event announced publicly; and

(b)	any other notice, document or information provided by an Obligor to any Pari Passu Debt Creditor in connection with any Pari Passu Debt Documents or Pari Passu Debt Liabilities.

22.7	Year-end

The Parent shall not change its Financial Year-end or Financial Quarter-end and shall procure that each Financial Year-end of each member of the Group and each other Obligor falls on 31 December and each Financial Quarter-end of each member of the Group and each other Obligor falls on the relevant Quarter Date.

22.8	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly, details of any insurance claim or series of related insurance claims by any Obligor under any insurance policies required to be maintained under this Agreement which exceed, in aggregate, US$50,000,000 (or its equivalent), details of material changes in the insurance cover under any insurance policies required to be maintained under this Agreement in respect of the Group and, upon request by the Agent, copies of insurance policies or certificates of insurance in respect of the Group under any insurance policies required to be maintained under this Agreement or such other evidence of the existence of those policies as may be reasonably acceptable to the Agent;

(b)	a copy of each written notice which is delivered under or in connection with the Amended Land Concession to or from the Macau SAR Government or any Governmental Authority (if material to the interests of the Finance Parties) promptly upon despatch or receipt of such notice;

(c)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them in their capacity as shareholders) or dispatched by the Parent to its creditors generally (or any class of them) (other than in the ordinary course of business);

(d)	promptly upon becoming aware of them, the details of any material litigation, arbitration or investigation by a Governmental Authority or other administrative proceedings other than any frivolous or vexatious proceedings which are current, threatened or pending against any Obligor which would involve a loss, liability, or a potential or alleged loss or liability which, if adversely determined, has or would reasonably be expected to have a Material Adverse Effect, or any material development in any such proceedings and details of any material updates to the status of the arbitration proceedings in respect of the Phase I Construction Contract, in each case together with such other information concerning such proceedings as the Agent may reasonably require;

(e)	promptly upon becoming aware of them, the details of any disposal or other facts and circumstances which may result in a prepayment under Clause 9.4 (Notes Repurchases) or Clause 9.5 (Asset Sales);

(f)	a copy of any filing made by MCE with any stock exchange or regulatory authority in respect of circumstances that could give rise to a Change of Control at the same time as that filing is made;

(g)	promptly, such information as the Common Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(h)	promptly on request, such further information regarding the financial condition, assets and operations of any Obligor or an updated Group structure chart as any Finance Party through the Agent may reasonably request; and

(i)	promptly and for information purpose only, a copy of (A) the project budget for the Phase II Project following its approval by an Officer of MCE; and (ii) any information in respect of Phase II delivered to the creditors of any Financial Indebtedness incurred under clause (b)(i)(a)(y) of Section 4 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) of Schedule 10 (Covenants) for the purposes of funding the Phase II Project.

22.9	Notification of default

(a)	Each Obligor shall notify the Agent of any continuing Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two authorised signatories (one of whom is a director of the Parent) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	Each Obligor shall notify the Agent of the occurrence promptly upon becoming aware thereof of an event of default (however described) under or in respect of the High Yield Notes, the Additional High Yield Notes or, following any High Yield Note Refinancing or Additional High Yield Notes Refinancing, the high yield notes issued pursuant to the High Yield Note Refinancing or Additional High Yield Notes Refinancing (as the case may be) (unless that Obligor is aware that a notification has already been provided by another Obligor).

(d)	Each Obligor shall notify the Agent of the occurrence promptly upon becoming aware thereof of an event of default (however described) under or in respect of any Pari Passu Debt Document (unless that Obligor is aware that a notification has already been provided by another Obligor).

22.10	“Know your customer” checks

(a)	If:

(i)	any existing law or regulation or the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

22.11	Unrestricted Subsidiaries

If any Subsidiaries of the Borrower have been designated as Unrestricted Subsidiaries, the information delivered under Clause 22.4 (Financial statements) will include reasonably detailed information as to the financial condition of the Group separate from that of the Unrestricted Subsidiaries.

23.	General undertakings

The undertakings in this Clause 23 shall continue for so long as any amount is outstanding under the Finance Documents or any Revolving Commitment is in force.

23.1	Notes covenants

In addition to the undertakings set out below in this Clause 23, below, each Obligor shall (and the Parent shall ensure that each member of the Group will) comply with each of the covenants set out in Schedule 10 (Covenants).

23.2	Permits

Each Obligor shall promptly:

(a)	when necessary obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon request by the Agent supply certified copies to the Agent of,

any Permit (including any amendments, supplements or other modifications thereto) and any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

(iii)	enable it to own its assets and to carry on its business (including any assets owned and business conducted or proposed to be owned or conducted in connection with the Property),

where failure to obtain or comply with those Permits or Authorisations would reasonably be expected to have a Material Adverse Effect and shall promptly deliver to the Agent:

(A)	any notice that any Governmental Authority may condition approval of, or any application for, any of those Permits or Authorisations held by it on terms and conditions that are materially burdensome to the Obligor, or to the operation of any of its businesses or any assets owned by it to the extent comprised in the Property, in each case in a manner not previously contemplated; and

(B)	such other documents and information as from time to time may reasonably be requested by the Agent in relation to any of the matters referred to in this paragraph Clause 23.2.

23.3	Compliance with laws

Each Obligor shall comply in all respects with all Legal Requirements (where failure to do so has or would be reasonably expected to have a Material Adverse Effect) and its Constitutional Documents and will comply with (and conduct its business in compliance with) all applicable anti-money laundering, non-corruption, counter-terrorism financing, economic or trade sanctions laws and regulations in each case applicable to an Obligor (including, without limitation, each Anti-Terrorism Law), will not directly or indirectly use the proceeds of the Facilities in a manner which would breach any such laws and regulations and will maintain policies and procedures designed to promote and achieve compliance with such laws and regulations.

23.4	Environmental compliance

Each Obligor shall:

(a)	comply in all material respects with all Environmental Laws applicable to it;

(b)	obtain, maintain and ensure compliance in all material respects with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

23.5	Environmental claims

Each Obligor shall (through the Parent) inform the Agent in writing as soon as reasonably practicable upon its becoming aware of:

(a)	any Environmental Claim that has commenced or been threatened against any member of the Group which is current, pending or threatened (including copies of any notices from any Governmental Authority of non compliance with any material Environmental Law or Environmental Permit to which the Property is subject and any other notices of Environmental Claims); or

(b)	any facts or circumstances which results in or would reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Group,

in each case where such Environmental Claim has or would reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

23.6	Taxation

(a)	Each Obligor shall duly and punctually pay and discharge all Taxes required to be paid by it when due within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes or other obligations and the costs required to contest them; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes or other obligations does not have and would not reasonably be expected to have a Material Adverse Effect.

(b)	No Obligor may change its residence for Tax purposes.

23.7	No substantial change to the general nature of the business of the Group

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on as at 9 November 2016.

23.8	Holding companies

None of the Parent, the Borrower shall trade, carry on any business or own any assets or incur any liabilities except for:

(a)	(in the case of the Parent) ownership of shares in the Borrower and (in the case of the Borrower), ownership of shares in other Obligors;

(b)	intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, Cash and Cash Equivalent Investments and Permitted Investments but only if those shares, credit balances, Cash and Cash Equivalent Investments and Permitted Investments are subject to the Transaction Security,

(c)	making of intra-Group loans not otherwise restricted by this Agreement (including pursuant to Clause 23.1 (Notes covenants));

(d)	the incurrence of intra-Group financial indebtedness not otherwise restricted by this Agreement (including pursuant to Clause 23.1 (Notes covenants));

(e)	provisions of administrative, treasury, legal, accounting and similar services to the other Obligors;

(f)	any liabilities under the Finance Documents, the High Yield Note Documents, and Additional High Yield Note Documents or the Pari Passu Debt Documents (and, following any High Yield Note Refinancing or Additional High Yield Note Refinancing (as the case may be), the documents or instruments relating thereto), in each case, to which it is a party and the performance of any obligation thereunder; and/or

(g)	professional fees and administration costs in the ordinary course of business as a holding company.

23.9	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.10	Insurance

(a)	Each Obligor shall maintain in full force and effect at all times insurances and reinsurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All such insurances and reinsurances must be with reputable independent insurance companies or underwriters.

23.11	Access

Each Obligor shall:

(a)	keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made;

(b)	subject to prior reasonable request and notice (but notice only where a Default is continuing), procure that the Agent, the Common Security Agent, accountants or other professional advisers or contractors of the Agent or the Common Security Agent be allowed reasonable rights of inspection and access during normal business hours to the Property and any other premises or assets of any member of the Group, to the Auditors and other senior officers of any member of the Group and to the books, accounts and records, and any other documents relating to the Property or any Obligor as they may reasonably require, and so as not unreasonably to interfere with their operations or those of any counterparty to Amended Land Concession or Gaming Subconcession, and to take copies of any documents inspected.

23.12	Intellectual Property

Each Obligor shall:

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the Obligor or Group member for or in connection with the Property; and

(b)	in carrying on its business, not knowingly infringe any Intellectual Property of any third party, and shall prevent any infringement of the Intellectual Property required by it in connection with the Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property necessary for its business in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property necessary for or in connection with the Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may affect the existence or value of the Intellectual Property or imperil the right of any Obligor or member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property necessary for or in connection with the Property,

where failure to do so, in the case of paragraphs (a) to (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, has or would reasonably be expected to have a Material Adverse Effect.

23.13	Hedging and Treasury Transactions

No Obligor shall enter into any Treasury Transaction, other than:

(a)	interest rate and/or foreign exchange hedging arrangements entered into in the ordinary course of business and not for speculative purposes (including hedging in respect of actual or projected exposures in relation to the Facilities or any Pari Passu Debt Liabilities);

(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(c)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group for a period of not more than 12 months and not for speculative purposes.

23.14	High Yield Note Documents

The Parent shall procure that none of the High Yield Note Documents and none of the Additional High Yield Note Documents and (following any High Yield Note Refinancing or Additional High Yield Note Refinancing) none of the documents or instruments relating to (or in respect of) any high yield notes issued pursuant to the High Yield Note Refinancing or Additional High Yield Note Refinancing (as the case may be) are amended, varied, novated, assigned, supplemented, superseded, waived or (other than in accordance with their terms) terminated in any respect without the prior written consent of the Agent (acting on, in the case of any amendment, variation, novation, assignment, supplement, supersession or waiver which relates to the manner of or mechanism for the release of the High Yield Note Guarantees or Additional High Yield Note Guarantees (or equivalent in connection with any applicable High Yield Note Refinancing or Additional High Yield Note Refinancing) (or the circumstances in which such release is permitted) (each, a “HY Guarantee Matter”), the instructions of all the Lenders and otherwise on the instructions of the Majority Lenders (acting reasonably)), save for any amendment, variation, novation, assignment, supplement, supersession or waiver which does not adversely affect the interests of the Finance Parties.

23.15	Notes Repurchase condition

(a)	No member of the Group may make a legally binding commitment or offer for a Notes Repurchase unless:

(i)	the aggregate outstanding principal amount of the Notes immediately following any Notes Repurchase is or would exceed 50 per cent. of the original principal amount of all components of the Notes on the issue or incurrence date of each component (each an “Issue Date”); or

(ii)	the aggregate outstanding principal amount of the Notes immediately following any Notes Repurchase is or would be less than 50 per cent. of the sum of the original principal amount of all components of the Notes on each relevant Issue Date and:

(A)	Revolving Facility Commitments are at the time of completion of the Notes Repurchase cancelled in the same proportion as (y) the amount by which the aggregate principal amount then outstanding of the Notes is less than 50 per cent. of the sum of the original principal amount of all components of the Notes on each relevant Issue Date bears to (z) 50 per cent. of the original aggregate principal amount of the Notes on each relevant Issue Date; and

(B)	following such cancellation the Borrower promptly (and by no later than three (3) Business Days after such cancellation) makes such prepayment(s) of Revolving Facility Loans necessary to ensure that the Base Currency amount of all Revolving Facility Loans do not exceed the then Total Revolving Facility Commitments (less any Ancillary Commitments); or

(iii)	such Notes Repurchase constitutes or is otherwise part of a permitted refinancing (including pursuant to a debt exchange, non-cash rollover or other similar or equivalent transaction); or

(iv)	such Notes Repurchase is funded directly or indirectly by New Shareholder Injections, provided that no New Shareholder Injections funded directly or indirectly for such purpose shall be repaid prior to the Termination Date applicable to the Revolving Facility unless, at the same time as such repayment, the Revolving Facility Commitments are cancelled and the Revolving Facility Loans are prepaid in accordance with paragraph (ii) above; or

(v)	such Notes Repurchase is made following the occurrence of a Change of Control to the extent that the obligations in paragraph (a) of Clause 9.2 (Change of Control and Disposal Prepayment Event) have been complied with; or

(vi)	such Notes Repurchase is funded directly or indirectly with the proceeds of any Indebtedness (other than the proceeds of a Utilisation), so long as the incurrence of that Indebtedness is not prohibited by Schedule 10 (Covenants), and in each case no Event of Default has occurred and is continuing nor would arise from such Notes Repurchase, in each case, at the time such member of the Group contracts to make such Notes Repurchase nor would arise from such Notes Repurchase.

(b)	The Borrower shall procure that any Notes subject of a Notes Repurchase are, subject to the terms of the Notes, extinguished at the time of such Notes Repurchase unless it elects not to do so for the purpose of mitigating tax costs in the Group.

(c)	In no circumstances will the Total Revolving Facility Commitments be required to be reduced below US$10,000,000 (or its equivalent) pursuant to this Clause 23.15 (and accordingly the restrictions set out in paragraphs (a) and (b) above (other than the requirement that no Event of Default shall have occurred or be continuing) shall then cease to apply).

23.16	Accounts

(a)	No Obligor shall, or allow any other member of the Group to, deposit any amount to any Pari Passu Facility Debt Service Reserve Account or Pari Passu Notes Interest Accrual Account (each as defined in the Intercreditor Agreement) other than amounts that would be customary for an account substantially of that nature or as required by any Senior Secured Creditor pursuant to any Pari Passu Debt Document (each as defined in the Intercreditor Agreement) in line with market norms for substantially similar types of accounts.

(b)	In the event that any Pari Passu Facility Debt Service Reserve Account or Pari Passu Notes Interest Accrual Account does not secure the Liabilities of the Obligors under the Finance Documents to the Finance Parties and the Secured Obligations that were secured by such account have been fully and finally discharged, the relevant Obligor in whose name the account is held shall (or the Parent shall procure that the relevant member of the Group will) as soon as reasonably practicable:

(i)	deposit the amount standing to the credit of that account into an account subject to the Transaction Security securing the Liabilities of the Obligors under the Finance Documents to the Finance Parties and close that account; or

(ii)	grant, in favour of the Common Security Agent, Security over that account in respect of the Secured Obligations,

provided that there shall be no restrictions on the withdrawals of any amount so deposited into any account subject to Security in accordance with paragraphs (i) or (ii) above and, subject to compliance with the other terms of the Finance Documents, there shall be no restrictions on the application of any such amount.

23.17	Release Condition

(a)	In this Clause 23.17 (Release condition), “Release Condition” means (and shall be satisfied if):

(i)	there are no Revolving Facility Loans outstanding;

(ii)	the Revolving Facility Commitments have been cancelled in full and the Total Revolving Facility Commitments are nil; and

(iii)	the amount standing to the credit of the Facility A Cash Collateral Account is not less than the Facility A Cash Collateral Minimum Balance.

(b)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, during the period (if any) that the Release Condition is satisfied (and only during such period):

(i)	the representations under (and including) Clause 21.11 (No default) to Clause 21.24 (Labour disputes) and Clause 21.26 (Acting as principal) shall not be deemed to be made by any Obligor pursuant to paragraphs (b) and (d) of Clause 21.1 (Time when representations are made);

(ii)	the following obligations and restrictions shall be suspended and shall not apply:

(A)	the requirement to make mandatory prepayments under Clause 9.3 (High Yield Notes and Bondco Loans), Clause 9.4 (Notes Repurchases) and Clause 9.5 (Asset Sales);

(B)	the requirement to deliver financial statements as contemplated under Clause 22.4 (Financial statements) and the representation at paragraph (a) of Clause 21.14 (Financial statements) shall not be deemed to be made by any Obligor pursuant to paragraph (c) of Clause 21.1 (Time when representations are made)

(C)	and the requirement not to change its Finance Year-end under Clause 22.7 (Year-end);

(D)	the requirement to supply information under Clause 22.8 (Information: miscellaneous) other than under paragraphs (f) and (g) of Clause 22.8 (Information: miscellaneous);

(E)	the requirements and restrictions under Clause 23 (General undertakings) other than Clause 23.3 (Compliance with laws) and this Clause 23.17 (Revolving Facility Release Condition);

(iii)	the following Events of Default will cease to apply:

(A)	Clause 24.8 (Unlawfulness or invalidity of Finance Document) to the extent it relates to any Transaction Security (other than the Facility A Cash Collateral);

(B)	Clause 24.9 (Amended Land Concession and Gaming Subconcession);

(C)	Clause 24.10 (Permits);

(D)	paragraph (a) of Clause 24.13 (Repudiation or rescission of Finance Documents) to the extent it relates to any Transaction Security (other than the Facility A Cash Collateral);

(E)	paragraph (b) of Clause 24.13 (Repudiation or rescission of Finance Documents) other than with respect to the Intercreditor Agreement;

(F)	Clause 24.14 (Litigation);

(G)	Clause 24.15 (Material Adverse Change);

(H)	Clause 24.16 (Services and Right to Use Agreement); and

(I)	Clause 24.17 (Melco Crown Notification).

(c)	If, at any time after the Release Condition has been satisfied, the Release Condition subsequently ceases to be satisfied, any breach of this Agreement or any other Finance Document that arises as a result of any of the obligations, restrictions or other terms referred to in paragraph (b) above ceasing to be suspended shall not (provided that it did not constitute a breach, Default or Event of Default at the time the relevant event or occurrence took place) constitute (or result in) a breach of any term of this Agreement or any other Finance Documents, a Default or an Event of Default.

24.	Events of Default

Each of the events or circumstances set out in this Clause 24 (Events of Default) (save for Clause 24.18 (US bankruptcy of Obligors) and Clause 24.19 (Acceleration)) is an Event of Default.

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date.

24.2	Breach of other undertakings

(a)	An Obligor or Grantor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) above).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Agent giving notice to the Borrower or relevant Obligor or Grantor or the Borrower, an Obligor or Grantor becoming aware of the failure to comply.

24.3	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor or Grantor in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Obligor or Grantor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the misrepresentation is capable of remedy and is remedied within 30 days of the Agent giving notice to the Borrower or relevant Obligor or Grantor or the Borrower, and Obligor or Grantor becoming aware of the misrepresentation.

24.4	Cross default

(a)	Any Financial Indebtedness of any Obligor or other member of the Group is not paid when due nor within any applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or other member of the Group is cancelled or suspended by a creditor of any Obligor or other member of the Group as a result of an event of default (however described).

(d)	Any creditor of any Obligor or other member of the Group becomes entitled to declare any Financial Indebtedness (other than Intra-Group Liabilities) of any Obligor or other member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 24.4 if the aggregate amount of Financial Indebtedness or commitments for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$15,000,000 (or its equivalent).

24.5	Insolvency

(a)	A Grantor, an Obligor or other member of the Group is unable or admits inability to pay its debts as they fall due or is deemed or declared to be unable to pay its debts under applicable law or, by reason of actual or anticipated financial difficulties, suspends or threatens to suspend making payments on any of its debts or commences negotiations with one or more of its creditors generally (other than the Secured Parties (as defined in the Intercreditor Agreement) in such capacites) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Group (on a consolidated basis) is less than the liabilities of the Group (on a consolidated basis).

(c)	A moratorium is declared in respect of any indebtedness of any Grantor, Obligor or other member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

24.6	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or formal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Grantor, Obligor or other member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Grantor, Obligor or other member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Grantor, Obligor or other member of the Group or any of its assets (other than assets that are in any way part of a Joint Venture and which do not form part of, and are not otherwise necessary for the operation of, the Property); or

(iv)	enforcement of any Security over any assets (other than assets that are in any way part of a Joint Venture and which do not form part of, and are not otherwise necessary for the operation of, the Property) of any Grantor, Obligor or other member of the Group, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) and Clause 24.18 (US bankruptcy of Obligors) below shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised; or

(ii)	any voluntary action, proceedings, step or procedure which relates to or constitutes any action, proceedings, step or procedure taken in connection with a transaction regulated but not prohibited by Section 13 (Merger, Consolidation, or Sale of Assets) of Schedule 10 (Covenants) pursuant to Clause 23.1 (Notes covenants).

24.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or other member of the Group (other than assets that are in any way part of a Joint Venture and which do not form part of, and are not otherwise necessary for the operation of, the Property) having an aggregate value of at least US$15,000,000 (or its equivalent) and is not discharged within (in the case of any process in a jurisdiction other than Macau SAR) 30 days and (in the case of any process in Macau SAR) 60 days.

24.8	Unlawfulness or invalidity of Finance Document

(a)	It is or becomes unlawful for a Grantor, Obligor or any other member of the Group to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Grantor, Obligor or any other member of the Group under any of the Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created or expressed to be created under the Intercreditor Agreement (including the subordination of any Sponsor Group Loans and any Intra-Group Liabilities) is not or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.9	Amended Land Concession and Gaming Subconcession

(a)	The Amended Land Concession (i) is terminated or rescinded without further judicial or administrative appeal being permitted or the Macau SAR takes any formal measure seeking any termination of the Amendment Land Concession in respect of the part of the Site comprising the Property; or (ii) the Auditors of the Parent qualify the audited annual consolidated financial statements of the Parent with a “going concern” or like qualification or exception on grounds relating to material concerns with the Amended Land Concession.

(b)	The Gaming Subconcession (i) is terminated or rescinded without further judicial or administrative appeal being permitted or the Macau SAR takes any formal measure seeking termination of the Gaming Subconcession; or (ii) the Auditors of the Parent qualify the audited annual consolidated financial statements of the Parent with a “going concern” or like qualification or exception on grounds relating to material concerns with the Gaming Subconcession.

24.10	Permits

(a)	Any Obligor fails to observe, satisfy or perform, or there is a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such person of any Permit or any such Permit or any provision thereof is suspended, revoked, cancelled, terminated or materially and adversely modified or fails to be in full force and effect or any Governmental Authority challenges or seeks to revoke any such Permit if such failure to perform, violation, breach, suspension, revocation, cancellation, termination, modification, failure to be in full force and effect, challenge or seeking revocation would reasonably be expected to have a Material Adverse Effect.

(b)	For the avoidance of doubt, paragraph (a) above does not apply in relation to any Permit required solely in respect of a Joint Venture or which is otherwise not required for, and is not otherwise necessary for the operation of, the Property.

24.11	Cessation of business

Any Obligor or other member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business and such event has or would reasonably be expected to have a Material Adverse Effect.

24.12	Expropriation

The authority or ability of any Obligor or other member of the Group to (other than in respect of any business solely related to any Joint Venture or assets that relate to or are in any way part of any Joint Venture and which do not form part of, and are not otherwise necessary for the operation of, the Property) conduct its business or enjoy the use of all or any material part of its assets is wholly or substantially limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action (including as a result of any change in (or in the interpretation, administration or application of), or the introduction of, any Legal Requirement) by or on behalf of any Governmental Authority or other person in relation to any member of the Group or any of its assets and, in the case of any such seizure, expropriation, intervention, restriction or other action which is capable of remedy, such seizure, expropriation, intervention, restriction or other action or the effects thereof, are not remedied, removed or stayed within 45 days of the occurrence of such seizure, expropriation, intervention, restriction or other action.

24.13	Repudiation or rescission of Finance Documents

(a)	A Grantor, Obligor or other member of the Group (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to any of the other Transaction Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those Transaction Documents in whole or in part where (other than in the case of the Amended Land Concession or any Gaming Subconcession) to do so has or would, in the reasonable opinion of the Majority Lenders, have a Material Adverse Effect.

24.14	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations or proceedings are commenced or threatened in relation to a Transaction Document or the transactions contemplated in a Transaction Document or against any Obligor or other member of the Group or its assets which has or would reasonably be expected to have a Material Adverse Effect, other than such litigation, arbitration, administrative, governmental, regulatory or other investigations or proceedings which are frivolous or vexatious (and, in the case of any such proceedings commenced in any jurisdiction other than Macau SAR, which are discharged, stayed or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised).

24.15	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.16	Services and Right to Use Agreement

(a)	Melco Crown suspends performance of its obligations under each of the Services and Right to Use Agreement and the Reimbursement Agreement for more than 7 days.

(b)	The Services and Right to Use Agreement or the Reimbursement Agreement is terminated, becomes invalid or illegal or otherwise ceases to be in full force and effect prior to its stated termination.

24.17	Melco Crown Notification

Melco Crown notifies any Secured Party in writing of its intention to terminate the Services and Right to Use Agreement (whether or not any such notification has any effect on the “Funding Date” definition of the Services and Right to Use Agreement).

24.18	US bankruptcy of Obligors

Notwithstanding Clause 24.19 (Acceleration), if any Obligor commences a voluntary case concerning itself under the US Bankruptcy Code, or an involuntary case is commenced under the US Bankruptcy Code against any Obligor and the petition is not dismissed or stayed within forty five (45) days after commencement of the case, or a custodian (as defined in the US Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Obligor, or any order of relief or other order approving any such case or proceeding is entered, the Revolving Facility shall cease to be available to such Obligor, all obligations of such Obligor under Clause 20 (Guarantee and indemnity) or any other provision of this Agreement or any other Finance Document to which such Obligor is a party shall become immediately due and payable and such Obligor shall be required to provide cash cover for the full amount of each letter of credit issued for its account, in each case automatically and without any further action by any Party.

24.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(b)	subject to clause 3.2 (Rolled Loan – restrictions) of the Intercreditor Agreement, declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	subject to clause 3.2 (Rolled Loan – restrictions) of the Intercreditor Agreement, declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	notify the Intercreditor Agent that an Event of Default has occurred and continuing and instruct the Intercreditor Agent or the Common Security Agent (through the Intercreditor Agent) to issue one or more Enforcement Notices; and/or

(e)	exercise or direct the Intercreditor Agent or the Common Security Agent (through the Intercreditor Agent) to exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents and/or the High Yield Note Documents and/or (if the High Yield Note Refinancing has occurred) any document or instrument in respect of the high yield notes issued pursuant to the High Yield Note Refinancing and/or any document or instrument in respect of the high yield notes issued pursuant to the Additional High Yield Notes and/or (if the Additional High Yield Note Refinancing has occurred) pursuant to the Additional High Yield Note Refinancing (in each case, including, following the issue of an Enforcement Notice, any such rights, remedies, powers or discretions which first require the issue of such a notice).

SECTION 9

CHANGES TO PARTIES

25.	Changes to the Lenders

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25 and to Clause 26 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to a Permitted Transferee (in each case, the “New Lender”).

25.2	Conditions of assignment or transfer

(a)	Any Transfer by an Existing Lender of all or any part of its Commitment must:

(i)	subject to paragraph (b) below, not be made or entered into without the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed);

(ii)	if the Transfer is of a commitment or participation in the Revolving Facility, the New Lender has a rating of at least BBB by Standard & Poor’s Rating Services (or an equivalent rating); and

(iii)	in the case of a Transfer relating to the Revolving Facility, if the Transfer is only of part of (instead of all of) an Existing Lender’s participation in respect of the Revolving Facility, immediately after such the Transfer:

(A)	the amount of that Existing Lender’s remaining Revolving Facility Commitments (when aggregated with its Affiliates’ and Related Funds’ Revolving Facility Commitments) is at least a minimum amount of HK$40,000,000; and

(B)	the amount of that New Lender’s Revolving Facility Commitments (when aggregated with its Affiliates’ and Related Funds’ Revolving Facility Commitments) is at least a minimum amount of HK$40,000,000.

(b)	Notwithstanding paragraph (a)(i) above (and, for the avoidance of doubt, subject to paragraphs (a)(ii) and (iii) above), a Transfer entered into in respect of any Commitment or amount outstanding under this Agreement shall not require the prior written consent of the Borrower pursuant to paragraph (a)(i) above if:

(i)	the Transfer is to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, the Transfer is to, or the sub-participation is with, a fund which is a Related Fund of that Existing Lender;

(iii)	an Event of Default has occurred and is continuing; or

(iv)	the Transfer is of a Participation which is not a Voting Participation.

(c)	The Borrower shall be deemed to have provided its written consent in accordance with paragraph (a) above if it has not responded to the relevant Existing Lender’s request for such Transfer within 10 Business Days of such request having been made.

(d)	A Transfer entered into in respect of any Commitment or amount outstanding under this Agreement shall in no circumstances (including pursuant to paragraph (b) above) be made to a Conflicted Lender without the prior written consent of the Borrower (in its sole discretion). If requested to do so by a Lender, the Borrower shall as soon as reasonably practicable (but allowing a reasonable period of time for the Borrower to satisfy itself) confirm to that Lender whether or not a potential New Lender identified to the Borrower is a Conflicted Lender.

(e)	An assignment will only be effective if the procedure set out in Clause 25.6 (Procedure for assignment) is complied with and will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement and Lender Accession Undertaking or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with and the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement.

(g)	An Existing Lender may not assign or transfer any or all of its rights or obligations under the Finance Documents or change its Facility Office if such assignment or transfer would give rise to a requirement to prepay any Loan (or any part thereof) or cancel any Commitment (or any part thereof) pursuant to Clause 8.1 (Illegality) in relation to the New Lender or such Existing Lender acting through the new Facility Office.

(h)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(i)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement and Lender Accession Undertaking, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender

(j)	If an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender, (A) such Existing Lender shall (unless agreed with such New Lender) bear its own fees, costs and expenses in connection with, or resulting from, such assignment or transfer (including any legal fees, taxes, notarial and security registration or perfection fees) and (B) no Obligor or any member of the Group will be required to pay to or for the account of such New Lender, or reimburse or indemnify such New Lender for, any fees, costs, Taxes, expenses, indemnity payments, Tax Payments, Increased Costs or other payments under a Finance Document in excess of what that Obligor would have been required to pay to such Existing Lender immediately prior to such transfer or assignment being effected, provided that, notwithstanding the foregoing:

(i)	the Borrower shall pay such New Lender in full any amount expressed to be payable by it to such New Lender under Clause 19.4 (Enforcement and preservation costs); and

(ii)	in respect of costs, fees and expenses only, the amount thereof payable or reimbursable shall be calculated by reference to the amount of such costs, fees and expenses which such Obligor is able to demonstrate it would have been required to pay to such Existing Lender immediately prior to such transfer or assignment being effected.

(k)	The Agent shall, promptly upon request from the Borrower, provide to the Borrower information in reasonable detail regarding the identities and participations of each of the Lenders.

(l)	An Existing Lender will enter into a Confidentiality Undertaking with any potential New Lender (that is not already a Lender) prior to providing such New Lender with any information about the Finance Documents or the Group. This Confidentiality Undertaking may be amended, if necessary, to ensure that it is capable of being relied upon by the Borrower without requiring its signature, and may not be materially amended without the consent of the Borrower. A copy of that Confidentiality Undertaking must be provided to the Borrower promptly after being entered into.

25.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund, the New Lender shall, on the date upon which an assignment, transfer or accession takes effect, pay to the Agent (for its own account) a fee of US$3,500 in respect of any New Lender.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition or other circumstances of the Site or the Phase II Project, any Obligor or any other person;

(iii)	the performance and observance by any Obligor or any other person of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial and other condition, circumstances and affairs of the Site and the Phase II Project, each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Common Security Agent, the POA Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Common Security Agent, the POA Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender.The Agent shall, subject to paragraph (d) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement and Lender Accession Undertaking appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement and Lender Accession Undertaking.

(b)	The Agent shall only be obliged to execute an Assignment Agreement and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement and Lender Accession Undertaking;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement and Lender Accession Undertaking (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents, provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

(e)	The procedure set out in this Clause 25.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

25.7	Copy of assignments, transfer and accession documents to the Borrower and Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement and Lender Accession Undertaking, send to the Borrower and the Parent a copy of that Transfer Certificate or Assignment Agreement and Lender Accession Undertaking.

25.8	Security interests over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.9	Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 25, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

26.	Restriction on Debt Purchase Transactions

26.1	Prohibition on Debt Purchase Transactions by the Group

The Parent and Borrower shall not and shall procure that each other member of the Group shall not may (i) enter into any Debt Purchase Transaction or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

26.2	Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

(a)	For so long as a Sponsor Affiliate:

(i)	beneficially owns a Commitment; or

(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

(1)	any given percentage (other than in relation to decisions requiring the consent of all of the Lenders) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders (other than in relation to decisions requiring the consent of all of the Lenders),

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

such Commitment shall be deemed to be zero and such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment), provided that such consent, waiver, amendment or other vote is not materially detrimental (in comparison to the other Lenders) to the rights and/or interests of that Sponsor Affiliate solely in its capacity as a Lender (and, for the avoidance of doubt, excluding its interests as a holder of equity in the Borrower (whether directly or indirectly)), and each Sponsor Affiliate upon becoming a Party expressly agrees and acknowledges that the operation of this Clause 26.2 shall not of itself be so detrimental to it in comparison to the other Lenders or otherwise; and

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 8 (Forms of Notifiable Debt Purchase Transaction Notice). A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 8 (Forms of Notifiable Debt Purchase Transaction Notice)).

(c)	Each Sponsor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders, in each case, unless the Agent otherwise agrees or it relates to matters in which the Sponsor Affiliate is entitled to vote in accordance with this Clause 26.

27.	Changes to the Obligors

27.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.10 (“Know your customer” checks), the Borrower may request that any of its wholly owned Subsidiaries become an Additional Guarantor.

(b)	The Borrower shall procure that any other member of the Group shall, as soon as possible after becoming a member of the Group, become an Additional Guarantor and grant such Security as the Agent may require.

(c)	A member of the Group shall become an Additional Guarantor if:

(i)	the Borrower and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent required to be delivered by an Additional Guarantor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 2 (Conditions precedent required to be delivered by an Additional Guarantor).

(e)	The Lenders authorise the Agent to give the notification described in paragraph (d) above. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 21.1 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.4	Resignation of a Guarantor

(a)	The Borrower may request that a Guarantor (other than the Parent or the Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being (or shares or equity interests in that Guarantor are being) disposed of (directly or indirectly) by way of a sale or disposal or reorganisation where such sale or disposal or reorganisation is expressly permitted under this Agreement or any other Finance Document in circumstances where that Guarantor ceases to be a Group Member, and the Borrower has confirmed to the Agent and the Intercreditor Agent that this is the case; or

(ii)	the Lenders have consented to the resignation of that Guarantor.

(b)	Subject to clause 25.17 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i)	no Event of Default is continuing or would result from that Guarantor ceasing to be a Guarantor (and the Borrower has confirmed to the Agent and the Intercreditor Agent that this is the case); and

(ii)	no payment is due from that Guarantor under Clause 20.1 (Guarantee and indemnity).

(c)	Subject to paragraph (d) below, upon notification by the agent to the Borrower and the Lender of its acceptance of the resignation of the Guarantor, that entity shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(d)	The resignation of that Guarantor shall not be effective until the date of the relevant sale or disposal or reorganisation.

SECTION 10

THE FINANCE PARTIES

28.	Role of the Agent and others

28.1	Appointment of the Agent

(a)	Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision and, otherwise, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if applicable, the Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Common Security Agent and the POA Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender (or group of Lenders) until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no duties save as expressly provided under or in connection with any Finance Document.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.7 (Copy of assignments, transfer and accession documents to the Borrower and Parent), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement and Lender Accession Undertaking or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Common Security Agent or the POA Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied.

(h)	The Agent shall provide to the Borrower promptly upon request by the Borrower (but no more frequently than once in any three month period), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

28.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.6	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked;

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate; and

(iv)	rely on any statement made or purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24 (Events of Default));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Sponsor Affiliate.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(d)	Without prejudice to the generality of paragraph (c) above, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(f)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(g)	Without prejudice to the generality of paragraph (f) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and the other Finance Parties.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of clause 13.2 (Market disruption).

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.7	Responsibility for documentation

The Agent is and shall not be responsible for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.8	No duty to monitor

(a)	The Agent shall not be bound to enquire:

(i)	whether or not any Default has occurred;

(ii)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(iii)	whether any other event specified in any Finance Document has occurred.

28.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out (i) any “know your customer” or other checks in relation to any person or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages

28.10	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in the proportion that the Liabilities due to it bear to the aggregate of the Liabilities due to all the Lenders for the time being (or, if the Liabilities due to the Lenders are zero, immediately prior to their being reduced to zero)), indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to payment systems, etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document),

(b)	If the Borrower is required to reimburse or indemnify any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above in accordance with the Finance Documents, the Borrower shall, within 10 Business Days of demand in writing by the relevant Lender, indemnify such Lender for the amount of such payment actually made pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

28.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong or Macau as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Hong Kong or Macau).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor in accordance with the Finance Documents (including such successor’s accession to the Intercreditor Agreement in the capacity as Agent).

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (b) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 15.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 15.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

28.12	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in Hong Kong or Macau).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent (or, if later, on its accession to the Intercreditor Agreement in the capacity as Agent). As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent shall not be obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

(d)	The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

28.14	Relationship with the Lenders

(a)	The Agent may treat each person shown in its records as a Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Intercreditor Agent or Common Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Intercreditor Agent or Common Security Agent (as applicable) to perform its functions as Intercreditor Agent or Common Security Agent (as applicable). Each Lender shall deal with the Intercreditor Agent and the Common Security Agent exclusively through the Agent and shall not deal directly with the Intercreditor Agent or the Common Security Agent.

(c)	Each Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy and/or completeness any information provided by the Agent, the Common Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.16	Reference Banks

The Agent may at any time and from time to time (in consultation with the Borrower) appoint any Lender or an Affiliate of a Lender to replace any Reference Bank that is not (or which is not an Affiliate of) a Lender.

28.17	Agent’s management time

(a)	Any amount payable to the Agent under Clause 17.3 (Indemnity to the Agent), Clause 19 (Costs and expenses) and Clause 28.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 14 (Fees).

(b)	Any cost of utilising the Agent’s management time or other resources shall include, without limitation, any such costs in connection with Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

28.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that the Agent has authority to accept on its behalf and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent, the terms of any reliance letter or engagement letters relating to any reports or letters provided by any advisers in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.20	Saving provision

Notwithstanding anything expressly stated in or omitted from this Agreement, all residual rights and obligations (including in respect of any contingent liabilities) under any Finance Document of any person that was a Party to this Agreement in its capacity as Bookrunner Mandated Lead Arranger, Mandated Lead Arranger, Arranger, Senior Manager or Manager and which rights were not terminated, released, relinquished or otherwise did not expire on or before the 2016 Amendment and Restatement Effective Date (whether pursuant to the transactions contemplated in connection with the 2016 Amendment and Restatement Agreement or otherwise) continue and, as may be necessary, such person may rely on this Clause 28.20 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

29.	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim;

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax; or

(d)	oblige any Finance Party to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any applicable anti-money laundering, economic or trade sanctions laws or regulations.

30.	Sharing among the Finance Parties

30.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5	Exceptions

(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.	Payment mechanics

31.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date or such other date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	In the case of payments to be made in Patacas, Hong Kong dollars or US dollars, payment shall be made to such account in the Macau SAR (or, if specified by way of written notice to the Parent and the Lenders by any successor to the Agent on or about the time of its becoming Agent, such other location as it shall select (acting reasonably)) with such bank as the Agent specifies.

(c)	In the case of payments to be made in any other currency, payment shall be made to such account in the principal financial centre of the country of that currency (or, if specified by way of written notice to the Parent and the Lenders by any successor to the Agent on or about the time of its becoming Agent, such other location as it shall select (acting reasonably)) with such bank as the Agent specifies.

31.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (which, in the case of Hong Kong dollars is Hong Kong).

(b)	The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date, provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 25 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so in circumstances where the Borrower had requested that the Agent make available amounts for the account of the Borrower before receiving funds from the Lenders only, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if, in its absolute discretion, it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 28.12 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent that:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	firstly, following the delivery of an Enforcement Notice, in payment of all costs and expenses incurred by or on behalf of the Agent, the Common Security Agent, the POA Agent or the Intercreditor Agent in connection with such enforcement or recovery and which have been certified, in writing, as having been incurred by the Agent, the Common Security Agent, the POA Agent or the Intercreditor Agent;

(ii)	secondly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Common Security Agent, the POA Agent and the Intercreditor Agent under those Finance Documents;

(iii)	thirdly, in payment pro rata of all amounts paid by any Secured Party under Clause 28.10 (Lenders’ indemnity to the Agent) but which have not been reimbursed by the Borrower;

(iv)	fourthly, in or towards payment pro rata of all accrued interest, costs, fees and expenses due and payable to the Lenders under the Finance Documents;

(v)	fifthly, in or towards payment pro rata of:

(A)	subject to clause 3.2 (Rolled Loan – restrictions) of the Intercreditor Agreement, any principal due and payable under the Term Loan Facility to the extent due and payable to the Lenders; and

(B)	any principal due but unpaid under the Revolving Facility; and

(vi)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Subject to clause 3.2 (Rolled Loan – restrictions) of the Intercreditor Agreement, the Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (a)(iii) to (vi) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.7	No set off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set off or counterclaim.

31.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, HK dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than HK dollars shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.11	Disruption to payment systems, etc.

If the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	Set off

Subject to the terms of Clause 30 (Sharing among the Finance Parties), a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.

33.	Notices

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower and each other Obligor that is a Party as at the 2016 Amendment and Restatement Date, that identified with its name in the signing pages to the Intercreditor Agreement;

(b)	in the case of the Original Lender and the Agent, that identified with its name in the signing pages to the Intercreditor Agreement;

(c)	in the case of the Common Security Agent and the POA Agent, that identified with its name in the signing pages to the Intercreditor Agreement; and

(d)	in the case of each other Lender and each other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 10 Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent, the POA Agent or the Common Security Agent will be effective only when actually received by the Agent, the POA Agent or Common Security Agent (as applicable) and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s, POA Agent’s or Common Security Agent’s signature in the 2016 Amendment and Restatement Agreement or Intercreditor Agreement (as applicable) (or any substitute department or officer as the Agent, the POA Agent or Common Security Agent (as applicable) shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

33.4	Notification of address and fax number

Promptly upon changing its own address or fax number, the Agent shall notify the other Parties.

33.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

33.6	Electronic communication

(a)	Any communication to be made between the Agent, the POA Agent or the Common Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the POA Agent, the Common Security Agent (as applicable) and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender, the POA Agent or the Common Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent, the POA Agent or the Common Security Agent only if it is addressed in such a manner as the Agent, the POA Agent or Common Security Agent (as applicable) shall specify for this purpose.

(c)	Notwithstanding the foregoing, each Party hereto agrees that the Agent may make information, documents and other materials that any Obligor is obligated to furnish to the Agent pursuant to the Finance Documents (together, “Communications”) available to any Finance Party by posting the Communications on IntraLinks or another relevant website, if any, to which such Finance Party has access (whether a commercial, third-party website or whether sponsored by the Agent) (the “Platform”). Nothing in this Clause 33.6 shall prejudice the right of the Agent to make the Communications available to any Finance Party in any other manner specified in this Agreement or any other Finance Documents.

(d)	Each Finance Party agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Finance Party for purposes of this Agreement and the other Finance Documents. Each Finance Party agrees:

(i)	to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Finance Party to which the foregoing notice may be sent by electronic transmission; and

(ii)	that the foregoing notice may be sent to such e-mail address.

(e)	Notwithstanding paragraph (f) below, each Party hereto agrees that any electronic communication referred to in this Clause 33.6 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Agent; provided that if such communication is not so received by a Finance Party in the place of receipt on a Business day or is not so received by a Finance Party on before 5.00 pm in the place of receipt on a Business Day, such communication shall be deemed delivered at the opening of business on the next Business Day for that Finance Party.

(f)	Each Party hereto acknowledges that:

(i)	the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution;

(ii)	the Communications and the Platform are provided “as is” and “as available”;

(iii)	none of the Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Agency Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Agency Party expressly disclaims liability for errors or omissions in any Communications or the Platform; and

(iv)	no representation or warranty of any kind, express, implied or statutory, including any representation or warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agency Party in connection with any Communications or the Platform.

(g)	Each Obligor hereby acknowledges that from time to time certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to MPEL, any of its Subsidiaries or their respective securities) (each, a “Public Lender”). Each Obligor hereby agrees that:

(i)	Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;

(ii)	by marking Communications “PUBLIC,” each Obligor shall be deemed to have authorised the Finance Parties to treat such Communications as either publicly available information or not-material information (although it may be sensitive and proprietary) with respect to MPEL, any of its Subsidiaries or their respective securities for purposes of US federal and state securities laws;

(iii)	all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and

(iv)	the Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender”.

33.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or is required by law to be in one of the Macau SAR official languages (Chinese or Portuguese) and/or is to be filed with any Macau SAR Governmental Authority, in which case a Chinese or Portuguese version (as applicable) shall prevail.

34.	Calculations and certificates

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

34.4	Personal liability

No director, officer, employee or other individual acting (or purporting to act) on behalf of the Parent, any member of the Group (or any Affiliate of a member of the Group) shall be personally liable for:

(a)	any representation, certification or statement made or deemed to be made by him or her, the Parent or any other member of the Group in any Finance Document; or

(b)	any certificate, notice or other document required to be delivered under, or in connection with, any Finance Document, whether or not signed by that director, officer, employee or other individual,

where such representation, certification, statement, certificate, notice or other document proves to be incorrect or misleading, unless that individual acted fraudulently, recklessly or with an intention to mislead, in which case any liability will be determined in accordance with applicable law. Any director, officer, employee or other individual to whom this Clause 34.4 is expressed to apply may rely on this Clause 34.4, subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

35.	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

37.	Amendments and waivers

37.1	Intercreditor Agreement

This Clause 37 is subject to the terms of the Intercreditor Agreement.

37.2	Required consents

(a)	Subject to Clause 37.3 (Exceptions) and paragraphs (b) and (d) below, any term of the Finance Documents (other than the Mandate Documents and the Fee Letters) may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party:

(i)	any amendment or waiver or enter into any document or do any other act or thing permitted by this Clause 37 and any other provision of the Finance Documents; and

(ii)	pursuant to paragraph (a) of Clause 28.2 (Instructions), any amendment or waiver of, or in respect of, such matters as it determines to be of a minor technical or administrative nature or of a non-credit related nature or to correct a manifest error.

(c)	Without prejudice to the generality of paragraphs (c) and (d) of Clause 28.6 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver of consent under the Finance Documents.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Parent, including any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

37.3	Exceptions

(a)	An amendment, consent or waiver that has the effect of changing or which relates to:

(i)	the definition of “Change of Control” or “Majority Lenders” in Clause 1.1 (Definitions) and Schedule 11 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments;

(vi)	a change to the Borrower;

(vii)	a change to the Guarantors, other than in accordance with Clause 27 (Changes to the Obligors);

(viii)	any provision which expressly requires the consent of all the Lenders;

(ix)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 8.1 (Illegality), Clause 9 (Mandatory prepayment) (save for an amendment, waiver or other exercise of any right, power or discretion in respect of Clause 10 (Restrictions)), Clause 25 (Changes to the Lenders), Clause 30 (Sharing among the Finance Parties), Clause 31.6 (Partial payments) or this Clause 37;

(x)	the nature or scope of the guarantee and indemnity granted under Clause 20 (Guarantee and indemnity);

(xi)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except in each case insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(xii)	the release of any guarantee and indemnity granted under Clause 20 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal or reorganisation of an asset which is the subject of the Transaction Security where such sale or disposal or reorganisation is expressly permitted under this Agreement or any other Finance Document;

(xiii)	any requirement that a cancellation of Commitments (in respect of any Facility) reduces the Commitments of the Lenders (in respect of such Facility) rateably;

(xiv)	a change to the governing law or jurisdiction provisions of any Finance Document;

(xv)	any amendment to the order of priority or subordination under the Intercreditor Agreement or the manner in which the proceeds of enforcement of the Transaction Security are to be distributed; or

(xvi)	any amendment to Clause 23.14,

shall not be made without the prior consent of all the Lenders.

(b)	The Transaction Security Documents may be amended, varied, waived or modified with the agreement of the relevant Obligor or Security Provider and the Common Security Agent (acting in accordance with the Intercreditor Agreement).

(c)	An amendment or waiver which relates to the rights or obligations of the Agent, the POA Agent, any Ancillary Lender or the Common Security Agent may not be effected without the consent of the Agent, the POA Agent, that Ancillary Lender or the Common Security Agent (as applicable).

(d)	Any amendment or waiver which:

(i)	relates only to the rights or obligations applicable to a particular class of Lender(s) or group of Lenders; and

(ii)	would not reasonably be expected to materially and adversely affect the rights or interests of Lenders in respect of another class or group of Lender(s),

may be made in accordance with this Clause 37 but as if references in this Clause 37 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (d), be required for that amendment or waiver were to that proportion of the Lenders participating in forming part of that particular class.

(e)	An amendment, consent or waiver which relates to a prepayment to a Lender which is required under Clause 8.1 (Illegality), paragraph (a) of Clause 9.2 (Change of Control and Disposal Prepayment Event) or Clause 9.3 (High Yield Notes and Bondco Loans) shall only require the consent of the Borrower and the Lender to which that amount has become payable under such provision.

37.4	Disenfranchisement of Conflicted Lenders, Defaulting Lenders and Non-Responding Lenders

(a)	In ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Credit Facility Commitments and/or participations in the Facility A Loan has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, the Commitments and participations of any Conflicted Lender, any Defaulting Lender or any Non-Responding Lender will be deemed to be zero and its status as a Lender ignored.

(b)	For the purposes of this Clause 37.4, the Agent may assume that the following Lenders are Conflicted Lenders or Defaulting Lenders (as applicable):

(i)	any Lender which has notified the Agent that it has become a Conflicted Lender or Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender”,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Conflicted Lender or a Defaulting Lender.

37.5	Replaceable Lenders

Subject to clause 3.2 (Rolled Loan – restrictions) of the Intercreditor Agreement, if at any time a Lender has become and continues to be a Replaceable Lender, the Borrower may by giving 10 Business Days’ prior written notice to the Agent and such Lender:

(a)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (other than a member of the Group) (a “Replacement Lender”) selected by the Borrower which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and Break Costs and other amounts payable in relation thereto under the Finance Documents (without other premium or penalty); or

(b)	(in the case of any Replaceable Lender other than an Illegal Lender) give the Agent notice of the cancellation of the Commitment(s) of that Replaceable Lender and its intention to procure the prepayment of that Replaceable Lender’s participation in the Revolving Facility Loan(s) (a “Cancellation Notice”) subject to the payment of any fees, costs, expenses then due and payable under the Finance Documents to that Replaceable Lender, provided that such Cancellation Notice is note delivered to the Agent later than 60 days after the date on which the Borrower first became aware that such Lender become a Replaceable Lender.

37.6	Conditions of replacement of a Replaceable Lender

(a)	Any transfer of rights and obligations of a Replaceable Lender pursuant to paragraph (a) of Clause 37.5 (Replaceable Lenders) shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent, Common Security Agent or the POA Agent;

(ii)	neither the Agent nor the Replaceable Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 60 days after the date on which the Borrower first became aware that such Lender become a Replaceable Lender;

(iv)	in no event shall the Replaceable Lender be required to pay or surrender to the Replacement Lender any of the fees received by such Replaceable Lender pursuant to the Finance Documents;

(v)	the Replaceable Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) of Clause 37.5 (Replaceable Lenders) once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(b)	The Replaceable Lender shall perform the checks described in paragraph (a)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) of Clause 37.5 (Replaceable Lenders) and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

37.7	Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)

In the case where the Borrower gives a Cancellation Notice in respect of a Replacement Lender pursuant to paragraph (b) of Clause 37.5 (Replaceable Lenders):

(a)	upon such Cancellation Notice becoming effective (as specified in such Cancellation Notice), the Commitment of that Replaceable Lender in respect of each Facility shall immediately be reduced to zero, provided that the Total Commitments may (at the Borrower’s option) be simultaneously with or subsequent to that cancellation be increased in accordance with Clause 2.2 (Increase); and

(b)	to the extent that such Replaceable Lender’s participation in a Utilisation has not been transferred pursuant to paragraph (a) of Clause 37.5 (Replaceable Lenders), the Borrower shall, on the last day of the first Interest Period (relating to such Revolving Facility Loan(s)) which ends after the Borrower delivered such Cancellation Notice (or, if earlier, the date specified by the Borrower in that Cancellation Notice) repay that Replaceable Lender’s participation in such Revolving Facility Loan(s) together with all interest thereon and other amounts accrued under the Finance Documents in relation thereto (together with Break Costs and other amounts payable), provided that any such repayment may only be funded with amounts that could, at the time of such repayment (and on a pro forma basis as if such payment were a Restricted Payment), be paid as a Restricted Payment in accordance with Section 2 (Limitation on Restricted Payments) of Schedule 10 (Covenants) pursuant to Clause 23.1 (Notes covenants).

38.	Disclosure of information

38.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates, head office and any other branch and Related Funds and any of its or their officers, directors, employees, professional advisers, Representatives and (unless it relates to any Services and Right to Use Agreement Confidential Information) auditors such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of (x) its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information and (y) in the case of any Services and Right to Use Agreement Confidential Information, that the Borrower Group is subject to a duty of confidentiality to the government and/or the relevant public regulatory authorities of the Macau SAR;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or succeeds (or which may potentially succeed) it as Agent or Common Security Agent or POA Agent, and in each case, to any of that person’s Affiliates, head office and any other branch, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom sub paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 28.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security Interests over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the prior written consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of (x) its confidential nature and that some or all of such Confidential Information may be price-sensitive information and (y) in the case of any Services and Right to Use Agreement Confidential Information, that the Group is subject to a duty of confidentiality to the government and/or the relevant public regulatory authorities of the Macau SAR; and

(e)	to the International Swaps and Derivatives Association, Inc. (“ISDA”) or any Credit Derivatives Determination Committee or sub-committee of ISDA where such disclosure is required by them in order to determine whether the obligations under the Finance Documents will be, or in order for the obligations under the Finance Documents to become, deliverable under a credit derivative transaction or other credit linked transaction which incorporates the 2009 ISDA Credit Derivatives Determinations Committees and Auction Settlement Supplement or other provisions substantially equivalent thereto if ISDA is informed of (x) its confidential nature and that some or all of such Confidential Information may be price-sensitive information and (y) in the case of any Services and Right to Use Agreement Confidential Information, that the Borrower Group is subject to a duty of confidentiality to the government and/or the relevant public regulatory authorities of the Macau SAR.

38.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 41 (Governing Law):

(vi)	the name of the Agent;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches):

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

38.4	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.7	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.8	Tax Disclosure

Notwithstanding any of the provisions of the Finance Documents, the Obligors and the Finance Parties hereby agree that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind, the “tax structure” and “tax treatment” (in each case within the meaning of the U.S. Treasury Regulation Section 1.6011-4) of the Facility and any materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing relating to such tax structure and tax treatment to the extent, but only to the extent, necessary for the transaction to avoid being considered a confidential transaction for purposes of U.S. Treasury Regulation section 1.6011-4(b)(3).

39.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	USA Patriot Act

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	Governing law

41.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41.2	Schedule 10 (Covenants) and Schedule 11 (Definitions)

Without prejudice to Clause 41.1 (Governing law), the Parties agree that Schedule 10 (Covenants) and Schedule 11 (Definitions) shall be construed in accordance with New York law.

42.	Enforcement

42.1	Jurisdiction of English courts

(a)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 42.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints Law Debenture Corporate Service Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within three (3) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Original Parties

Part 1

Original Facility A Lender

Name of Original Facility A Lender	Facility A Participation
(HK$)

Bank of China Limited, Macau Branch	1,000,000

Total	1,000,000

Part 2

Original Revolving Facility Lender

Name of Original Revolving Facility Lender	Revolving Facility Commitment
(HK$)

Bank of China Limited, Macau Branch	233,000,000

Total	233,000,000

Part 3

Original Guarantors

Original Guarantor	Jurisdiction of incorporation	Registration Number (or equivalent)
Studio City Investments Limited	British Virgin Islands	1673083
Studio City Holdings Two Limited	British Virgin Islands	402572
Studio City Holdings Three Limited	British Virgin Islands	1746781
Studio City Holdings Four Limited	British Virgin Islands	1746782
SCP Holdings Limited	British Virgin Islands	1697577
SCP One Limited	British Virgin Islands	1697795
SCP Two Limited	British Virgin Islands	1697797
SCIP Holdings Limited	British Virgin Islands	1789810
Studio City Entertainment Limited	Macau SAR	27610
Studio City Services Limited	Macau SAR	40053
Studio City Hotels Limited	Macau SAR	41334
Studio City Hospitality and Services Limited	Macau SAR	40168
Studio City Developments Limited	Macau SAR	14311
Studio City Retail Services Limited	Macau SAR	45208

Schedule 2

Conditions precedent required to be delivered by an Additional Guarantor

1.	An Accession Letter executed by the Additional Guarantor and the Borrower.

2.	A copy of the Constitutional Documents of the Additional Guarantor.

3.	In the case of any Additional Guarantor who is a US Person, a copy of a good standing certificate (including verification of tax status) or equivalent with respect to the Additional Guarantor, issued as of a recent date by the Secretary of State or other relevant State or other Governmental Authority.

4.	A copy of a resolution of the board of directors or sole director of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Accession Letter and any other Transaction Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Transaction Documents on its behalf; and

(c)	authorising the Borrower to act as its agent in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A copy of a resolution signed by all the holders of the issued shares in each Additional Guarantor, approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party.

7.	A certificate of the Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments or the entry into or performance under any of the Transaction Documents to which it is a party would not cause any borrowing, guarantee, security or similar limit or any other Legal Requirement binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Additional Guarantor certifying that each document, copy document and other evidence listed in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

9.	The following legal opinions:

(a)	A legal opinion of the legal advisers to the Agent and the Common Security Agent, as to English law.

(b)	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent and the Common Security Agent in each of those jurisdictions.

10.	Evidence that the agent for service of process specified in Clause 42.2 (Service of process) has accepted its appointment in relation to the proposed Additional Guarantor.

11.	Any Transaction Security Documents which are required by the Agent to be executed by the proposed Additional Guarantor (and which are in form and substance substantially equivalent to those entered into by the existing Obligors).

12.	Any notices, requests for undertakings or other documents required to be given or executed under the terms of those Transaction Security Documents, together with, where relevant, their due acknowledgement and agreement by the addressee or any other person expressed to be a party thereto.

13.	Evidence that promptly after the execution of any Transaction Security Document by a company incorporated in the British Virgin Islands (a “BVI Company”), such BVI Company has instructed (i) its registered agent in the British Virgin Islands to create and maintain a Register of Charges that complies with the BVI Business Companies Act, 2004 (as amended) (the “BBCA”), (ii) to enter particulars of the security created pursuant to such Transaction Security Document in such Register of Charges, and (iii) its registered agent to effect registration of such Transaction Security Document at the Registry pursuant to Section 163 of the BBCA.

14.	Evidence that within 10 Business Days after the date of execution of any relevant Transaction Security Documents relating to shares in a BVI Company, (i) a notation of the security created by such Transaction Security Document has been made in the relevant Register of Members of such BVI Company pursuant to section 66(8) of the BBCA and (ii) a copy of such annotated Register of Members has been filed with the Registry.

15.	A certified copy of each of the Registers of Members referred to and as annotated as set out in paragraph 14 above.

Schedule 3

Requests and notices

Part 1

Utilisation Request

Revolving Facility

From:	Studio City Company Limited as Borrower

To:	[Agent]

Date:

Dear Sirs

Studio City Company Limited—Facilities Agreement originally dated 28 January 2013

(as amended and amended and restated from time to time) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Revolving Facility Loan on the following terms:

Proposed Utilisation Date:	[●]
(or, if that is not a Business Day, the next Business Day)

Currency of Loan:	HK dollars

Amount:	[●] or, if less, the Available Facility

Interest Period:	[●]

Purpose:	[●]

3.	We confirm that:

(a)	the purpose specified above complies with the permitted use of the Revolving Facility under the Facilities Agreement and the restrictions set out in of Clause 5.5 (Limitations on utilisations) of the Facilities Agreement and no part of the Loan will be applied otherwise than in accordance with such purpose; and

(b)	each condition specified in Clause 4.1 (Utilisation conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[This Revolving Facility Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Revolving Facility Loan].]/[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory
for and on behalf of
Studio City Company Limited

Part 2

Selection Notice

From:	Studio City Company Limited as Borrower

To:	[Agent]

Date:

Dear Sirs

Studio City Company Limited—Facilities Agreement originally dated 28 January 2013

(as amended and amended and restated from time to time) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	The current Interest Period for the Facility A Loan will end on [●].

3.	We request that the next Interest Period for the Facility A Loan is [●].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory
for and on behalf of
Studio City Company Limited

Schedule 4

Form of Transfer Certificate

To:	[●] as Agent and [●] as Intercreditor Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Dear Sirs

Studio City Company Limited—Facilities Agreement originally dated 28 January 2013

(as amended and amended and restated from time to time) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 25.5 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment(s) and/or all or part of the Existing Lender’s participation(s) in Loan(s), rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer).

(b)	The Existing Lender transfers to the New Lender all the rights of the Existing Lender under the Onshore Security Documents and in respect of the Transaction Security created or expressed to be created thereunder which correspond to that portion of the Existing Lender’s Commitment, rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

(c)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment, rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

(d)	The proposed Transfer Date is [●].

(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders); and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

4.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 25.1 (Assignments and transfers by the Lenders).

5.	The New Lender confirms that it [is]/[is not] a Sponsor Affiliate.

6.	We refer to clauses 25.5 (Change of Credit Facility Lender or Pari Passu Lender under an Existing Credit Facility or Pari Passu Facility) and 25.14 (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement:

In consideration of the New Lender being accepted as a Credit Facility Lender (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement, the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Credit Facility Lender and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Credit Facility Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

7.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on such counterparts were on a single copy of this Agreement.

8.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of England and Wales.

The execution of this Transfer Certificate may not entitle the New Lender to a proportionate share of the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent and as a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Intercreditor Agent, and the Transfer Date is confirmed as [●].

Agent

By:

Intercreditor Agent

By:

Note: It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

Schedule 5

Form of Assignment Agreement and Lender Accession Undertaking

To:	[●] as Agent and [●] as Intercreditor Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Dear Sirs

Studio City Company Limited—Facilities Agreement originally dated 28 January 2013

(as amended and amended and restated from time to time) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement and Lender Accession Undertaking. This agreement (the “Agreement”) shall take effect as an Assignment Agreement and Lender Accession Undertaking for the purpose of the Facilities Agreement and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

(a)	We refer to Clause 25.6 (Procedure for assignment) of the Facilities Agreement.

(b)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents (excluding the Onshore Security Documents) and under the Onshore Security Documents and in respect of the Transaction Security created or expressed to be created thereunder which correspond to that portion of the Existing Lender’s Commitment(s) and/or all or part of the Existing Lender’s participation(s) in Loan(s) under the Facilities Agreement and its rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

(c)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and/or all or part of the Existing Lender’s participation(s) in Loan(s) under the Facilities Agreement and its rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

2.	The proposed Transfer Date is [●].

3.	On the Transfer Date the New Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Credit Facility Lender.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

6.	The New Lender confirms that it [is]/[is not] a Sponsor Affiliate.

7.	We refer to clauses 25.5 (Change of Credit Facility Lender or Pari Passu Lender under an Existing Credit Facility or Pari Passu Facility) and 25.14 (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement:

In consideration of the New Lender being accepted as a Credit Facility Lender (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement, the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Credit Facility Lender and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Credit Facility Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

8.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery to the Borrower and the Parent in accordance with Clause 25.7 (Copy of assignments, transfer and accession documents to the Borrower and Parent), to the Borrower and to the Parent (for itself and for and on behalf of each other Obligor) of the assignment referred to in this Agreement.

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of England and Wales.

The execution of this Assignment Agreement and Lender Accession Undertaking may not entitle the New Lender to a proportionate share of the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement and Lender Accession Undertaking for the purposes of the Facilities Agreement by the Agent and as a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Intercreditor Agent, and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

Agent

By:

Intercreditor Agent

By:

Note: It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Assignment Agreement and Lender Accession Undertaking or to give the New Lender full enjoyment of all the Finance Documents.

Schedule 6

Form of Accession Letter

To:	[●] as Agent and [●] as Intercreditor Agent

From:	[Subsidiary] and Studio City Company Limited

Dated:

Dear Sirs

Studio City Company Limited—Facilities Agreement originally dated 28 January 2013

(as amended and amended and restated from time to time) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This deed (the “Accession Deed”) shall take effect as an Accession Letter for the purpose of the Facilities Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in paragraphs 1 to 4 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional Guarantor pursuant to Clause 27.2 (Additional Guarantors) of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [●].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention

4.	The Borrower and the Subsidiary make the Repeating Representations to the Finance Parties on the date of this Accession Deed.

5.	[Subsidiary] (for the purposes of this paragraph 5, the “Acceding Debtor”) intends to give a guarantee, indemnity or other assurance against loss in respect of liabilities under the following documents:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

It is agreed as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Agreement, bear the same meaning when used in this paragraph 5.

(b)	The Acceding Debtor and the Common Security Agent agree that the Common Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and]*

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Common Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Common Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)	[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].**

6.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by the laws of England and Wales.

This Accession Deed has been signed on behalf of the Intercreditor Agent and the Common Security Agent (each, for the purposes of paragraphs 5 and 6 above, only), signed by the Borrower and executed as a deed by [Subsidiary] and is delivered on the date stated above.

*	Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties.
**	Include this paragraph in the relevant Accession Deed if the Acceding Debtor is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

[Subsidiary]
[Executed as a Deed
By: [Full name of Subsidiary]
Director

Director/Secretary]

or

[Executed as a Deed
By: [Full name of Subsidiary]
Signature of Director

Name of Director

In the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness]:

Address for notices:

Address:

Fax:

Studio City Company Limited

By:

Date:

The Intercreditor Agent
[Full name of current Intercreditor Agent]

By:

Date:

The Common Security Agent
[Full name of current Common Security Agent]

By:

Date:

Schedule 7

Form of Resignation Letter

To:	[●] as Agent and [●] as Intercreditor Agent

From:	[resigning Obligor] and Studio City Company Limited

Dated:

Dear Sirs

Studio City Company Limited—Facilities Agreement originally dated 28 January 2013

(as amended and amended and restated from time to time) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to clause 27.4 (Resignation of a Guarantor) of the Facilities Agreement, we request that [resigning Obligor] be released from its obligations as a Guarantor under the Facilities Agreement and the Finance Documents.

3.	We confirm that:

(a)	[such release is conditional upon repayment or prepayment in full of the Facilities and the payment of all other amounts then due and payable under the Finance Documents and the cancellation of all Commitments under the Finance Documents;]

(b)	[the Resigning Guarantor is being (or shares or equity interests in the Resigning Guarantor are being) disposed of (directly or indirectly) by way of a sale or disposal or reorganisation where such sale or disposal or reorganisation is expressly permitted under the Facilities Agreement or any other Finance Document in circumstances where the Resigning Guarantor will cease to be a Group Member;] [or]

(c)	[the Lenders have consented to the resignation of the Resigning Guarantor]; [or]

4.	We confirm that no Event of Default is continuing.

5.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by the laws of England and Wales.

Studio City Company Limited	[Resigning Obligor]

By:	By:

Date:	Date:

Schedule 8

Forms of Notifiable Debt Purchase Transaction Notice

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[●] as Agent

From:	[The Lender]

Dated:

Dear Sirs

Studio City Company Limited—Facilities Agreement originally dated 28 January 2013

(as amended and amended and restated from time to time) (the “Facilities Agreement”)

1.	We refer to paragraph (b) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (HK$)

Revolving Facility Commitment	[insert amount of that Commitment to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction Ceasing to be with Sponsor Affiliate

To:	[●] as Agent

From:	[The Lender]

Dated:

Dear Sirs

Studio City Company Limited—Facilities Agreement originally dated 28 January 2013

(as amended and amended and restated from time to time) (the “Facilities Agreement”)

1.	We refer to paragraph (b) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with a Sponsor Affiliate].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (HK$)

Revolving Facility Commitment	[insert amount of that Commitment to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable

Schedule 9

Form of Increase Confirmation

To:	[●] as Agent, [●] as Intercreditor Agent, Studio City Company Limited and Studio City Investments Limited (for and on behalf of itself and each other Obligor)

From:	[the Increase Lender] (the Increase Lender)

Dated:

Dear Sirs

Studio City Company Limited—Facilities Agreement originally dated 28 January 2013

(as amended and amended and restated from time to time) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which such assumption in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the Facilities Agreement as a Lender, and becomes a Lender for the purposes of the each other Finance Document; and

(b)	party to the Intercreditor Agreement as a Credit Facility Lender (as defined in the Intercreditor Agreement).

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase)) of the Facilities Agreement.

8.	The Increase Lender confirms that it is not a Sponsor Affiliate.

9.	We refer to clauses 25.5 (Change of Credit Facility Lender or Pari Passu Lender under an Existing Credit Facility or Pari Passu Facility) and 25.14 (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement:

In consideration of the Increase Lender being accepted as a Credit Facility Lender (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement, the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Credit Facility Lender and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Credit Facility Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on such counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of England and Wales.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and as a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Intercreditor Agent, and the Increase Date is confirmed as [●].

Agent

By:

Intercreditor Agent

By:

Schedule 10

Covenants

1.	Definitions and rules of construction

(a)	Terms used in this Schedule 10 shall, if not otherwise defined in this Schedule 10, have the meaning given to them in Schedule 11 (Definitions) and shall, if not otherwise defined in Schedule 11 (Definitions) have the meaning given to them elsewhere in this Agreement. References to a “Section” are to sections of this Schedule 10.

(b)	Each of the Parties acknowledges and agrees that the provisions of this Schedule 10 are not intended to (and shall not be construed so as to) permit any transaction, step, action or other matter that is otherwise prohibited by any other provisions of this Agreement.

(c)	Unless the context otherwise requires, in this Schedule 10:

(i)	a term has the meaning assigned to it;

(ii)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)	“or” is not exclusive;

(iv)	words in the singular include the plural, and in the plural include the singular;

(v)	“will” shall be interpreted to express a command;

(vi)	provisions apply to successive events and transactions; and

(vii)	references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

2.	Limitation on Restricted Payments

(a)	The Parent Guarantor and the Company will not, and the Parent Guarantor will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)	declare or pay any dividend or make any other payment or distribution on account of the Company’s, the Parent Guarantor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s, the Parent Guarantor’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent Guarantor and other than dividends or distributions payable to the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor);

(ii)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent Guarantor or the Company) any Equity Interests of the Parent Guarantor or the Company or any of their respective direct or indirect parents;

(iii)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Company or any Guarantor (excluding any intercompany Indebtedness between or among the Parent Guarantor and any of its Restricted Subsidiaries) or the Intercompany Note Proceeds Loans, except a payment of interest or principal at the Stated Maturity thereof; or

(iv)	make any Restricted Investment,

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)	the Parent Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4(a) hereof; and

(C)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent Guarantor and its Restricted Subsidiaries since the 2016 Amendment and Restatement Effective Date (excluding Restricted Payments permitted by clauses (ii) through (xii) of Section 2(b) below), is less than the sum, without duplication, of:

(I)	75% of the EBITDA of the Parent Guarantor less 2.25 times Fixed Charges for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the 2016 Amendment and Restatement Effective Date occurred to the end of the Parent Guarantor’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such EBITDA for such period is a deficit, minus 100% of such deficit); plus

(II)	100% of the aggregate net cash proceeds received by the Parent Guarantor since the 2016 Amendment and Restatement Effective Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Parent Guarantor (in each case, other than in connection with any Excluded Contribution) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Parent Guarantor that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Parent Guarantor); plus

(III)	to the extent that any Restricted Investment that was made after the 2016 Amendment and Restatement Effective Date (x) is reduced as a result of payments of dividends to the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor or (y) is sold for cash or otherwise liquidated or repaid for cash, (in the case of sub-clauses (x) and (y)) the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment or (z) is reduced upon the release of the guarantees and indemnities under this Agreement granted by the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor that constituted a Restricted Investment, to the extent that the initial granting of such guarantee reduced the restricted payments capacity under this clause (C); plus

(IV)	to the extent that any Unrestricted Subsidiary of the Parent Guarantor designated as such after the 2016 Amendment and Restatement Effective Date is re-designated as a Restricted Subsidiary after the 2016 Amendment and Restatement Effective Date, the lesser of (i) the Fair Market Value of the Parent Guarantor’s Restricted Investment in such Subsidiary as of the date of such re-designation or (ii) the Fair Market Value of the net aggregate Investments made by the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor in such Unrestricted Subsidiary from the date such entity was originally designated as an Unrestricted Subsidiary through the date of such re-designation; plus

(V)	100% of the aggregate amount received from the sale of the stock of any Unrestricted Subsidiary of the Parent Guarantor after the 2016 Amendment and Restatement Effective Date or 100% of any dividends received by the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor after the 2016 Amendment and Restatement Effective Date from an Unrestricted Subsidiary of the Parent Guarantor; less

(VI)	any amount paid by the Company pursuant to paragraph (b) of Clause 37.7 (Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)) of this Agreement.

(b)	The provisions of Section 2(a) above will not prohibit:

(i)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(ii)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent Guarantor) of, Equity Interests of the Parent Guarantor (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Parent Guarantor (in each case, other than in connection with any Excluded Contribution); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(II) of Section 2(a) hereof;

(iii)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(iv)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(v)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor held by any current or former officer, director or employee of the Parent Guarantor or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed US$1.0 million in any twelve-month period;

(vi)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(vii)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor issued on or after the 2016 Amendment and Restatement Effective Date in accordance with the Fixed Charge Coverage Ratio test described in Section 4(a) hereof;

(viii)	any Restricted Payment made or deemed to be made by the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor under, pursuant to or in connection with the Services and Right to Use Agreement, the Reinvestment Agreement or the MSA;

(ix)	to the extent constituting Restricted Payments, the payment of Project Costs as permitted pursuant to the Disbursement Agreements;

(x)	Restricted Payments that are made with Excluded Contributions;

(xi)	payments to any parent entity in respect of directors’ fees, remuneration and expenses (including director and officer insurance (including premiums therefore)) to the extent relating to the Parent Guarantor and its Subsidiaries, in an aggregate amount not to exceed US$1.0 million per annum;

(xii)	the making of Restricted Payments, if applicable:

(A)	in amounts required for any direct or indirect parent of the Parent Guarantor to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Parent Guarantor and general corporate operating and overhead expenses of any direct or indirect parent of the Parent Guarantor in each case to the extent such fees and expenses are attributable to the ownership or operation of the Parent Guarantor, if applicable, and its Subsidiaries, in an aggregate amount not to exceed US$1.0 million per annum;

(B)	in amounts required for any direct or indirect parent of the Parent Guarantor, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Parent Guarantor or any of its Restricted Subsidiaries prior to the 2016 Amendment and Restatement Effective Date (excluding the 2020 Notes or any refinancing thereof) and that has been guaranteed by, or is otherwise considered Indebtedness of, the Parent Guarantor Incurred in accordance with Section 4; provided that the amount of any such proceeds will be excluded from clause (C)(II) of Section 2(a);

(C)	in amounts required for any direct or indirect parent of the Parent Guarantor to pay fees and expenses, other than to Affiliates of the Parent Guarantor, related to any unsuccessful equity or debt offering of such parent; and

(D)	payments for services under any Revenue Sharing Agreement that would constitute or be deemed to constitute a Restricted Payment;

(xiii)	any Restricted Payment used to fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Parent Guarantor or any direct or indirect parent of the Company, the Parent Guarantor or its Restricted Subsidiaries to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Parent Guarantor to enable it to make payments, in connection with the consummation of the Transactions, whether payable on the 2016 Amendment and Restatement Effective Date or thereafter, in each case on terms described in the Offering Memorandum under “Use of Proceeds” and to the extent permitted by Section 6;

(xiv)	any Restricted Payments, to the extent required to be made by any Gaming Authority having jurisdiction over the Parent Guarantor or any of its Restricted Subsidiaries or Melco Crown Macau;

(xv)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent Guarantor or any Restricted Subsidiary; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 2;

(xvi)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness of the Company or any Guarantor pursuant to provisions similar to those described under section 4.15 of the original form of the Senior Secured 2021 Note Indenture; provided that the Company shall have first complied with its obligations under Clause 9.2 (Change of Control and Disposal Prepayment Event) of this Agreement and repaid and cancelled Indebtedness under the Finance Documents to the extent required by such Clause prior to repurchasing, redeeming, acquiring or otherwise retiring for value such Subordinated Indebtedness;

(xvii)	payments or distributions to dissenting stockholders of Capital Stock of the Parent Guarantor pursuant to applicable law in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, that complies with Section 13; provided that the Company shall have first complied with its obligations under Clause 9.2 (Change of Control and Disposal Prepayment Event) of this Agreement and repaid and cancelled Indebtedness under the Finance Documents to the extent required by such Clause prior to making such payment or distribution;

(xviii)	other Restricted Payments in an aggregate amount not to exceed US$15.0 million since the 2016 Amendment and Restatement Effective Date; and

(xix)	to the extent that the Company has complied with its obligations under Clause 9.3 (High Yield Notes and Bondco Loans) of this Agreement and repaid and cancelled Indebtedness under the Finance Documents to the extent required by such Clause, the making of any payment on or with respect to the 2020 Notes (including under the Intercompany Note Proceeds Loans) in accordance with the indenture governing the 2020 Notes, provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (xii), (xiii), (xviii) and (xix) of this Section 2(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

Notwithstanding the foregoing and for the avoidance of doubt, the Parent Guarantor and its Restricted Subsidiaries may (a) make such interest payments required to be made to Studio City Finance under the Intercompany Note Proceeds Loans, (b) agree to any amendment, restatement or replacement of the Intercompany Note Proceeds Loans and the entry into any new intercompany note proceeds loans as necessary for the refinancing of the 2020 Notes in accordance with the terms of the Finance Documents.

(c)	The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company, the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 2 will be determined by the Board of Directors of the Parent Guarantor whose resolution with respect thereto will be delivered to the Agent as set forth in an Officer’s Certificate of the Parent Guarantor. The Parent Guarantor’s Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing (an “Independent Financial Advisor”) if the Fair Market Value exceeds US$30.0 million.

3.	Dividend and Other Payment Restrictions Affecting Subsidiaries

(a)	The Parent Guarantor and the Company will not, and the Parent Guarantor will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause, permit or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)	pay dividends or make any other distributions on its Capital Stock to the Parent Guarantor or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Parent Guarantor or any of its Restricted Subsidiaries;

(ii)	make loans or advances to the Parent Guarantor or any of its Restricted Subsidiaries; or

(iii)	sell, lease or transfer any of its properties or assets to the Parent Guarantor or any of its Restricted Subsidiaries.

(b)	The restrictions in Section 3(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i)	agreements governing Indebtedness or any other agreements in existence on the 2016 Amendment and Restatement Effective Date as in effect on the 2016 Amendment and Restatement Effective Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in those agreements on the 2016 Amendment and Restatement Effective Date;

(ii)	the Finance Documents (including the Facilities);

(iii)	the Senior Secured Notes Indentures, the Senior Secured Notes, the Senior Secured Notes Guarantees and the Transaction Security Documents (as defined in the Intercreditor Agreement) in respect of any Senior Secured Notes Interest Accrual Accounts and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in those agreements or instruments on the original execution date thereof

(iv)	applicable law, rule, regulation or order, or governmental license, permit or concession;

(v)	any agreement or instrument governing Indebtedness or Capital Stock of a Person or assets acquired by the Parent Guarantor or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in those agreements or instruments at the time of such acquisition); provided further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be Incurred;

(vi)	customary non-assignment provisions in contracts and licenses including, without limitation, with respect to any intellectual property, entered into in the ordinary course of business;

(vii)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 3(a)(iii);

(viii)	any agreement for the sale or other disposition of Equity Interests or property or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(ix)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x)	Liens permitted to be incurred under the provisions of Section 7 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi)	provisions limiting dividends or the disposition or distribution of assets, property or Equity Interests in joint venture or operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, merger agreements and other similar agreements entered into with the approval of the Parent Guarantor’s Board of Directors, which limitation is applicable only to the assets, property or Equity Interests that are the subject of such agreements;

(xii)	restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business; and

(xiii)	any agreement or instrument with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of this Agreement at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Subsidiary or its subsidiaries or the property or assets of such Subsidiary or its subsidiaries, and any extensions, refinancing, renewals, supplements or amendments or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement, taken as a whole, are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, supplemented, amended or replaced.

4.	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(a)	The Parent Guarantor and the Company will not, and the Parent Guarantor will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and the Parent Guarantor will not issue any shares of Disqualified Stock and the Company will not, and the Parent Guarantor will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Parent Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock, and the Company or any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue Preferred Stock, if the Fixed Charge Coverage Ratio of the Parent Guarantor for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.25 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)	The provisions of Section 4(a) hereof do not apply to the following (collectively, “Permitted Debt”):

(i)	the Incurrence by the Company and the Guarantors of Indebtedness under Credit Facilities (including the Facilities) up to an aggregate principal amount of (A) (x) US$35.0 million plus, (y) US$100.0 million incurred in respect of the Phase II Project less (B) in the case of clause (A)(y) the aggregate amount of all Net Proceeds of Asset Sales applied since the 2016 Amendment and Restatement Effective Date to repay any term Indebtedness Incurred pursuant to this clause (i)(A)(y) or to repay any revolving credit indebtedness Incurred under this clause (i)(A)(y) and effect a corresponding commitment reduction thereunder pursuant to Section 5 hereof, and, to the extent those obligations would represent Indebtedness, the Transaction Security Documents;

(ii)	the Incurrence of Indebtedness represented by the Senior Secured Notes (other than Additional Senior Secured Notes) and the Senior Secured Notes Guarantees;

(iii)	Indebtedness existing on the 2016 Amendment and Restatement Effective Date (other than Indebtedness described in clauses (i) and (ii));

(iv)	Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or other assets (including through the acquisition of Capital Stock of any person that owns property, plant or other assets which will, upon acquisition, become a Restricted Subsidiary) used in the business of the Parent Guarantor or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (iv), not to exceed the greater of (x) US$50.0 million and (y) 2.0% of Total Assets at any time outstanding;

(v)	the Incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness or Indebtedness owed by the Parent Guarantor or any of its Restricted Subsidiaries under the Intercompany Note Proceeds Loans; provided that the Parent Guarantor or any of its Restricted Subsidiaries may agree to such amendment of the terms of the Intercompany Note Proceeds Loans as necessary for the refinancing the 2020 Notes so long as (A) the Indebtedness incurred to refinance the 2020 Notes and the Intercompany Note Proceeds Loans, as amended, each has a Weighted Average Life to Maturity no earlier than 90 days after the last Final Repayment Date of the Facilities, and (B) as a result of such amendment, the terms of the Intercompany Note Proceeds Loans are not materially more disadvantageous to the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, than the Intercompany Note Proceeds Loans existing on the 2016 Amendment and Restatement Effective Date (other than with respect to economic terms of the Indebtedness to which such Intercompany Note Proceeds Loan relates)) that was permitted by this Agreement to be Incurred under Section 4(a) or clauses (ii), (iii), (iv), (v) or (xv) of this Section 4(b);

(vi)	(A) Obligations in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid, appeal and surety bonds and completion or performance guarantees (including the guarantee of any land grant) provided by the Company or any Restricted Subsidiary in connection with the Property or in the ordinary course of business and (B) Indebtedness constituting reimbursement obligations with respect to letters of credit or trade or bank guarantees (including for land grants) issued in the ordinary course of business to the extent that such letters of credit, trade or bank guarantees (including for land grants) are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than thirty (30) days following receipt of a demand for reimbursement;

(vii)	the Incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Parent Guarantor or any of its Restricted Subsidiaries; provided, however, that:

(A)	if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all of the Facilities Liabilities; and

(B)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

(viii)	shares of Preferred Stock of a Restricted Subsidiary issued to the Parent Guarantor or another Restricted Subsidiary of the Parent Guarantor; provided that:

(A)	any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor; and

(B)	any sale or other transfer of any such Preferred Stock to a Person that is not the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by clause (viii);

(ix)	subject to Clause 23.13 (Hedging and Treasury Transactions) of this Agreement, the Incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(x)	the guarantee by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor of Indebtedness of the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor that was permitted to be Incurred by another provision of this Section 4; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Facilities Liabilities, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(xi)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is extinguished within five (5) Business Days of its Incurrence;

(xii)	to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers, contractors and designers) in furtherance of and/or in connection with the Property or agreements to pay fees and expenses or other amounts pursuant to the Services and Right to Use Agreement or the MSA or otherwise arising under the Services and Right to Use Agreement or the MSA in the ordinary course of business; provided that no such agreements shall give rise to Indebtedness for borrowed money;

(xiii)	Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds, or performance bonds securing any obligation of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor pursuant to such agreements, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received in connection with such disposition;

(xiv)	Obligations in respect of Shareholder Subordinated Debt;

(xv)	any guarantees made solely in connection with (and limited in scope to) the giving of a Lien of the type specified in clause (22) of “Permitted Liens” to secure Indebtedness of an Unrestricted Subsidiary, the only recourse of which to the Parent Guarantor and its Restricted Subsidiaries is to the Equity Interests subject to the Liens; and

(xvi)	the Incurrence by the Company or the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (xvi), not to exceed US$30.0 million.

(c)	The Parent Guarantor and the Company will not Incur, and the Parent Guarantor will not permit any Subsidiary Guarantor to Incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Parent Guarantor, the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Facilities Liabilities on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Parent Guarantor, the Company or any Subsidiary Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(d)	For purposes of determining compliance with this Section 4, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (b)(i) through (xvi) above, or is entitled to be Incurred pursuant to clause (a) above, the Parent Guarantor and the Company will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4. Indebtedness incurred under the Facilities will be deemed to have been incurred in reliance on the exception set out in (A)(x) of clause (b)(i) above and may not be reclassified. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Parent Guarantor as accrued. Notwithstanding any other provision of this Section 4, the maximum amount of Indebtedness that the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor may Incur pursuant to this Section 4 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e)	Further, for purposes of determining compliance with this covenant, to the extent the Parent Guarantor or any of its Restricted Subsidiaries (including the Company) guarantees Indebtedness of a direct or indirect parent entity to the extent otherwise permitted by this covenant, the on-loan by such direct or indirect parent entity to the Parent Guarantor or any of its Restricted Subsidiaries of all or a portion of the principal amount of such Indebtedness will not be double counted.

(f)	The amount of any Indebtedness outstanding as of any date will be:

(i)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)	the Fair Market Value of such assets at the date of determination; and

(B)	the face amount of the Indebtedness of the other Person.

5.	Asset Sales

(a)	The Parent Guarantor and the Company will not, and the Parent Guarantor will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than an Event of Loss), unless:

(i)	the Company, the Parent Guarantor or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)	at least 75% of the consideration received in the Asset Sale by the Company, the Parent Guarantor or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(A)	any liabilities, as shown on the Parent Guarantor’s most recent consolidated balance sheet, of the Parent Guarantor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Facilities Liabilities) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Parent Guarantor or such Restricted Subsidiary from further liability;

(B)	any securities, notes or other Obligations received by the Parent Guarantor or any such Restricted Subsidiary from such transferee that are, within 30 days of the receipt thereof, converted by the Parent Guarantor or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(C)	any stock or assets of the kind referred to in Section 5(b)(ii) or (iv).

(b)	Within 360 days after the receipt of any Net Proceeds from an Asset Sale (including an Event of Loss), the Company, the Parent Guarantor or the applicable Restricted Subsidiary, as the case may be may apply such Net Proceeds:

(i)	to repay (A) Indebtedness Incurred under Section 4(b)(i) and Indebtedness that is secured under clause (25) of the definition of “Permitted Liens”, (B) other Indebtedness of the Company or a Guarantor secured by property and assets that do not constitute Collateral that is the subject of such Asset Sale, and, in each case, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, (C) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor or (D) the Senior Secured 2019 Notes or the Senior Secured 2021 Notes pursuant to the redemption provisions of the applicable Senior Secured Notes Indenture;

(ii)	to acquire all or substantially all of the assets of another Permitted Business, or any Capital Stock of, a Person undertaking another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Parent Guarantor; provided that (A) such acquisition funded with any proceeds from an Event of Loss occurs within the date that is 545 days after receipt of the Net Proceeds from the relevant Event of Loss to the extent that a binding agreement to acquire such assets or Capital Stock is entered into on or prior to the date that is 360 days after receipt of the Net Proceeds from the relevant Event of Loss, and (B) if such acquisition is not consummated within the period set forth in clause (A), the Net Proceeds not so applied will be deemed to be Excess Proceeds;

(iii)	to make a capital expenditure; provided that any such capital expenditure funded with any proceeds from an Event of Loss occurs within the date that is 545 days after receipt of the Net Proceeds from the relevant Event of Loss to the extent that a binding agreement to make such capital expenditure is entered into on or prior to the date that is 360 days after receipt of the Net Proceeds from the relevant Event of Loss; or

(iv)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (provided that (A) such acquisition funded from an Event of Loss occurs within the date that is 545 days after receipt of the Net Proceeds from the relevant Event of Loss to the extent that a binding agreement to acquire such assets is entered into on or prior to the date that is 360 days after receipt of the Net Proceeds from the relevant Event of Loss, and (B) if such acquisition is not consummated within the period set forth in clause (A), the Net Proceeds not so applied will be deemed to be Excess Proceeds);

or enter into a binding commitment regarding clauses (ii), (iii) or (iv) above (in addition to the binding commitments expressly referenced in those clauses); provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 360-day period. To the extent such acquisition or expenditure is not consummated on or before such 180th day and the Company, the Parent Guarantor or such Restricted Subsidiary shall not have applied such Net Proceeds pursuant to clauses (ii), (iii) or (iv) above on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds, and such Net Proceeds will constitute Excess Proceeds.

(c)	Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.

(d)	If the aggregate amount of Excess Proceeds exceeds US$5.0 million, the Company shall make an Asset Sale Offer to all holders of the Senior Secured 2019 Notes, the Senior Secured 2021 Notes and all holders of other Indebtedness that is pari passu with the Facilities Liabilities and secured by the Collateral containing provisions similar to those set forth in the Senior Secured 2019 Note Indenture and the Senior Secured 2021 Note Indenture with respect to offers to prepay or purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of such pari passu Indebtedness that may be purchased out of the Excess Proceeds and comply with the terms and conditions of the Senior Secured 2019 Note Indenture, the Senior Secured 2021 Note Indenture and such provisions in respect of other pari passu Indebtedness in respect of such Excess Proceeds and comply with Clause 23.15 (Notes Repurchase condition) of this Agreement in connection with the same.

6.	Transactions with Affiliates

(a)	The Parent Guarantor and the Company will not, and the Parent Guarantor will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent Guarantor or the Company (each, an “Affiliate Transaction”), unless:

(i)	the Affiliate Transaction is on terms that are no less favorable to the Company, the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company, the Parent Guarantor or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent Guarantor or the Company; and

(ii)	the Parent Guarantor delivers to the Agent:

(A)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$30.0 million, a resolution of the Board of Directors of the Parent Guarantor set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 6(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Parent Guarantor or, if the Board of Directors of the Parent Guarantor has no disinterested directors, approved in good faith by a majority of the members (or in the case of a single member, the sole member) of the Board of Directors of the Parent Guarantor; and

(B)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$45.0 million, an opinion as to the fairness to the Parent Guarantor or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing, or other recognized independent expert of national standing with experience appraising the terms and conditions of the type of transaction or series of related transactions.

(b)	The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6(a) hereof:

(i)	any employment agreement, employee benefit plan (including compensation, retirement, disability, severance and other similar plan), officer or director indemnification, stock option or incentive plan or agreement, employee equity subscription agreement or any similar arrangement entered into by the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii)	transactions between or among the Company, the Parent Guarantor and/or its Restricted Subsidiaries;

(iii)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent Guarantor or the Company solely because the Parent Guarantor or the Company, as the case may be, owns directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)	payment of reasonable officers’ and directors’ fees and reimbursement of expenses (including the provision of indemnity to officers and directors) to Persons who are not otherwise Affiliates of the Parent Guarantor or the Company;

(v)	any issuance of Equity Interests (other than Disqualified Stock) of the Parent Guarantor to Affiliates of the Parent Guarantor or contribution to the common equity capital of the Parent Guarantor;

(vi)	Restricted Payments (including any payments made under, pursuant to or in connection with the Services and Right to Use Agreement, the Reinvestment Agreement or the MSA) that do not violate Section 2 hereof;

(vii)	any agreement or arrangement existing on the 2016 Amendment and Restatement Effective Date, including any amendments, modifications, supplements, extensions, replacements, terminations or renewals (so long as any such agreement or arrangement together with all such amendments, modifications, supplements, extensions, replacements, terminations and renewals, taken as a whole, is not materially more disadvantageous to the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, than the original agreement or arrangement as in effect on the 2016 Amendment and Restatement Effective Date, unless any such amendments, modifications, supplements, extensions, replacements, terminations or renewals are imposed by any Gaming Authority or any other public authority having jurisdiction over Melco Crown Macau, the Parent Guarantor or any of its Restricted Subsidiaries, including, but not limited to, the government of the Macau SAR);

(viii)	loans or advances to employees in the ordinary course of business not to exceed US$1.0 million in the aggregate at any one time outstanding;

(ix)	the payment of Project Costs and the reimbursement of Affiliates of the Parent Guarantor or the Company or a Restricted Subsidiary, in each case, as permitted pursuant to the Disbursement Agreements as in effect as of the 2016 Amendment and Restatement Effective Date and any amendments thereto (so long as such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous in any material respect to the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, than the original agreement as in effect on the 2016 Amendment and Restatement Effective Date);

(x)	(A) transactions or arrangements under, pursuant to or in connection with the Services and Right to Use Agreement, the Reinvestment Agreement or the MSA, including any amendments, modifications, supplements, extensions, replacements, terminations or renewals thereof (so long as the Services and Right to Use Agreement and the Reinvestment Agreement, taken as a whole, or the MSA, respectively, together with all such amendments, modifications, supplements, extensions, replacements, terminations and renewals, taken as a whole, is not materially more disadvantageous to the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, than the Services and Right to Use Agreement and the Reinvestment Agreement, taken as a whole, or the MSA, respectively, as in effect on the 2016 Amendment and Restatement Effective Date or, as determined in good faith by the Board of Directors of the Parent Guarantor, does not have and would not reasonably be expected to have a Material Adverse Effect under paragraph (b) of the definition of “Material Adverse Effect” only) and (B) other than with respect to transactions or arrangements subject to clause (A) above, transactions or arrangements with customers, clients, suppliers or sellers of goods or services in the ordinary course of business, on terms that are fair to the Parent Guarantor or any of its Restricted Subsidiaries, as applicable, or are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Parent Guarantor or the Company, in the case of each of (A) and (B), unless any such amendments, modifications, supplements, extensions, replacements, terminations or renewals are imposed by any Gaming Authority or any other public authority having jurisdiction over Melco Crown Macau, the Parent Guarantor or any of its Restricted Subsidiaries, including, but not limited to, the government of the Macau SAR;

(xi)	the execution of the Transactions, and the payment of all fees and expenses relating to the Transactions described in the Offering Memorandum;

(xii)	transactions or arrangements to be entered into in connection with the Property in the ordinary course of business (including, for the avoidance of doubt, transactions or arrangements necessary to conduct a Permitted Business) including any amendments, modifications, supplements, extensions, replacements, terminations or renewals thereof; provided that such transactions or arrangements must comply with clauses (a)(i) and (a)(ii)(A) of Section 6 hereof;

(xiii)	execution, delivery and performance of any tax sharing agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes; and

(xiv)	provision by, between, among, to or from Persons who may be deemed Affiliates of group administrative, treasury, legal, accounting and similar services.

7.	Liens

The Parent Guarantor and the Company will not, and the Parent Guarantor will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired or any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, or, if such Lien is not a Permitted Lien, unless the Facilities Liabilities are secured on a pari passu basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

8.	Business Activities

The Parent Guarantor and the Company will not, and the Parent Guarantor will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Business, except to such extent as would not be material to the Parent Guarantor and its Restricted Subsidiaries (taken as a whole).

9.	Corporate Existence

Subject to Section 13 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(a)	its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(b)	the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.

10.	Designation of Restricted and Unrestricted Subsidiaries

(a)	The Board of Directors of the Parent Guarantor may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business currently operated by the Company, Studio City Developments Limited, Studio City Entertainment Limited or Studio City Hotels Limited be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent Guarantor and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 2 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Parent Guarantor. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Parent Guarantor may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if that re-designation would not cause a Default.

(b)	Any designation of a Subsidiary of the Parent Guarantor as an Unrestricted Subsidiary will be evidenced to the Agent by filing with the Agent a certified copy of a resolution of the Board of Directors of the Parent Guarantor giving effect to such designation and an Officer’s Certificate of the Parent Guarantor certifying that such designation complied with the preceding conditions and was permitted by Section 2 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Parent Guarantor as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4 hereof, Parent Guarantor and the Company will be in Default of such covenant. The Board of Directors of the Parent Guarantor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Parent Guarantor; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Parent Guarantor of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the reference period; and (2) no Default or Event of Default would be in existence following such designation. On such designation, the Parent Guarantor shall deliver an Officer’s Certificate of the Parent Guarantor to the Agent regarding such designation and certifying that such designation complies with the preceding conditions and the relevant covenants under this Agreement.

11.	Impairment of Security Interest

(a)	Subject to clauses (b) and (c) below, the Parent Guarantor and the Company will not, and the Parent Guarantor will not cause or permit any of its Restricted Subsidiaries to, take or knowingly omit to take, any action which action or omission would have the result of materially impairing the security interest over any of the assets comprising the Collateral (it being understood that the incurrence of Liens on the Collateral permitted by the last paragraph of the definition of Permitted Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral), for the benefit of the Agent, the Intercreditor Agent, the Common Security Agent and the Lenders (including the priority thereof).

(b)	Subject to the terms and conditions of the Intercreditor Agreement, at the request of the Parent Guarantor and without the consent of any Finance Party, the Agent may from time to time direct the Intercreditor Agent and/or the Common Security Agent (or direct the Intercreditor Agent to direct the Common Security Agent) to (and, acting on such direction the Intercreditor Agent and/or the Common Security Agent may, to the extent authorized and permitted by the Intercreditor Agreement) enter into one or more amendments to the Transaction Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for any Permitted Liens; (iii) add to the Collateral or (iv) make any other change thereto that does not adversely affect the Lenders in any material respect; provided, however, that no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or replacement, the Parent Guarantor delivers to the Agent, any of:

(i)	a solvency opinion, in form satisfactory to the Agent, from an Independent Financial Advisor confirming the solvency of the Parent Guarantor and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement;

(ii)	a customary certificate from the Board of Directors or chief financial officer of the Parent Guarantor (acting in good faith), confirming the solvency of the Person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement; or

(iii)	an opinion of counsel, in form satisfactory to the Agent confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens securing any of the Facilities Liabilities created under the Transaction Security Documents as so amended, extended, renewed, restated, supplemented, modified or replaced remain valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification, replacement or release and retaking.

(c)	Nothing in this Section 11 will restrict and clause (b) above will not apply to (x) any release, amendment, extension, renewal, restatement, supplement, modification or replacement of any security interests in compliance with provisions of the Finance Documents governing the release of the Transaction Security or (y) any Permitted Land Concession Amendment.

(d)	Subject to the terms and conditions of the Intercreditor Agreement, in the event that the Parent Guarantor complies with this Section 11, the Agent and/or the Common Security Agent, as applicable, shall (or, if applicable, shall direct the Intercreditor Agent to) (subject to customary protections and indemnifications) consent to such amendment, extension, renewal, restatement, supplement, modification, replacement or release with no need for instructions from any Finance Party; provided such amendments do not impose any personal obligations on the Agent and/or the Common Security Agent and/or the Intercreditor Agent or adversely affect the rights, duties, liabilities or immunities of the Agent and/or the Common Security Agent and/or the Intercreditor Agent under the Finance Documents.

12.	Suspension of Covenants

(a)	In this Section 12, “Rated Liability” means (i) any Financial Indebtedness outstanding under the Senior Secured 2019 Note Indenture, (ii) any Financial Indebtedness outstanding under the Senior Secured 2021 Note Indenture or (iii) any Financial Indebtedness outstanding under any other Pari Passu Debt Document in an aggregate principal amount of at least US$400,000,000 and that is rated by S&P or Moody’s.

(b)	The following covenants (the “Suspended Covenants”) will not apply during any period during which all of the Rated Liabilities have an Investment Grade Status (a “Suspension Period”): Sections 2, 3, 4, 5, 6, 11 and (with respect to the Parent Guarantor and the Company) 13(a)(iii). Additionally, during any Suspension Period, neither the Parent Guarantor nor the Company will be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary. For the avoidance of doubt, a Suspension Period will not apply if there are no Rated Liabilities.

(c)	In the event that the Parent Guarantor and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of clause (b) above, and on any subsequent date (the “Reversion Date”) any Rated Liability ceases to have Investment Grade Status (or there cease to be any Rated Liabilities), then the Suspended Covenants will apply with respect to events occurring following the Reversion Date (unless and until a Suspension Period applies again, in which case the Suspended Covenants will again be suspended for such time that there are Rated Liabilities and all of the Rated Liabilities have an Investment Grade Status); provided, however, that no Default or Event of Default will be deemed to exist under this Agreement with respect to the Suspended Covenants, and none of the Parent Guarantor, the Company or any of their respective Subsidiaries will bear any liability for any actions taken or events occurring during a Suspension Period and before any related Reversion Date, or any actions taken at any time pursuant to any contractual obligation or binding commitment arising prior to such Reversion Date, regardless of whether those actions or events would have been permitted if the applicable Suspended Covenant had remained in effect during such period. The Company shall notify the Agent should a Suspension Period commence; provided that such notification shall not be a condition for the suspension of the covenants set forth above to be effective.

(d)	On each Reversion Date, all Indebtedness Incurred during the Suspension Period prior to such Reversion Date will be deemed to be Indebtedness existing on the 2016 Amendment and Restatement Effective Date. For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of Section 2(a) on or after the Reversion Date, calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the 2016 Amendment and Restatement Effective Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (ii) through (vi) or (xviii) under Section 2(b) will reduce the amount available to be made as Restricted Payments under clause (iii) of Section 2(a); provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. In addition, for purposes of the other Suspended Covenants, all agreements entered into and all actions taken during the Suspension Period, including, without limitation, the Incurrence of Indebtedness shall be deemed to have been taken or to have existed prior to the 2016 Amendment and Restatement Effective Date.

13.	Merger, Consolidation, or Sale of Assets

(a)	Neither the Parent Guarantor nor the Company will, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Parent Guarantor or the Company survives); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(i)	either:

(A)	if the transaction or series of transactions is a consolidation of the Parent Guarantor or the Company with or a merger of the Parent Guarantor or the Company with or into any other Person, the Parent Guarantor or the Company, as the case may be, shall be the surviving entity of such merger or consolidation; or

(B)	the Person formed by or surviving any such consolidation or merger (if other than the Parent Guarantor or the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made shall be a corporation organized and existing under the laws of the British Virgin Islands, Cayman Islands, Hong Kong, Macau, Singapore, United States, any state of the United States or the District of Columbia, and such Person shall expressly assume all the Obligations of the Parent Guarantor or the Company, as the case may be, under the Finance Documents pursuant to such accession documents or agreements that are reasonably satisfactory to the Agent, the Common Security Agent and the Intercreditor Agent, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Transaction Security Documents on the Collateral owned by or transferred to the surviving Person;

(ii)	immediately after such transaction, no Default or Event of Default exists;

(iii)	the Parent Guarantor or the Company or, if applicable, the Person formed by or surviving any such consolidation or merger (if other than the Parent Guarantor or the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4(a) hereof; and

(iv)	Clauses 22.10 (“Know your customer” checks) and 27 (Changes to the Obligors) of this Agreement are satisfied.

(b)	No Subsidiary Guarantor will, and the Parent Guarantor will not permit any Subsidiary Guarantor to, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor survives); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Subsidiary Guarantor in one or more related transactions, to another Person, unless:

(i)	either:

(A)	if the transaction or series of transactions is a consolidation of such Subsidiary Guarantor with or a merger of such Subsidiary Guarantor with or into any other Person, such Subsidiary Guarantor shall be the surviving entity of such consolidation or merger; or

(B)	the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made shall be a corporation organized and existing under the laws of the British Virgin Islands, Cayman Islands, Hong Kong, Macau, Singapore, United States, any state of the United States or the District of Columbia, and such Person shall expressly assume all the Obligations of the Parent Guarantor or the Company, as the case may be, under the Finance Documents pursuant to such accession documents or agreements that are reasonably satisfactory to the Agent, the Common Security Agent and the Intercreditor Agent, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Transaction Security Documents on the Collateral owned by or transferred to the surviving Person;

(ii)	immediately after such transaction, no Default or Event of Default exists; and

(iii)	Clauses 22.10 (“Know your customer” checks) and 27 (Changes to the Obligors) of this Agreement are satisfied,

provided, however, that the provisions of this Section 13(b) shall not apply if such Subsidiary Guarantor is released from its obligations as a Guarantor as a result of such consolidation, merger, sale or other disposition pursuant to the Finance Documents.

(c)	This Section 13 will not apply to:

(i)	a merger of the Company or a Guarantor, as the case may be, with an Affiliate solely for the purpose of reincorporating the Company or a Subsidiary Guarantor, as the case may be, in another jurisdiction; or

(ii)	any consolidation or merger, or any sale, assignment, transfer, conveyance, or other disposition of assets between or among the Company and the Guarantors or between or among the Guarantors.

(d)	Upon consummation of any consolidation or merger, or any sale, assignment, transfer, conveyance, or other disposition of assets by a Subsidiary Guarantor with or into the Company or another Guarantor in accordance with this Section 13 which results in a Subsidiary Guarantor distributing all of its assets (other than de minimis assets required by law to maintain its corporate existence) to the Company or another Guarantor, such transferring Subsidiary Guarantor may be wound up pursuant to a solvent liquidation or solvent reorganization; provided that it shall have no third party recourse Indebtedness or be the obligor under any intercompany Indebtedness.

Schedule 11

Definitions

“2019 Note Interest Accrual Account” has the meaning given to the term “Senior Secured 2019 Notes Interest Accrual Account” in the Intercreditor Agreement.

“2019 Notes” means the Senior Secured 2019 Notes.

“2019 Notes Guarantees” has the meaning given to the term “Senior Secured 2019 Note Guarantees” in the Intercreditor Agreement.

“2019 Notes Indenture” has the meaning given to the term “Senior Secured 2019 Note Indenture” in the Intercreditor Agreement.

“2019 Notes Trustee” has the meaning given to the term “Senior Secured 2019 Note Trustee” in the Intercreditor Agreement.

“2020 Notes” means the High Yield Notes.

“2021 Note Interest Accrual Account” has the meaning given to the term “Senior Secured 20121 Notes Interest Accrual Account” in the Intercreditor Agreement.

“2021 Notes” means the Senior Secured 2021 Notes.

“2021 Notes Guarantees” has the meaning given to the term “Senior Secured 2021 Note Guarantees” in the Intercreditor Agreement.

“2021 Notes Indenture” has the meaning given to the term “Senior Secured 2021 Note Indenture” in the Intercreditor Agreement.

“2021 Notes Trustee” has the meaning given to the term “Senior Secured 2021 Note Trustee” in the Intercreditor Agreement.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Intercreditor Agreement” means any intercreditor agreement entered into in connection with the Incurrence of any Indebtedness that is permitted to share the Collateral or that is otherwise permitted to be incurred under the Finance Documents, by the Company, the relevant Guarantors, the Agent, the Security Agent and the Intercreditor Agent (without the consent of the Finance Parties) on terms substantially similar to the Intercreditor Agreement (or on terms more favorable to the Finance Parties) or an amendment to or an amendment and restatement of the Intercreditor Agreement (which amendment does not adversely affect the rights of the Finance Parties).

“Additional 2019 Notes” means additional Senior Secured 2019 Notes (other than the Initial 2019 Notes) issued under the 2019 Notes Indenture, as part of the same series as the Initial 2019 Notes; provided that any Additional 2019 Notes that are not fungible with the 2019 Notes for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number than any previously issued 2019 Notes, but shall otherwise be treated as a single class with all other 2019 Notes issued under the 2019 Notes Indenture.

“Additional 2021 Notes” means additional Senior Secured 2021 Notes (other than the Initial 2021 Notes) issued under the 2021 Notes Indenture, as part of the same series as the Initial 2021 Notes; provided that any Additional 2021 Notes that are not fungible with the 2021 Notes for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number than any previously issued 2021 Notes, but shall otherwise be treated as a single class with all other 2021 Notes issued under the 2021 Notes Indenture.

“Additional Senior Secured Notes” means Additional 2019 Notes and Additional 2021 Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole will be governed by Clause 9.2 (Change of Control and Disposal Prepayment Event) of this Agreement and/or the provisions of this Agreement described in Section 13 of Schedule 10 (Covenants) and not by the provisions of Section 5 of Schedule 10 (Covenants);

(2) the issuance of Equity Interests in any of the Restricted Subsidiaries of the Parent Guarantor or the sale of Equity Interests in any of the Parent Guarantor’s Subsidiaries; and

(3) any Event of Loss.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$5.0 million;

(2) a transfer of assets between or among the Parent Guarantor and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Parent Guarantor to the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor;

(4) the sale, license, transfer, lease (including the right to use) or other disposal of products, services, rights, accounts receivable, undertakings, establishments or other current assets or cessation of any undertaking or establishment in the ordinary course of business (including pursuant to any shared services agreements (including the MSA), Revenue Sharing Agreement or any construction and development activities) and any sale or other disposition of damaged, worn-out, surplus or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) any transfer, termination or unwinding or other disposition of Hedging Obligations in the ordinary course of business;

(7) a transaction covered under Clause 9.2 (Change of Control and Disposal Prepayment Event) of this Agreement or Section 13 of Schedule 10 (Covenants);

(8) the lease of, right to use or equivalent interest under Macau law on that portion of real property granted to Studio City Developments Limited pursuant to the applicable land concession granted by the government of the Macau SAR in connection with the development of the Phase II Project in accordance with such applicable land concession;

(9) a Restricted Payment that does not violate the provisions of Section 2 of Schedule 10 (Covenants) or a Permitted Investment, and any other payment under the Services and Right to Use Agreement, the Reinvestment Agreement or the MSA and any transactions or arrangements involving contractual rights under, pursuant to or in connection with the Services and Right to Use Agreement, the Reinvestment Agreement or the MSA, including any amendments, modifications, supplements, extensions, replacements, terminations or renewals thereof;

(10) the (i) lease, sublease, license or right to use of any portion of the Property to persons who, either directly or through Affiliates of such persons, intend to develop, operate or manage gaming, hotel, nightclubs, bars, restaurants, malls, amusements, attractions, recreation, spa, pool, exercise or gym facilities, or entertainment facilities or venues or retail shops or venues or similar or related establishments or facilities within the Property and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements or other rights to use with respect to common area spaces and similar instruments benefiting such tenants of such lease, subleases licenses and rights to use generally and/or entered into connection with the Property (collectively, the “Venue Easements”); provided that no Venue Easements or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Property;

(11) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Property; provided that in each case such dedication or other disposition is in furtherance of, and does not materially impair or interfere with the use or operations (or intended use or operations) of, the Property;

(12) the granting of easements, rights of way, rights of access and/or similar rights to any governmental authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to the Property, the real property held by the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor or the public at large that would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Property;

(13) the granting of a lease, right to use or equivalent interest to Melco Crown Macau for purposes of operating a gaming facility under the Services and Right to Use Agreement and any related agreements, or any transactions or arrangements contemplated thereby;

(14) the grant of licenses to intellectual property rights to third Persons (other than Affiliates of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor) on an arm’s length basis in the ordinary course of business or to Melco Crown Macau and its Affiliates in the ordinary course of business;

(15) [Reserved];

(16) transfers, assignments or dispositions constituting an Incurrence of a Permitted Lien (but not the actual sale or other disposition of the property subject to such Lien); and

(17) any surrender or waiver of contractual rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a finance or capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(2) demand deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank organized under the laws of Macau, Hong Kong, a member state of the European Union or of the United States of America or any state thereof having capital and surplus in excess of US$500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-3” or higher by Moody’s or “A-” or higher by S&P or the equivalent rating category or another internationally recognized rating agency or, with respect to any Senior Secured Notes Interest Accrual Account, any bank with which the Company maintains such account, in each case pursuant to the terms of the document governing such Senior Secured Notes Interest Accrual Account;

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition; and

(5) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Change of Control” means the occurrence of any of the following:

(1) MCE’s equity securities not being listed on at least one of the following:

(a)	The Hong Kong Stock Exchange;

(b)	The NASDAQ Stock Market; or

(c)	The New York Stock Exchange;

(2) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) (other than a Sponsor or a Related Party of a Sponsor);

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor or the Company;

(4) prior to the consummation of a Qualifying Event, the first day on which:

(a)	MCE ceases to own, directly or indirectly (through a Subsidiary), a majority of the outstanding Equity Interests and/or Voting Stock of each of the Parent Guarantor, Melco Crown Macau and Studio City Holdings Five Limited (or any Person which becomes a “Golden Shareholder” and/or a “Preference Holder” under the Direct Agreement pursuant to the terms thereof); or

(b)	MCE ceases to have, directly or indirectly (through a Subsidiary), the power to nominate a number of directors on the Board of Directors of the Parent Guarantor who are entitled to cast a majority of the votes which may be cast at a meeting of the Board of Directors of the Parent Guarantor;

(5) upon or after the consummation of a Qualifying Event, the first day on which:

(a)	MCE ceases to own, directly or indirectly (through a subsidiary), at least 35% of the outstanding Equity Interests and/or Voting Stock of each of the Parent Guarantor, Melco Crown Macau and Studio City Holdings Five Limited (or any Person which becomes a “Golden Shareholder” and/or a “Preference Holder” under the Direct Agreement pursuant to the terms thereof); or

(b)	any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act), other than MCE or a Related Party of MCE, is or becomes (i) the Beneficial Owner, directly or indirectly, of a larger percentage of the outstanding Equity Interests and/or Voting stock of either the Parent Guarantor or Melco Crown Macau than MCE, or (ii) entitled to nominate a number of directors on the Board of Directors of the Parent Guarantor who are entitled to cast a majority of the votes which may be cast at a meeting of the Board of Directors of the Parent Guarantor; or

(6) the first day on which the Parent Guarantor ceases to own, directly or indirectly (through a subsidiary), 100% of the outstanding Equity Interests and/or Voting Stock of the Company.

“Collateral” means the Charged Property and any other rights, property and assets securing the Facilities Liabilities and any rights, property or assets in which a security interest has been or will be granted on the 2016 Amendment and Restatement Effective Date or thereafter to secure the Facilities Liabilities.

“Common Collateral” means the Collateral other than the Credit-Specific Transaction Security.

“Company” means the Borrower.

“Condemnation” means any taking by a Governmental Authority of assets or property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions actually paid in cash to, or the amount of loss actually funded in cash by, the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided, however, that Consolidated Net Income of the specified Person will be increased by the amount of dividends or similar contributions actually paid in cash (or to the extent converted into cash) to the specified Person or any of its Restricted Subsidiaries that is a Subsidiary Guarantor, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) charges or expenses related to deferred financing fees and Indebtedness issuance costs, including related commissions, fees and expenses, premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off, extinguishment, repurchase, cancellation or forgiveness of Indebtedness will be excluded.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Facilities), indentures or commercial paper facilities, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other forms of Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time; provided that in no event shall such amendment, restatement, modification, renewable, refunding, replacement or refinancing result in the Parent Guarantor and its Restricted Subsidiaries not having any debt facilities which would have the effect of impairing any security interest over any of the assets comprising the Collateral for the benefit of the Finance Parties (including the priority thereof).

“Credit-Specific Transaction Security” means:

(1) the Lien over the 2021 Note Interest Accrual Account;

(2) the Lien over the Facility A Cash Collateral Account;

(3) the Lien over any interest accrual account or debt service reserve account established in connection with any pari passu Indebtedness; and

(4) the Lien over the 2019 Note Interest Accrual Account.

“Debt Documents” means the definitive documents in respect to the Secured Obligations as determined in accordance with the Intercreditor Agreement.

“Direct Agreement” means the direct agreement dated November 26, 2013, in relation to (a) the Services and Rights to Use Agreement and (b) the Reinvestment Agreement.

“Disbursement Agreements” means the Note Disbursement and Account Agreement and the Senior Disbursement Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the last Final Repayment Date of the Facilities. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Parent Guarantor to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent Guarantor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 2 of Schedule 10 (Covenants). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent Guarantor may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; plus

(6) any goodwill or other intangible asset impairment charge; plus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Parent Guarantor will be added to Consolidated Net Income to compute EBITDA of the Parent Guarantor only to the extent that a corresponding amount was included in the calculation of Consolidated Net Income.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public sale or private issuance of Capital Stock (other than Disqualified Stock) of (1) the Parent Guarantor or (2) a direct or indirect parent of the Parent Guarantor to the extent the net proceeds from such issuance are contributed in cash to the common equity capital of the Parent Guarantor (in each case other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Parent Guarantor).

“Event of Loss” means, with respect to the Company, Parent Guarantor, any Subsidiary Guarantor or any Restricted Subsidiary of the Parent Guarantor that is a Significant Subsidiary, any (1) Casualty, (2) Condemnation or seizure (other than pursuant to foreclosure) or (3) settlement in lieu of clause (2) above, in each case having a fair market value in excess of US$10.0 million.

“Excess Proceeds” means any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 5(b) of Schedule 10 (Covenants).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds received by the Parent Guarantor subsequent to the 2016 Amendment and Restatement Effective Date from:

(1) contributions to its common equity capital; and

(2) the issuance or sale (other than to a Subsidiary of the Parent Guarantor or to any Parent Guarantor or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) by the Parent Guarantor of shares of its Capital Stock (other than Disqualified Stock) or a share capital increase;

in each case, designated as Excluded Contributions on the date on which such Excluded Contributions were received pursuant to an Officer’s Certificate, and excluded from the calculation set forth in clause (C)(II) of Section 2(a) of Schedule 10 (Covenants).

“Facilities Liabilities” means the Liabilities (as defined in Clause 1.1 (Definitions) of this Agreement) owed by the Obligors to the Finance Parties under or in connection with the Finance Documents.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Parent Guarantor or the Company, as the case may be (unless otherwise provided in this Agreement).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the Obligations giving rise to such Fixed Charges will not be Obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt discount (but not (i) debt issuance costs, commissions, fees and expenses or (ii) amortization of discount on the Intercompany Note Proceeds Loans), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (other than Indebtedness secured by a Lien of the type specified in clause (22) of the definition of “Permitted Liens”), whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Gaming Authorities” means, in any jurisdiction in which Melco Crown Macau (or any other operator of the casino including the Sponsors or any of their Affiliates) or the Parent Guarantor or any of its Subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after the 2016 Amendment and Restatement Effective Date have, jurisdiction over the gaming activities of Melco Crown Macau (or any other operator of the casino including the Sponsors or any of their Affiliates) or the Parent Guarantor or any of its Subsidiaries, or any successor to such authority or (b) is, or may at any time after the 2016 Amendment and Restatement Effective Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treatises, resolutions, laws, regulations, instructions and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of Melco Crown Macau (or any other operator of the casino including the Sponsors or any of their Affiliates) or the Parent Guarantor or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Governmental Authority” means the government of the Macau SAR or any other territory, nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Incur” means, with respect to any Indebtedness, Capital Stock or other Obligation of any Person, to create, issue, assume, guarantee, incur (by conversion, exchange, or otherwise) or otherwise become liable in respect of such Indebtedness, Capital Stock or other Obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other Obligation on the balance sheet of such Person. Indebtedness or Capital Stock otherwise Incurred by a Person before it becomes a Restricted Subsidiary of the Parent Guarantor shall be deemed to be Incurred at the time at which such Person becomes a Restricted Subsidiary of the Parent Guarantor. The accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock shall not be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” will not include (i) any capital commitments, deposits or advances from customers or any contingent obligations to refund payments (including deposits) to customers (or any guarantee thereof), or (ii) obligations of the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor to pay the deferred and unpaid purchase price of property or services due to suppliers of equipment or other assets (including parts thereof) not more than one year after such property is acquired or such services are completed and the amount of unpaid purchase price retained by the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business in connection with an acquisition of equipment or other assets (including parts thereof) pending full operation or contingent on certain conditions during a warranty period of such equipment or assets in accordance with the terms of the acquisition; provided, that, in each case, such Indebtedness is not reflected as borrowings on the consolidated balance sheet of the Parent Guarantor (contingent obligations and commitments referred to in a footnote to financial statements and not otherwise reflected as borrowings on the balance sheet will not be deemed to be reflected on such balance sheet).

The amount of Indebtedness of any Person at any time shall be the outstanding balance at such time of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C) that the amount of or the principal amount of Indebtedness with respect to any Hedging Obligation shall be equal to the net amount payable if such Hedging Obligation terminated at or prior to that time due to a default by such Person.

“Initial 2019 Notes” means the first US$350,000,000 aggregate principal amount of 2019 Notes issued under the 2019 Notes Indenture on or about the 2016 Amendment and Restatement Effective Date.

“Initial 2021 Notes” means the first US$850,000,000 aggregate principal amount of 2021 Notes issued under the 2021 Notes Indenture on or about the 2016 Amendment and Restatement Effective Date.

“Intercompany Note Proceeds Loans” means the one or more intercompany loans between Studio City Finance and the Parent Guarantor or its Subsidiaries pursuant to which Studio City Finance on-lends to the Parent Guarantor or its Subsidiaries the net proceeds from the issuance of the 2020 Notes in accordance with the terms of the definitive documents with respect to the 2020 Notes, including in connection with any extension, additional issuance or refinancing thereof.

“Investment Grade Status” shall apply at any time the relevant Indebtedness receives (i) a rating equal to or higher than BBB- (or the equivalent) from S&P and (ii) a rating equal to or higher than Baa3 (or the equivalent) from Moody’s.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent Guarantor or any Subsidiary of the Parent Guarantor sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent Guarantor such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent Guarantor, the Parent Guarantor will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Parent Guarantor’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in clause (c) of Section 2 of Schedule 10 (Covenants). The acquisition by the Parent Guarantor or any Subsidiary of the Parent Guarantor of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in clause (c) of Section 2 of Schedule 10 (Covenants). Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Land Concession” means the land concession by way of lease, for a period of 25 years, subject to renewal as of October 17, 2001 for a plot of land situated in Cotai, Macau, described with the Macau Immovable Property Registry under No. 23059 and registered in Studio City Developments Limited’s name under inscription no. 26642 of Book F, titled by Dispatch of the Secretary for Public Works and Transportation no. 100/2001 of October 9, 2001, published in the Macau Official Gazette no. 42 of October 17, 2001, as amended by Dispatch of the Secretary for Public Works and Transportation no. 31/2012 of July 19, 2012, published in the Macau Official Gazette no. 30 of July 25, 2012, and by Dispatch of Secretary for Public Works and Transportation no. 92/2015 of September 10, 2015, published in the Macau Official Gazette no. 38 of September 23, 2015 and including any other amendments from time to time to such land concession.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, Hong Kong, Macau or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Melco Crown Macau” means Melco Crown.

“Melco Crown Parties” means Melco Crown (COD) Hotels Limited, Melco Crown (COD) Developments Limited, Altira Hotel Limited, COD Theatre Limited, Melco Crown COD (GH) Hotel Limited, Melco Crown (COD) Retail Services Limited, Altira Developments Limited, Melco Crown (Macau) Limited, MPEL Services Limited, Golden Future (Management Services) Limited, MPEL Properties (Macau) Limited, Melco Crown Hospitality and Services Limited, Melco Crown Security Services Limited, Melco Crown COD (HR) Hotel Limited, Melco Crown COD (CT) Hotel Limited, MCE Travel Limited, MCE Transportation Limited and MCE Transportation Two Limited and any other Person which accedes to the MSA as a “Melco Crown Party” pursuant to terms thereof; and a “Melco Crown Party” means any of them.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“MSA” means the master services agreement dated December 21, 2015, including any work agreements entered into pursuant to the master services agreement, entered into between the Studio City Parties on the one part and the Melco Crown Parties on the other part, as amended, modified, supplemented, extended, replaced or renewed from time to time, and any other master services agreement or equivalent agreement or contract, including any work agreements entered into pursuant to any such master services agreement, in each case entered into in connection with the conduct of Permitted Business and on terms that are no less favorable to the Company, the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in an arm’s length commercial transaction, as amended, modified, supplemented, extended, replaced or renewed from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment, repurchase or cancellation of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Parent Guarantor or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Parent Guarantor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, other than, in the case of (a) and (b), Indebtedness incurred pursuant to clause (b)(xv) of Section 4 of Schedule 10 (Covenants); and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Parent Guarantor or any of its Restricted Subsidiaries (other than to the Equity Interests of any Unrestricted Subsidiary).

“Note Disbursement and Account Agreement” means the Note Disbursement and Account Agreement dated as of November 26, 2012, among Studio City Finance, Studio City Company Limited as Borrower, the collateral agent and the trustee for the 2020 Notes and the Note Disbursement Agent named therein.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated November, 22 2016 in respect of the Senior Secured Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, Treasurer or Secretary of the Company or the Parent Guarantor, as the case may be, or any Directors of the Board or any Person acting in that capacity.

“Officer’s Certificate” means a certificate signed on behalf of the Company or the Parent Guarantor, as the case may be, by an Officer of the Company or the Parent Guarantor, as applicable, which is in form and substance satisfactory to the Agent (acting reasonably).

“Parent Guarantor” means the Parent.

“Permitted Business” means (1) any businesses, services or activities engaged in by the Parent Guarantor or any of its Restricted Subsidiaries on the 2016 Amendment and Restatement Effective Date, including, without limitation, the construction, development and operation of the Property, (2) any gaming, hotel, accommodation, hospitality, transport, tourism, resort, food and beverage, retail, entertainment, cinema / cinematic venue, audio-visual production (including provision of sound stage, recording studio and similar facilities), performance, cultural or related business, development, project, undertaking or venture of any kind in the Macau SAR, and (3) any other businesses, services, activities or undertaking that are necessary for, supportive of, or connected, related, complementary, incidental, ancillary or similar to, any of the foregoing or are extensions or developments of any thereof (including in support of the businesses, services, activities and undertakings of the MCE group as a whole or any member thereof including through participation in shared and centralized services and activities).

“Permitted Investments” means:

(1) any Investment in the Company, the Parent Guarantor or in a Restricted Subsidiary of the Parent Guarantor;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor in a Person, if as a result of such Investment:

(A) such Person becomes a Restricted Subsidiary of the Parent Guarantor; or

(B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5 of Schedule 10 (Covenants);

(5) any acquisition of assets or Capital Stock in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent Guarantor;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees, officers, or directors made in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor in an aggregate principal amount not to exceed US$1.0 million at any one time outstanding;

(9) without prejudice to Clause 23.15 (Notes Repurchase condition) of this Agreement, repurchases of the Senior Secured Notes;

(10) any Investments consisting of gaming credit extended to customers and junket operators in the ordinary course of business and consistent with applicable law and any Investments made or deemed to be made in connection with or through any transactions or arrangements involving contractual rights under, pursuant to or in connection with (i) the Services and Right to Use Agreement, the Reinvestment Agreement or the MSA and (ii) any transaction or arrangements made pursuant to clause (10) of the definition of “Asset Sale”, including any amendments, modifications, supplements, extensions, replacements, terminations or renewals;

(11) advances to contractors and suppliers and accounts, trade and notes receivables created or acquired in the ordinary course of business;

(12) receivables owing to the Parent Guarantor or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(13) any Investment existing on the 2016 Amendment and Restatement Effective Date or made pursuant to binding commitments in effect on the 2016 Amendment and Restatement Effective Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the 2016 Amendment and Restatement Effective Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the 2016 Amendment and Restatement Effective Date or (y) as otherwise permitted under the Finance Documents;

(14) Investments in prepaid expenses, negotiable instruments held for collection, deposits made in connection with self-insurance, and performance and other similar deposits and prepayments made in connection with an acquisition of assets or property in the ordinary course of business by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor;

(15) deposits made by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor in the ordinary course of business to comply with statutory or regulatory obligations (including land grants) to maintain deposits for the purposes specified by the applicable statute or regulation (including land grants) from time to time;

(16) any Investment consisting of a Guarantee permitted by Section 4 of Schedule 10 (Covenants) and performance guarantees that do not constitute Indebtedness entered into by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor in the ordinary course of business;

(17) to the extent constituting an Investment, licenses of intellectual property rights granted by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor in the ordinary course of business; provided that such grant does not interfere in any material respect with the ordinary conduct of the business of such Person;

(18) Investments consisting of purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business;

(19) Investments held by a Person that becomes a Restricted Subsidiary of the Parent Guarantor; provided, however, that such Investments were not acquired in contemplation of the acquisition of such Person;

(20) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(21) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens”;

(22) Investments (other than Permitted Investments) made with Excluded Contributions; provided, however, that any amount of Excluded Contributions made will not be included in the calculation of clause (C)(II) of Section 2(a) of Schedule 10 (Covenants);

(23) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(24) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, not to exceed US$5.0 million.

“Permitted Land Concession Amendment” means any of the following:

(1) any action or thing which results in, with respect to the Land Concession:

(A) an increase of the gross floor construction area at the Site as permitted under Macau legal requirements; or

(B) any extension of the term of the Land Concession; or

(C) the removal of development or other obligations or terms; or

(D) the imposition of less onerous development or other obligations or terms than those set forth in the Land Concession; or

(E) any extension of the date required for completion of development of the Site; or

(F) amendments to enable definitive registration of the Land Concession (or part thereof) in line with the works actually executed; provided that such amendments do not adversely affect the interests of the Lenders; or

(2) any amendment to the Land Concession:

(A) required to permit development of the Site under formal phasing (where the Property will be comprised in one of such formal phases);

(B) required to permit separation of the Site into more than one autonomous land plot or lots (where the Property will be comprised in one of such land plots or lots);

(C) required to permit registration of strata title (pursuant to which the Property shall be comprised in one or more autonomous units to be created under strata title);

(D) required to permit separate and/or definitive registration of the part of the Land Concession comprising the Property separately from the remaining development of the Site;

(E) required to permit independent termination of the part of the Land Concession relative to the Property from the termination of the remaining part;

(F) required to permit independent registration of the part of the Land Concession comprising the Property from the remaining part;

(G) required to permit the separate disposal of the rights resulting from the Land Concession relative to the Property from the remaining rights; or

(H) required to modify the purpose of the Land Concession only in respect of the part of the Site not comprising the Property;

provided that any such amendment would not reasonably be expected to be adverse to the interests of the Lenders; or

(3) any amendments to the purpose of the Land Concession relating to the rating of a hotel;

(4) any amendment which is of a mechanical or administrative nature or any amendment required by any Macau SAR Governmental Authority for which reasonable notice has been given (which does not, in any case, materially adversely affect the interests of the Lenders); or

(5) any other amendment to the Land Concession that is not or would not reasonably be expected to be materially adverse to the interests of the Lenders under the Finance Documents.

“Permitted Liens” means:

(1) Liens securing Indebtedness Incurred pursuant to Section 4(b)(i) of Schedule 10 (Covenants);

(2) Liens created for the benefit of (or to secure) the Senior Secured Notes (including any Additional Senior Secured Notes) or the Senior Secured Notes Guarantees;

(3) Liens in favor of the Company or the Guarantors;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Parent Guarantor or any Subsidiary of the Parent Guarantor; provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Parent Guarantor or the Subsidiary;

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Parent Guarantor or any Subsidiary of the Parent Guarantor; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6) Liens incurred or deposits made in the ordinary course of business in connection with workmen’s compensation or unemployment obligations or other obligations of a like nature, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4(b)(iv) of Schedule 10 (Covenants) covering only the assets acquired with or financed by such Indebtedness and directly related assets such as proceeds (including insurance proceeds), improvements, replacements and substitutions thereto;

(8) Liens existing on the 2016 Amendment and Restatement Effective Date;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens imposed by law, such as carriers, warehousemen’s, landlord’s, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be Incurred under the Finance Documents; provided, however, that:

(A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Finance Documents, secured by a Lien on the same assets or property securing such Hedging Obligations;

(14) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the money borrowed, (ii) relating to pooled deposit or sweep accounts of the Parent Guarantor or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business;

(15) Liens arising out of judgments against such Person not giving rise to an Event of Default, with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(16) Liens granted to each Senior Secured Notes Trustee for its compensation and indemnities pursuant to the applicable Senior Secured Notes Indenture;

(17) Liens arising out of or in connection with licenses, sublicenses, leases (other than capital leases) and subleases (including rights to use) of assets (including, without limitation, intellectual property) entered into in the ordinary course of business;

(18) Liens upon specific items of inventory or other goods and proceeds of the Parent Guarantor or any of its Restricted Subsidiaries securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(19) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangement for the sale of goods in the ordinary course of business;

(20) Liens arising under customary provisions limiting the disposition or distribution of assets or property or any related restrictions thereon in operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business; provided, that such Liens do not extend to any assets of the Parent Guarantor or any of its Restricted Subsidiaries other than the assets subject to such agreements or contracts;

(21) Liens on deposits made in the ordinary course of business to secure liability to insurance carriers;

(22) Liens on the Equity Interests of Unrestricted Subsidiaries;

(23) Liens created or Incurred under, pursuant to or in connection with the Services and Right to Use Agreement or the Reinvestment Agreement, including Liens on any revenues or receipts thereunder or any accounts created or maintained thereunder;

(24) limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries of the Parent Guarantor securing obligations of such joint ventures;

(25) Liens securing Indebtedness Incurred pursuant to Section 4(a) and clause (A)(y) of Section 4(b)(i) of Schedule 10 (Covenants), in each case in connection with Indebtedness incurred to finance the Phase II Project, provided that the amount of Indebtedness secured by such Lien does not exceed the greater of (x) 75% of the EBITDA of the Parent Guarantor for the last twelve months (which figure shall be based on audited financial information, if for an annual period) and (y) US$350.0 million;

(26) Liens incurred in the ordinary course of business of the Parent Guarantor or any Subsidiary of the Parent Guarantor with respect to Obligations that do not exceed US$5.0 million at any one time outstanding; and

(27) Liens securing obligations under a debt service reserve account or interest accrual account (including all dividends, instruments, cash and Cash Equivalents and other property, as applicable, on deposit in such account) established for the benefit of creditors securing Indebtedness to the extent such debt service reserve account or interest accrual account is established in the ordinary course of business consistent with past practice.

Notwithstanding the foregoing:

(a)	no Liens on the Facility A Cash Collateral account other than Liens of the type described in paragraphs (1) (but only in respect of Liens that secure Indebtedness under Facility A), (9), (10), (14)(i) and (21) of this definition shall constitute Permitted Liens;

(b)	[reserved]; and

(c)	no Liens on the Common Collateral other than Liens of the type described in paragraphs (1), (2) (and any Permitted Refinancing Indebtedness in respect of Indebtedness secured pursuant to paragraph (2)), (6), (9), (10), (11), (13), (14)(i), (14)(ii), (15), (16), (17), (18), (19), (20), (21), (23) and (25) of this definition of “Permitted Liens” shall constitute Permitted Liens; provided, in the case of this clause (c), with respect to Liens securing Indebtedness of the type described in paragraphs (1), (2) (and any Permitted Refinancing Indebtedness in respect of Indebtedness secured pursuant to paragraph (2)), (13) (with respect to Hedging Obligations secured by the Common Collateral) and (25) of this definition of “Permitted Liens”:

(i)	all the property and assets securing such Indebtedness (including, without limitation, the Collateral) also secures the Facilities Liabilities on a senior and pari passu basis (other than (I) Liens described in clause (a) above, (II) Liens of the type described in paragraph (27) of the definition of “Permitted Liens”, or (III) Liens securing any interest accrual account arrangements in respect of the Senior Secured Notes);

(ii)	no Indebtedness other than Indebtedness secured by Liens of the type described in paragraph (1) or (13) (with respect to Hedging Obligations supporting Indebtedness of the type described in paragraphs (1) and (2) (and any Permitted Refinancing Indebtedness in respect of Indebtedness secured pursuant to paragraph (2)) of the definition of “Permitted Debt” in an aggregate amount outstanding at any time up to US$5.0 million) of the definition of “Permitted Liens” may rank pari passu and share pro rata with the Facilities Liabilities as to enforcement proceeds from such Collateral; and

(iii)	the parties with respect to such Indebtedness will have entered into the Intercreditor Agreement (and/or an Additional Intercreditor Agreement) as “Secured Parties” (or the analogous term) thereunder.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, Incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Facilities Liabilities, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Facilities Liabilities on terms at least as favorable to the Finance Parties as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is Incurred either by the Parent Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Phase I” means the approximate 477,100 gross square meter complex on the Site which contains retail, hotel, gaming, entertainment, food and beverage outlets and entertainment studios and other facilities.

“Phase II Project” the development of the remainder of the Site, which is expected to include one or more types of Permitted Business and will be developed in accordance with the applicable governmental requirements regarding the Site.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Project Costs” means the construction and development costs and other project costs, including licensing, financing, interest, fees and pre-opening costs, of Phase I of the Property.

“Property” means Phase I and the Phase II Project.

“Public Market” means any time after:

(1) a public Equity Offering has been consummated; and

(2) 15% or more of the total issued and outstanding shares of common stock or common Equity Interests of the entity whose Capital Stock was offered in such Equity Offering as of the date of such Equity Offering have been distributed to investors other than the Sponsors, any Related Party of the Sponsors or any other direct or indirect shareholders of the Parent Guarantor as of the date of the Equity Offering.

“Qualifying Event” means an underwritten public Equity Offering, listing or floatation or the listing or admission to trading on any stock exchange or market of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor or any successor thereof following which there is a Public Market and, as a result of which, the Capital Stock of such entity in such offering is listed or floated on an internationally recognized exchange or traded on an internationally recognized market.

“Reinvestment Agreement” means the Reimbursement Agreement.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Sponsor; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Sponsor and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue Sharing Agreement” means any joint venture, development, management, operating or similar agreement or arrangement for the sharing of revenues, profits, losses, costs or expenses entered into in connection with developments or services complementary or ancillary to the Property in the ordinary course of business (including, for the avoidance of doubt, such agreements or arrangements reasonably necessary to conduct a Permitted Business) and on arms’ length terms.

“S&P” means S&P Global Ratings or any successor to the rating agency business thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Obligations” means all Obligations of and all other present and future liabilities and obligations at any time due, owing or incurred by the Company and the Guarantors and by each of them to any Secured Party under (or in connection with) the Debt Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Parties” means the creditors of the Secured Obligations as determined in accordance with the Intercreditor Agreement.

“Security Agent” means the Common Security Agent.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Disbursement Account” means any construction disbursement account or accounts or other accounts established (at any time) under this Agreement (including under any earlier form of this Agreement).

“Senior Disbursement Agreement” means the applicable agreement or agreements governing disbursements from the Senior Disbursement Account under this Agreement (including any earlier form of this Agreement).

“Senior Secured Notes” means the 2019 Notes and the 2021 Notes.

“Senior Secured Notes Guarantees” means the 2019 Notes Guarantees and the 2021 Notes Guarantees.

“Senior Secured Notes Indentures” means the 2019 Notes Indenture and the 2021 Notes Indenture.

“Senior Secured Notes Interest Accrual Accounts” means the 2019 Note Interest Accrual Account and the 2021 Note Interest Accrual Account.

“Senior Secured Notes Trustee” means each of the 2019 Notes Trustee and the 2021 Notes Trustee.

“Shareholder Subordinated Debt” means, collectively, any debt provided to the Parent Guarantor by any direct or indirect parent holding company of the Parent Guarantor (or any Sponsor), in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Shareholder Subordinated Debt; provided that such Shareholder Subordinated Debt:

(1) does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the first anniversary of the last Final Repayment Date of the Facilities (other than through conversion or exchange of any such security or instrument for Equity Interests of the Parent Guarantor (other than Disqualified Stock) or for any other security or instrument meeting the requirements of the definition);

(2) does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the last Final Repayment Date of the Facilities;

(3) does not (including upon the happening of any event) provide for the acceleration of its maturity nor confer on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the last Final Repayment Date of the Facilities;

(4) is not secured by a Lien on any assets of the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor and is not guaranteed by any Subsidiary of the Parent Guarantor;

(5) is subordinated in right of payment to the prior payment in full in cash of the Facilities Liabilities in the event of any default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the Parent Guarantor;

(6) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Facilities Liabilities or compliance by the Parent Guarantor or the Company with its obligations under the Finance Documents;

(7) does not (including upon the happening of an event) constitute Voting Stock; and

(8) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the last Final Repayment Date of the Facilities other than into or for Capital Stock (other than Disqualified Stock) of the Parent Guarantor.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the 2016 Amendment and Restatement Effective Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the 2016 Amended and Restatement Effective Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Studio City Finance” means, Studio City Finance Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands with company number 1673307.

“Studio City Parties” means each of Studio City International Holdings Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Retail Services Limited, Studio City Developments Limited, Studio City Ventures Limited, Studio City Services Limited and any other Person which accedes to the MSA as a “Studio City Party” pursuant to terms thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Facilities Liabilities, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to such Guarantor’s Obligations in respect of the Facilities Liabilities.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means each Guarantor from time to time (other than the Parent).

“Total Assets” means, as of any date, the consolidated total assets of the Parent Guarantor and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person.

“Transactions” means the amendment and restatement of this Agreement pursuant to the 2016 Amendment and Restatement Agreement, the offering of the Senior Secured Notes and the application of the proceeds received therefrom as described under “Use of Proceeds” in the Offering Memorandum.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Guarantor that is designated by the Board of Directors of the Parent Guarantor as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 6 of Schedule 10 (Covenants), is not party to any agreement, contract, arrangement or understanding with the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company, the Parent Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent Guarantor or the Company;

(3) is a Person with respect to which neither the Parent Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Signatures

Original signature pages removed in amended and restated version

Schedule 6

Commitments and Loans

Name of Lender	Facility A Participation (HK$)

Bank of China Limited, Macau Branch	1,000,000

Total	1,000,000

Name of Lender	Revolving Facility Commitment (HK$)

Bank of China Limited, Macau Branch	233,000,000

Total	233,000,000

Project Asgard –

Signature page to Amendment and Restatement Agreement

Signatures

THE PARENT

STUDIO CITY INVESTMENTS LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

THE BORROWER

STUDIO CITY COMPANY LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

Project Asgard –

Signature page to Amendment and Restatement Agreement

THE OTHER OBLIGORS

STUDIO CITY HOLDINGS TWO LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

STUDIO CITY HOLDINGS THREE LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

STUDIO CITY HOLDINGS FOUR LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

Project Asgard –

Signature page to Amendment and Restatement Agreement

SCP HOLDINGS LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

SCP ONE LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

SCP TWO LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

Project Asgard –

Signature page to Amendment and Restatement Agreement

SCIP HOLDINGS LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

STUDIO CITY ENTERTAINMENT LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

STUDIO CITY SERVICES LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

Project Asgard –

Signature page to Amendment and Restatement Agreement

STUDIO CITY HOTELS LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

STUDIO CITY HOSPITALITY AND SERVICES LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

STUDIO CITY DEVELOPMENTS LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

Project Asgard –

Signature page to Amendment and Restatement Agreement

STUDIO CITY RETAIL SERVICES LIMITED

By:	/s/ Timothy Green NAUSS

Name:	Timothy Green NAUSS

Project Asgard –

Signature page to Amendment and Restatement Agreement

THE RETIRING AGENT

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ James Connell

Name:	James Connell
Vice President

By:	/s/ Howard Hao-Jan Yu

Name:	Howard Hao-Jan Yu
Authorised Signatory

Project Asgard –

Signature page to Amendment and Restatement Agreement

THE CONTINUING LENDER

BANK OF CHINA LIMITED, MACAU BRANCH

By:	/s/ LONG WENTING

Name:	LONG WENTING

By:

Name:

Project Asgard –

Signature page to Amendment and Restatement Agreement

THE SECURITY AGENT

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED

By:	/s/ Yang Peng

Name:	Yang Peng

By:	/s/ Zheng Zhiguo

Name:	Zheng Zhiguo

Project Asgard –

Signature page to Amendment and Restatement Agreement

THE POA AGENT

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED

By:	/s/ Yang Peng

Name:	Yang Peng

By:	/s/ Zheng Zhiguo

Name:	Zheng Zhiguo

Project Asgard –

Signature page to Amendment and Restatement Agreement

THE ACCEDING AGENT

BANK OF CHINA LIMITED, MACAU BRANCH

By:	/s/ LONG WENTING

Name:	LONG WENTING

By:

Name:

Project Asgard –

Signature page to Amendment and Restatement Agreement

THE BOOKRUNNER MANDATED LEAD ARRANGERS

BANK OF CHINA LIMITED, MACAU BRANCH

By:	/s/ LONG WENTING

Name:	LONG WENTING

By:

Name:

Project Asgard –

Signature page to Amendment and Restatement Agreement

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Mahendra Kumar

Name:	Mahendra Kumar
Director

By:	/s/ Waiyin Lee

Name:	Waiyin Lee
Director

Project Asgard –

Signature page to Amendment and Restatement Agreement

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED

By:	/s/ Yang Peng

Name:	Yang Peng

By:	/s/ Zheng Zhiguo

Name:	Zheng Zhiguo

Project Asgard –

Signature page to Amendment and Restatement Agreement

THE DISBURSEMENT AGENT

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED

By:	/s/ Yang Peng

Name:	Yang Peng

By:	/s/ Zheng Zhiguo

Name:	Zheng Zhiguo

Project Asgard –

Signature page to Amendment and Restatement Agreement

THE ISSUING BANK

BANK OF CHINA LIMITED, MACAU BRANCH

By:	/s/ LONG WENTING

Name:	LONG WENTING

By:

Name:

Project Asgard –

Signature page to Amendment and Restatement Agreement